Exhibit 2.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL
AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE AND CONFIDENTIAL.

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

Alteryx, Inc.,
a Delaware corporation,
Alteryx Thunder Sub, Inc.,
a Delaware corporation,
Trifacta Inc.,
a Delaware corporation,
and
Shareholder Representative Services LLC
as the Converting Holders’ Agent
___________________________
Dated as of January 6, 2022
___________________________

    -i-

    -ii-

9.8 Assignment	74
9.9 Severability	74
9.10 Remedies Cumulative; Specific Performance	75
9.11 Arbitration; Submission to Jurisdiction; Consent to Service of Process	75
9.12 Governing Law	75
9.13 Rules of Construction	76
9.14 Consent to Representation; Conflict of Interest	76

Exhibits

Exhibit A    -    Definitions
Exhibit B    -    Form of Holdback Agreement
Exhibit C    -    Form of Written Consent
Exhibit D    -    Form of Stockholder Agreement
Exhibit E    -    Form of Certificate of Merger
Exhibit F    -    Form of Escrow Agreement
Exhibit G-1    -    Form of FIRPTA Notice
Exhibit G-2    -    Form of FIRPTA Certificate
Exhibit H    -    Form of Parachute Payment Waiver
Exhibit I    -    Form of Optionholder Agreement
Exhibit J     -    Form of Promised Option Waiver Agreement
Exhibit K    -    Form of Warrant Cancellation Agreement

Schedules

Company Disclosure Letter
Schedule A    -    Named Employees
Schedule B    -    Holdback Employees
Schedule C    -    Consenting Stockholders
Schedule D    -    Identified Employees
Schedule E    -    Identified Contractors
Schedule F    -    Contracts Requiring Consent, Waivers, Approvals or Notice
Schedule G    -    Contracts to be Amended or Terminated
Schedule H     -    Specified PIIA Parties
Schedule I    -    Bonus Recipients
Schedule J    -    Specified Product & Engineering Employees

    -iii-

Agreement and Plan of Merger
This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of January 6, 2022 (the “Agreement Date”), by and among Alteryx, Inc., a Delaware corporation (“Acquirer”), Alteryx Thunder Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Acquirer (“Merger Sub”), Trifacta Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative, agent and attorney-in-fact of the Converting Holders (the “Converting Holders’ Agent”). Certain other capitalized terms used herein are defined in Exhibit A.
Recitals
A.Acquirer, Merger Sub and the Company intend to effect a transaction in which Merger Sub will merge with and into the Company in accordance with this Agreement and the DGCL (the “Merger”), Merger Sub will cease to exist and the Company will become a wholly owned subsidiary of Acquirer.
B.The board of directors of the Company (the “Board”) has carefully considered the terms of this Agreement and has unanimously (i) declared this Agreement and the transactions contemplated by this Agreement and the documents referenced herein (collectively, the “Transactions”), including the Merger, upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of the Company and the Company Stockholders, (ii) approved this Agreement in accordance with Applicable Law and (iii) adopted a resolution directing that this Agreement be submitted to the Company Stockholders for consideration and recommending that the Company Stockholders adopt this Agreement and approve the principal terms of the Merger.
C.The board of directors of Merger Sub has unanimously (i) declared this Agreement and the Transactions, including the Merger, upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of Merger Sub and the stockholder of Merger Sub and (ii) adopted a resolution recommending that Acquirer, as the sole stockholder of Merger Sub, adopt this Agreement and approve the principal terms of the Merger.
D.The board of directors of Acquirer has unanimously approved this Agreement and the Transactions, including the Merger, upon the terms and subject to the conditions set forth herein, and Acquirer, as the sole stockholder of Merger Sub, shall, on the Agreement Date, immediately following execution and delivery of this Agreement, adopt this Agreement and approve the principal terms of the Merger.
E.Concurrently with the execution of this Agreement, and as a condition and inducement to Acquirer’s and Merger Sub’s willingness to enter into this Agreement, the named employees set forth on Schedule A (each, a “Named Employee”) have each executed (i) an employment offer letter with Acquirer, together with a confidential information and invention assignment agreement (together, an “Offer Letter”) and (ii) a non-competition and non-solicitation agreement with Acquirer (a “Non-Competition Agreement”), in each of the foregoing cases, to become effective upon the Closing.
F.Concurrently with the execution of this Agreement, and as a condition and inducement to Acquirer’s and Merger Sub’s willingness to enter into this Agreement, the individuals set forth on Schedule B (each, a “Holdback Employee”) have each executed a Holdback Agreement in substantially the form attached hereto as Exhibit B (a “Holdback Agreement”).
G.Immediately following the execution and delivery of this Agreement, the Company shall seek to obtain and deliver to Acquirer a written consent in substantially the form attached hereto as Exhibit C (a “Written Consent”) executed by the Company Stockholders identified on Schedule C (the “Consenting Stockholders”), evidencing the obtainment of the Company Stockholder Approval, and the Company shall seek to obtain and deliver to Acquirer immediately after the delivery of such Written Consent a stockholder agreement in substantially the form attached hereto as Exhibit D (the “Stockholder Agreement”) from each Consenting Stockholder.
Now, Therefore, in consideration of the representations, warranties, covenants, agreements and obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Article I
The Merger
1.1The Merger.
(a)Merger of Merger Sub into the Company. On the terms and subject to the conditions set forth herein, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”) and as a wholly owned subsidiary of Acquirer.
(b)Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL.
(c)Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) shall take place at the offices of Fenwick & West LLP, 555 California Street, 12th Floor, San Francisco, California, 94104, or at such other location as Acquirer and the Company agree, at (i) 10:00 a.m. local time on a date to be agreed by Acquirer and the Company, which date shall be no later than the third Business Day following the date on which all of the conditions set forth in Article VI have been satisfied or waived in writing (other than those conditions that, by their terms, are intended to be satisfied at the Closing, but subject to the satisfaction or waiver in writing of those conditions); provided that if such Business Day would otherwise occur anytime during the final 15 days of a fiscal quarter of Acquirer, then Acquirer may, in its discretion, delay the Closing until the first Business Day of the next succeeding fiscal quarter of Acquirer, in which case the Closing shall be held on such first Business Day (so long as all of the conditions set forth in Article VI (other than those conditions that, by their terms, are intended to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall continue to be satisfied or waived in accordance with this Agreement on such first Business Day), or (ii) such other time as Acquirer and the Company agree. The date on which the Closing occurs is sometimes referred to herein as the “Closing Date.”
(d)Effective Time. A certificate of merger satisfying the applicable requirements of the DGCL in substantially the form attached hereto as Exhibit E (the “Certificate of Merger”) shall be duly executed by the Company and, concurrently with or as soon as practicable following the Closing, delivered to the Secretary of State of the State of Delaware for filing. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as Acquirer and the Company agree and specify in the Certificate of Merger (the “Effective Time”).
(e)Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Acquirer and the Company prior to the Effective Time:
(i)the certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to read as set forth in the Certificate of Merger, until thereafter amended as provided by the DGCL;
(ii)the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical (other than as to name) to the bylaws of Merger Sub as in effect immediately prior to the Effective Time; and
(iii)the directors and officers of Merger Sub immediately prior to the Effective Time shall be appointed by the Surviving Corporation as the only directors and officers of the Surviving Corporation immediately after the Effective Time until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.
1.2Closing Deliveries.
(a)Acquirer Deliveries. Acquirer shall deliver to the Company, at or prior to the Closing:
(i)a certificate, dated as of the Closing Date, executed on behalf of Acquirer by a duly authorized officer of Acquirer to the effect that each of the conditions set forth in Section 6.2(a) has been satisfied; and
(ii)Acquirer’s signature to the escrow agreement in substantially the form attached hereto as Exhibit F (the “Escrow Agreement”).
(b)Company Deliveries. The Company shall deliver to Acquirer, at or prior to the Closing:
(i)a certificate, dated as of the Closing Date and executed on behalf of the Company by its Chief Executive Officer, to the effect that each of the conditions set forth in Section 6.3(a), Section 6.3(b), Section 6.3(c) and Section 6.3(g) has been satisfied;
(ii)a certificate, dated as of the Closing Date and executed on behalf of the Company by its Secretary, certifying (A) the certificate of incorporation of the Company (the “Certificate of Incorporation”) in effect as of the Closing, (B) the bylaws of the Company (the “Bylaws”) in effect as of the Closing and (C) the resolutions of the Board (1) declaring this Agreement and the Transactions, including the Merger, upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of the Company and the Company Stockholders, (2) approving this Agreement in accordance with Applicable Law and (3) directing that the adoption of this Agreement be submitted to the Company Stockholders for consideration and recommending that all of the Company Stockholders adopt this Agreement and approve the principal terms of the Merger;
(iii)written acknowledgments pursuant to which any Person that is entitled to any Transaction Expenses acknowledges the total amount of Transaction Expenses that have been incurred and remain payable to such Person as of the Closing, including IRS Forms W-9 or appropriate IRS Forms W-8, as applicable, any other Tax form reasonably requested by Acquirer or the Paying Agent, and invoices;
(iv)one or more Written Consents executed by each Consenting Stockholder and such other Company Stockholders as are necessary, when taken together with the Consenting Stockholders, to evidence the obtainment of the Company Stockholder Approval and the Requisite Stockholder Approval;
(v)Offer Letters, effective as of the Closing, executed by each Named Employee and each Continuing Employee located in the United States (each a “U.S. Continuing Employee”);
(vi)Non-Competition Agreements, effective as of the Closing, executed by each of the Named Employees;
(vii)Holdback Agreements, executed by each of the Holdback Employees;
(viii)evidence reasonably satisfactory to Acquirer of the resignation of each director and officer of the Company in office immediately prior to the Closing as directors and/or officers of the Company and, if requested by Acquirer and to the extent practicable, the resignations of each director and officer of each Subsidiary in office immediately prior to the Closing as directors and/or officers of each Subsidiary, effective as of, and contingent upon, the Effective Time;
(ix) unless otherwise requested by Acquirer in writing no less than three Business Days prior to the Closing Date, (A) a true, correct and complete copy of resolutions adopted by the Board or any applicable committee thereof, certified by the Secretary of the Company, authorizing the termination of the Company’s 401(k) Plan (the “401(k) Plan”) and the Company Option Plan and (B) an amendment to the 401(k) Plan, executed by the Company, that is sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the Tax-qualified status of the 401(k) Plan shall be maintained at the time of its termination, with such amendment and termination to be effective as of the date immediately preceding the Closing Date and contingent upon the Closing;
(x)a certificate from the Secretary of State of the State of Delaware and California, dated within five Business Days prior to the Closing Date, certifying that the Company is in good standing;
(xi)the Spreadsheet, completed to include all of the information specified in Section 5.8 in a form reasonably satisfactory to Acquirer and a certificate executed by the Chief Executive Officer of the Company, dated as of the Closing Date, certifying on behalf of the Company that the Spreadsheet is true, correct and complete;
(xii)the Company Closing Financial Certificate;
(xiii)FIRPTA documentation, consisting of (A) a notice to the IRS, in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), in substantially the form attached hereto as Exhibit G-1, dated as of the Closing Date and executed by the Company, together with written authorization for Acquirer to deliver such notice form to the IRS on behalf of the Company after the Closing, and (B) a FIRPTA Certificate, in substantially the form attached hereto as Exhibit G-2, dated as of the Closing Date and executed by the Company;
(xiv)a separation agreement or similar document that contains a release of claims in favor of Acquirer and/or the Company and otherwise in a form reasonably satisfactory to Acquirer (a “Separation Agreement”), executed by each of the Identified Employees listed on Schedule D;
(xv)unless otherwise requested by Acquirer in writing no less than three Business Days prior to the Closing Date, evidence reasonably satisfactory to Acquirer of the termination of service with the Company of each independent contractor, consultant and/or advisory board member of the Company listed on Schedule E (each, an “Identified Contractor”), to be effective no later than immediately prior to the Closing;
(xvi)evidence reasonably satisfactory to Acquirer of (A) the Company’s and the Subsidiaries’ receipt of all consents, waivers and approvals listed on Schedule F and (B) the amendment or termination, as applicable, of each of the Contracts listed on Schedule G, as described therein;
(xvii)the Certificate of Merger, executed by the Company;
(xviii)payoff letters or similar instruments in form and substance reasonably satisfactory to Acquirer with respect to all Company Debt, which letters or instruments provide for the full payoff and discharge of all Company Debt outstanding as of immediately prior to the Effective Time (including any premiums above the principal amount of such Company Debt or any accrued but unpaid interest, fees and other amounts payable in connection therewith) and the termination and release of all instruments providing for or related to the Company Debt, including the related guaranty and promissory notes;

(xix)a parachute payment waiver, in substantially the form attached hereto as Exhibit H (the “Parachute Payment Waiver”), executed by each Person required to execute such a waiver pursuant to Section 5.15;
(xx)a Stockholder Agreement executed by holders of at least 90% of all shares of Company Capital Stock outstanding as of immediately prior to the Closing;
(xxi)an optionholder agreement, in substantially the form attached hereto as Exhibit I (an “Optionholder Agreement”), executed by (A) holders of Company Options representing at least 80% of all shares subject to Company Options outstanding as of immediately prior to the Closing and (B) representing all unvested Company Options outstanding as of immediately prior to the Closing that include any rights to accelerated vesting held by Continuing Employees;
(xxii)an option waiver, in a form reasonably acceptable to both Acquirer and the Company (an “Option Waiver”), issued by the Company to 100% of the Bonus Recipients, and acknowledged by at least 80% of the Bonus Recipients;
(xxiii)a bonus agreement, in a form reasonably acceptable to both Acquirer and the Company (a “Bonus Agreement”), executed by at least 80% of the Bonus Recipients;
(xxiv)a Promised Option Waiver Agreement, in substantially the form attached hereto as Exhibit J (the “Promised Option Waiver Agreement”), executed by each individual listed on Schedule 1.2 of the Company Disclosure Letter hereto and any other individual that has been promised, but not received, a Company Option (the “Option Promisees”);
(xxv)an unqualified audit opinion for the Company’s Fiscal Year 2021;
(xxvi)executed confirmatory assignments of Intellectual Property from any of the Company’s or the Subsidiaries’ current and former employees and independent contractors and consultants set forth on Schedule H;
(xxvii)executed confirmatory assignments of Intellectual Property developed prior to the formation of the Company from each of [*], [*] and [*];
(xxviii)evidence reasonably satisfactory to Acquirer that the data security compliance seals have been removed from the Company Websites;
(xxix)evidence reasonably satisfactory to Acquirer of (A) remediation of all security vulnerabilities identified as “critical”, “very high” or “high” in the Veracode Application Security Reports, dated November 17, 2021 (which included a Static Application Security Testing, Dynamic Application Security Testing, and a Software Composition Analysis) and the Whitesource Report, dated December 2, 2021, which performed a scan of the container images in the Company Product (collectively, the “Security Reports”) and (B) delivery of a remediation plan reasonably satisfactory to Acquirer to remediate all other security vulnerabilities identified in the Security Reports (notwithstanding the foregoing, the Company will not be obligated to remediate under the preceding clause (A), (1) those vulnerabilities in unmodified third-party libraries (other than those libraries provided by CData or DataDirect that are identified in the Static Application Security Testing of the Veracode Application Security Report) and (2) those vulnerabilities in the Whitesource Report that cannot be resolved by upgrading to stable versions of the operating system or its readily available, stable packages (the “Upgrades”)). The Company will include details in the remediation plan referenced in the previous sentence about such vulnerabilities that cannot be remediated with the Upgrades; and
(xxx)a Warrant Cancellation Agreement, in substantially the form attached hereto as Exhibit K (the “Warrant Cancellation Agreements”), executed by each Company Warrantholder.

Receipt by Acquirer of any of the agreements, instruments, certificates or documents delivered pursuant to this Section 1.2(b) shall not be deemed to be an agreement by Acquirer or Merger Sub that the information or statements contained therein are true, correct or complete, and shall not diminish Acquirer’s or Merger Sub’s remedies hereunder if any of the foregoing agreements, instruments, certificates or documents are not true, correct or complete.
1.3Effect on Capital Stock, Options and Warrants.
(a)Treatment of Company Capital Stock, Company Options and Company Warrants. Upon the terms and subject to the conditions set forth herein, at the Effective Time, by virtue of the Merger and without any action on the part of any party hereto, Company Stockholder, Company Optionholder or any other Person:
(i)Company Capital Stock. Each share of Company Capital Stock held by a Converting Holder immediately prior to the Effective Time (other than Dissenting Shares and shares that are held by the Company as treasury stock) shall be canceled and automatically converted into the right to receive, subject to and in accordance with Section 1.4, an amount in cash, without interest, equal to the Amount Per Share. The amount of cash each Converting Holder holding shares of Company Capital Stock is entitled to receive for such shares of Company Capital Stock shall be rounded down to the nearest cent and computed for each certificate held by such Converting Holder.
(ii)Unvested Company Shares. The payment of cash pursuant to this Section 1.3 in exchange for Unvested Company Shares issued and outstanding immediately prior to the Effective Time shall be subject to the same restrictions and vesting arrangements that were applicable to such Unvested Company Shares immediately prior to or at the Effective Time (and no vesting acceleration shall occur by reason of the Merger or any subsequent event, such as termination of employment, except as may be specifically set forth in any applicable restricted stock purchase agreements). Therefore, cash otherwise payable pursuant to this Section 1.3 in exchange for the Unvested Company Shares issued and outstanding immediately prior to the Effective Time (“Unvested Cash”) shall not automatically be payable by Acquirer at the Effective Time, and shall instead become payable by Acquirer on the date that such Unvested Company Shares would have become vested. The Unvested Cash shall be paid, upon vesting, in the United States Dollars or, for payments made to a Non-U.S. Continuing Employee, the local currency of such Continuing Employee’s permanent residence on the date of payment. Acquirer may in its discretion make all such required payments to holders of Unvested Cash no later than the 15th day of the calendar month immediately following the calendar month in which such Unvested Cash becomes vested, and in its discretion may make such payments through a paying agent authorized by Acquirer to administer such payments on Acquirer’s behalf or through Acquirer’s (or the Surviving Corporation’s) payroll system and in accordance with standard payroll practices (including withholding for applicable Taxes). All amounts payable pursuant to this Section 1.3(a)(ii) shall be subject to any required withholding of Taxes and shall be paid without interest. A portion of such newly vested cash so distributed will be treated as imputed interest to the extent required under the Code and the regulations promulgated thereunder. No Unvested Cash or right thereto may be pledged, encumbered, sold, assigned or transferred (including any transfer by operation of law), by any Person, other than Acquirer, or be taken or reached by any legal or equitable process in satisfaction of any Liability of such Person, prior to the distribution to such Person of such Unvested Cash in accordance with this Agreement.
(iii)Vested Company Options. Each Company Option, whether vested or unvested, that is unexpired, unexercised and outstanding immediately prior to the Effective Time shall be terminated and canceled at the Effective Time and shall not be assumed by Acquirer or Merger Sub, and no Company Option shall be substituted with any equivalent option or right to purchase or otherwise acquire any capital stock or other securities of Acquirer or Merger Sub. Upon cancellation thereof, each vested In the Money Option (after giving effect to the acceleration waiver included in the Optionholder Agreement with respect to Company Options held by Continuing Employees) shall be converted into and represent the right to receive, subject to and in accordance with Section 1.4, an amount in cash, without interest, with respect to each share of Company Common Stock underlying such In the Money Option, equal to (i) the Amount Per Share minus (ii) the per share exercise price of such In the Money Option (collectively, the “Option Payments”). The amount of cash each Converting Holder holding vested In the Money Options is entitled to receive pursuant to this Section 1.3(a)(iii) shall be rounded down to the nearest cent and computed after aggregating cash amounts for all vested In the Money Options held by such Converting Holder and the amount of cash will be reduced by any applicable payroll, income tax or other withholding taxes. Upon cancellation thereof, no payment shall be made with respect to any Company Option that is not a vested In the Money Option, and such Company Options shall be canceled at the Effective Time without any consideration therefor.
(iv)Company Warrants. Each In the Money Warrant shall be canceled and converted at the Effective Time into the right to receive from Acquirer, for each share of Company Capital Stock subject to such In the Money Warrant, a portion of the Merger Consideration equal to (i) the Amount Per Share that would have been payable pursuant hereto in respect of such share had such In the Money Warrant been exercised immediately prior to the Effective Time minus (ii) the exercise price with respect to such In the Money Warrant. Each Company Warrant issued and outstanding as of the Effective Time that is not an In the Money Warrant shall be canceled without any cash payment being made in respect thereof.
(b)Treatment of Company Capital Stock Owned by the Company. At the Effective Time, all shares of Company Capital Stock that are owned by the Company as treasury stock immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof or payment of any cash or other property or consideration therefor and shall cease to exist.
(c)Treatment of Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Acquirer, Merger Sub or any other Person, each share of capital stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation (and the shares of the Surviving Corporation into which the shares of Merger Sub capital stock are so converted shall be the only shares of the Surviving Corporation’s capital stock that are issued and outstanding immediately after the Effective Time). From and after the Effective Time, each certificate evidencing ownership of a number of shares of Merger Sub capital stock will evidence ownership of such number of shares of common stock of the Surviving Corporation.
(d)Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Capital Stock occurring after the Agreement Date and prior to the Effective Time, all references herein to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.
(e)Appraisal Rights. Notwithstanding anything to the contrary contained herein, any Dissenting Shares shall be converted into the right to receive such consideration as may be determined to be due with respect to any such Dissenting Shares pursuant to the DGCL or the CCC. Each holder of Dissenting Shares who, pursuant to the DGCL or the CCC, becomes entitled to payment thereunder for such shares shall receive payment therefor in accordance with the DGCL or the CCC (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, then any such shares shall immediately be deemed to have converted at the Effective Time into the right to receive the applicable portion of the Purchase Price in respect of such shares as if such shares never had been Dissenting Shares, and Acquirer shall issue and deliver to the holder thereof, at (or as promptly as reasonably practicable after) the applicable time or times specified in Section 1.4(a), following the satisfaction of the applicable conditions set forth in Section 1.4(a), the applicable portion of the Purchase Price as if such shares never had been Dissenting Shares. The Company shall provide to Acquirer (i) prompt notice of any demands for appraisal or purchase received by the Company, withdrawals of such demands and any other instruments related to such demands served pursuant to the DGCL or the CCC and received by the Company and (ii) the right to direct all negotiations and proceedings with respect to such demands under the DGCL or the CCC, as applicable. The Company shall not, except with the prior written consent of Acquirer, or as otherwise required under the DGCL or the CCC, as applicable, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of any Dissenting Shares. Subject to Section 8.2, the payout of consideration under this Agreement to the Converting Holders (other than in respect of Dissenting Shares, which shall be treated as provided in this Section 1.3(e) and under the DGCL or the CCC, as applicable) shall not be affected by the exercise or potential exercise of appraisal rights under the DGCL or the CCC by any other Company Stockholder.
(f)No Further Ownership Rights in the Company Capital Stock. The applicable portion of the Purchase Price paid or payable following the surrender for exchange of the Certificates in accordance with this Agreement shall be paid or payable in full satisfaction of all rights pertaining to the shares of Company Capital Stock represented by such Certificates, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation for any reason, such Certificate shall be cancelled and exchanged as provided in this Article I.
1.4Payment and Exchange Procedures.
(a)Surrender of Certificates.
(i)As soon as reasonably practicable after the Agreement Date, Acquirer shall mail or deliver, or cause to be mailed or delivered, a letter of transmittal in customary form together with instructions for use thereof (the “Letter of Transmittal”) to every holder of record of Company Capital Stock that was issued and outstanding on the Agreement Date; provided, however, to the extent any holder of record of Company Capital Stock as of immediately prior to the Effective Time has not received a Letter of Transmittal as of the Effective Time, Acquirer shall mail or deliver, or cause to be mailed or delivered, a Letter of Transmittal to any such holder within two (2) Business Days following the Effective Time. The Letter of Transmittal shall specify that, with respect to shares of Company Capital Stock represented by physical certificates or instruments immediately prior to the Effective Time(the “Certificates”), delivery of the Certificates shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt thereof by Acquirer (or, in the case of any lost, stolen or destroyed Certificate, compliance with Section 1.4(a)(i)), together with a properly completed and duly executed Letter of Transmittal, duly executed on behalf of each Person effecting the surrender of such Certificates, and shall be in such form and have such other provisions as Acquirer and the Company may mutually agree upon, including an agreement to be bound by the provisions of Section 1.5 and Article VIII and to release Acquirer, the Company and the Surviving Corporation from any claims, rights, Liabilities and causes of action whatsoever based upon, relating to or arising out of the Certificates, the Merger and/or the Transactions. For clarity, holders of shares of Company Capital Stock represented by book-entry immediately prior to the Effective Time shall not be required to surrender any Certificates or otherwise comply with Section 1.4(a)(i) with respect thereto.
(ii)As soon as reasonably practicable after the Closing but in no event later than two (2) Business Days following the Closing Date, Acquirer shall cause to be deposited with U.S. Bank, National Association or such other nationally recognized bank or trust company as Acquirer may choose in its reasonable discretion (the “Paying Agent”) the portion of the Merger Consideration payable to Company Stockholders at the Closing pursuant to Section 1.3(a)(i) in respect of their shares of Company Capital Stock and holders of In the Money Warrants at the Closing pursuant to Section 1.3(a)(iv) in respect of their In the Money Warrants, in each case subject to Section 1.4(c).
(iii)As soon as reasonably practicable after the date of delivery to the Paying Agent of a properly completed and duly executed Letter of Transmittal and any other documentation required thereby (including, with respect to shares of Company Capital Stock represented by a Certificate, receipt by Acquirer or the Paying Agent of such Certificate (or, in the case of any lost, stolen or destroyed Certificate, compliance with Section 1.4(a)(i))), (A) the holder of record of such share(s) of Company Capital Stock and In the Money Warrants shall be entitled to receive the amount of cash that such holder has the right to receive pursuant to Section 1.3(a)(i) and Section 1.3(a)(iv), respectively, subject to Section 1.4(c) and such holder’s Holdback Agreement, as applicable, in respect of such share(s) of Company Capital Stock and (B) with respect to shares of Company Capital Stock represented by a Certificate, such Certificate shall be cancelled.
(iv)Upon receipt of written confirmation of the effectiveness of the Merger from the Secretary of State of the State of Delaware, Acquirer will instruct the Paying Agent to pay (A) to each holder of Company Capital Stock by check or wire transfer of same-day funds the aggregate amount of cash payable to such holder of Company Capital Stock pursuant to Section 1.3(a)(i) (subject to Section 1.4(c) and such holder’s Holdback Agreement, as applicable) other than in respect of Dissenting Shares to holders thereof, and in each case as promptly as practicable following the submission of a duly executed Letter of Transmittal by such Converting Holder to the Paying Agent (including, with respect to shares of Company Capital Stock represented by a Certificate, receipt by Acquirer or the Paying Agent of such Certificate (or, in the case of any lost, stolen or destroyed Certificate, compliance with Section 1.4(a)(i))) and (B) to each holder of an In the Money Warrant by check or wire transfer of same-day funds the aggregate amount of cash payable to such holder pursuant to Section 1.3(a)(iv) (subject to Section 1.4(c)) as promptly as practicable following the submission of a duly executed Warrant Cancellation Agreement by such holder to the Paying Agent.
(i)With respect to shares of Company Capital Stock represented by a Certificate, if any such Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such document to be lost, stolen or destroyed and, if required by Acquirer or the Paying Agent, the payment of any reasonable fees and the posting by such Person of a bond in such reasonable amounts as Acquirer may direct as indemnity against any claim that may be made against it with respect to such document, the Paying Agent will pay and deliver, respectively, in exchange for such lost, stolen or destroyed document the applicable portion of the Merger Consideration payable pursuant to Section 1.3(a)(i) in respect of their shares of Company Capital Stock, subject to Section 1.4(c).
(b)Surrender of Options. Acquirer shall, on the next practicable payroll date following the Closing Date (and in all events no later than 30 days following the Closing Date), cause the Option Payments corresponding to vested In the Money Options to be paid to each Company Optionholder holding vested In the Money Options, less an amount in cash equal to such Company Optionholder’s Pro Rata Share of the Escrow Amount, through (i) the payroll system of Acquirer or the Surviving Corporation (or the applicable Subsidiary thereof) in accordance with standard payroll practices for Company Optionholders that are current or former employees of the Company or its Subsidiaries or (ii) the accounts payable system (or other similar system) of Acquirer or the Surviving Corporation (or the applicable subsidiary thereof) in accordance with standard payment practices for Company Optionholders that are current or former non-employee services providers of the Company or its Subsidiaries, and subject to any required withholding for applicable Taxes; provided that such payment to such Company Optionholder shall be made according to such schedule only if such Company Optionholder shall have delivered a duly executed Optionholder Agreement, at least five Business Days prior to the date of such proposed payment.
(c)Escrow Amount. Notwithstanding anything to the contrary in the other provisions of this Article I, Acquirer shall withhold from each Converting Holder’s applicable portion of the Merger Consideration otherwise payable to such Converting Holder pursuant to Section 1.3(a)(i), Section 1.3(a)(iii) (with respect to vested In the Money Options) and Section 1.3(a)(iv) (with respect to In the Money Warrants) such Converting Holder’s Pro Rata Share of the Escrow Amount, and shall deposit the Escrow Amount with the Escrow Agent pursuant to Section 8.1. The portion of the Merger Consideration contributed to the Escrow Fund shall, to the maximum extent possible, consist of vested

Merger Consideration that is not subject to vesting pursuant to a Holdback Agreement. The Escrow Fund shall constitute partial security for the benefit of Acquirer (on behalf of itself or any other Indemnified Person) with respect to any Indemnifiable Damages pursuant to the indemnification obligations of the Converting Holders under Section 1.5 and Article VIII, and shall be held and distributed in accordance with Section 1.5 and Section 8.1. The adoption of this Agreement and approval of the principal terms of the Merger by the Company Stockholders shall constitute, among other things, approval of the Escrow Amount, the withholding of the Escrow Amount by Acquirer and the appointment of the Converting Holders’ Agent.
(d)Transfers of Ownership. If any cash amount payable pursuant to Section 1.3(a)(i) is to be paid to a Person other than the Person to which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the payment thereof that such Certificate shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall have paid to Acquirer or any agent designated by Acquirer any transfer or other Taxes required by reason of the payment of cash in any name other than that of the registered holder of such Certificate, or established to the satisfaction of Acquirer or any agent designated by Acquirer that such Tax has been paid or is not payable.
(e)No Liability. Notwithstanding anything to the contrary in this Section 1.4, no party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Applicable Law.
(f)Unclaimed Consideration. Each holder of a Certificate who has not theretofore complied with the exchange procedures set forth in and contemplated by this Section 1.4 shall look only to Acquirer (subject to abandoned property, escheat and similar Applicable Law) for such holder’s claim, only as a general unsecured creditor of Acquirer, to any portion of the Merger Consideration payable pursuant to Section 1.3(a) in respect of such Certificate. Notwithstanding anything to the contrary contained herein, if any Certificate has not been surrendered prior to the earlier of the first anniversary of the Effective Time and such date on which the applicable portion of the Merger Consideration payable pursuant to Section 1.3(a) in respect of such Certificate would otherwise escheat to, or become the property of, any Governmental Entity, any amounts payable in respect of such Certificate shall, to the extent permitted by Applicable Law, become the property of Acquirer, free and clear of all claims or interests of any Person previously entitled thereto.
(g)Rights Not Transferable. The rights of the Company Securityholders under this Agreement as of immediately prior to the Effective Time are personal to each such Company Securityholder and shall not be transferable for any reason, other than by operation of law, will or the laws of descent and distribution without action taken by or on behalf of such Company Securityholder. Any attempted transfer of such right by any holder thereof (other than as permitted by the immediately preceding sentence) shall be null and void.
(h)No Interest. Notwithstanding anything to the contrary contained herein, no interest shall accumulate on any cash payable in connection with the consummation of the Merger or the other Transactions.
1.5Merger Consideration Adjustment.
(a)Pursuant to Section 5.13, the Company shall deliver the Company Closing Financial Certificate to Acquirer not later than three Business Days prior to the Closing Date.
(b)Within 120 days after the Closing, Acquirer may object to the calculation of the Merger Consideration and each element thereof included in the Company Closing Financial Certificate (the “Merger Consideration Calculations”) by delivering to the Converting Holders’ Agent a notice (the “Acquirer Merger Consideration Notice”) setting forth Acquirer’s calculation of the Merger Consideration and each element thereof and the amount by which the Merger Consideration as calculated by Acquirer is less than the Merger Consideration as calculated in accordance with the Company Closing Financial Certificate, in each case together with reasonable supporting documentation, information and calculations; provided, however, that within 95 days after the Closing Acquirer shall deliver to the

Converting Holders’ Agent a schedule setting forth all Accounts Receivable of the Company arising from transactions with the parties set forth on Schedule 2.4(e) of the Company Disclosure Letter and included in the Company Closing Financial Certificate that has not been collected as of the date that is 90 days after the Closing.
(c)The Converting Holders’ Agent may object to the calculation of the Merger Consideration and each element thereof set forth in the Acquirer Merger Consideration Notice by providing written notice of such objection to Acquirer within 20 days after Acquirer’s delivery of the Acquirer Merger Consideration Notice (the “Notice of Objection”), together with supporting documentation, information and calculations. Any matters not expressly set forth in the Notice of Objection shall be deemed to have been accepted by the Converting Holders’ Agent on behalf of the Converting Holders.
(d)If the Converting Holders’ Agent timely provides the Notice of Objection, then Acquirer and the Converting Holders’ Agent shall confer in good faith for a period of up to 10 Business Days following Acquirer’s timely receipt of the Notice of Objection in an attempt to resolve any disputed matter set forth in the Notice of Objection, and any resolution by them shall be in writing and shall be final and binding on the parties hereto and the Converting Holders.
(e)If, after the 10 Business Day period set forth in Section 1.5(d), Acquirer and the Converting Holders’ Agent cannot resolve any matter set forth in the Notice of Objection, then Acquirer and the Converting Holders’ Agent shall engage a nationally recognized auditing firm reasonably acceptable to both Acquirer and the Converting Holders’ Agent (the “Reviewing Accountant”) to review only the matters in the Notice of Objection that are still disputed by Acquirer and the Converting Holders’ Agent and the Merger Consideration Calculations to the extent relevant thereto. After such review and a review of the Company’s relevant books and records, the Reviewing Accountant shall promptly (and in any event within 60 days following its engagement) determine the resolution of such remaining disputed matters, which determination shall be final and binding on the parties hereto and the Converting Holders (except in the case of fraud or manifest error), and the Reviewing Accountant shall provide Acquirer and the Converting Holders’ Agent with a calculation of the Merger Consideration in accordance with such determination. The scope of the disputes to be resolved by the Reviewing Accountant is limited to only such items included in the Acquirer Merger Consideration Notice that the Converting Holders’ Agent has timely disputed in the Notice of Objection. The Reviewing Accountant shall determine, based solely on presentations by Acquirer and the Converting Holders’ Agent and their respective representatives, and not by independent review, only those issues in dispute specifically set forth in the Notice of Objection, and shall act as an expert and not as an arbitrator. In resolving any disputed item, the Reviewing Accountant shall (i) be bound by the principles set forth in this Section 1.5 and shall not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party, (ii) not make any determination as to the accuracy of the representations and warranties set forth in this Agreement, and (iii) not make any determination as to compliance by any party with any of their respective covenants in this Agreement (other than those set forth in this Section 1.5). The parties acknowledge that the purpose of preparing the Acquirer Merger Consideration Notice and determining the Merger Consideration Calculations and any related consideration adjustment contemplated by this Section 1.5 is to measure the Company Closing Cash, Company Debt, Transaction Expenses and any Closing Net Working Capital Shortfall or Closing Net Working Capital Surplus, and such processes are not intended to permit the introduction of different judgments, accounting policies, principles, practices, techniques, categorizations, evaluation rules, procedures, methods or bases inconsistent with those set forth in Section 1.5 and the definitions set forth herein for the purpose of preparing the Merger Consideration Calculations, and the Reviewing Accountant shall make its determinations in accordance with this purpose.
(f)If the Merger Consideration as finally determined pursuant to Section 1.5(b), Section 1.5(d) and/or Section 1.5(e), as the case may be (the “Final Merger Consideration”), is less than the Merger Consideration as calculated at Closing in accordance with the Company Closing Financial Certificate (such difference, the “Final Merger Consideration Shortfall”), then the Converting Holders shall severally but not jointly indemnify and hold harmless Acquirer without any dispute by the Converting Holders’ Agent, for the full amount of:

(i)the Final Merger Consideration Shortfall; and
(ii)all fees, costs and expenses of the Reviewing Accountant to be paid by the Converting Holders pursuant to Section 1.5(h)(i) or Section 1.5(h)(ii), if any.
(g)If the Final Merger Consideration is greater than the Merger Consideration as calculated at Closing in accordance with the Company Closing Financial Certificate (such difference, the “Final Merger Consideration Surplus”), then the Final Merger Consideration Surplus shall be deemed added to the Merger Consideration as calculated at Closing and shall be promptly paid by Acquirer (or Acquirer shall cause the Paying Agent to promptly make such payments on its behalf) to the Converting Holders in accordance with each Converting Holder’s Pro Rata Share of such Final Merger Consideration Surplus. Any payments made pursuant to this Section 1.5 shall be treated as adjustments to the Purchase Price for all Tax purposes to the maximum extent permitted under Applicable Law.
(h)The fees, costs and expenses of the Reviewing Accountant shall be paid (i) by Acquirer in the event the difference between the Final Merger Consideration as determined by the Reviewing Accountant pursuant to Section 1.5(e) and the Merger Consideration Calculations set forth in the Acquirer Merger Consideration Notice (such difference, the “Acquirer’s Difference”) is greater than the difference between the Final Merger Consideration as determined by the Reviewing Accountant pursuant to Section 1.5(e) and the Merger Consideration Calculations set forth in the Notice of Objection (such difference, the “Converting Holders’ Agent’s Difference”), (ii) by the Converting Holders if the Acquirer’s Difference is less than the Converting Holders’ Agent’s Difference or (iii) equally by Acquirer on the one hand, and the Converting Holders on the other hand, if the Acquirer’s Difference is the same as the Converting Holders’ Agent’s Difference.
(i)Any payments made pursuant to this Section 1.5 shall be treated as adjustments to the Purchase Price for all Tax purposes to the maximum extent permitted under Applicable Law. In the event that any amount is payable to Acquirer pursuant to Section 1.5(f), Acquirer may, in its sole discretion, elect to collect such amount from the Escrow Fund.
1.6Tax Consequences. Neither Acquirer nor Merger Sub makes any representations or warranties or provides any indemnities to the Company, any of the Subsidiaries or to any Company Securityholder regarding the Tax treatment of the Merger, or any of the Tax consequences to the Company, any of the Subsidiaries or any Company Securityholder of this Agreement, the Merger or the other Transactions or the other agreements contemplated by this Agreement. The Company acknowledges that the Company, the Subsidiaries and the Company Securityholders are relying solely on their own Tax advisors in connection with this Agreement, the Merger and the other Transactions and the other agreements contemplated by this Agreement.
1.7Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other Taxes and fees (including any penalties and interest) incurred in connection with the Merger or any other transaction contemplated by this Agreement (collectively, “Transfer Taxes”) shall be paid 50% by the Converting Holders and 50% by Acquirer when due, and the party required by Applicable Law to do so shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and fees and if required by Applicable Law, the other parties shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other documentation.
1.8Withholding Rights. Each of Acquirer, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from any payments pursuant to this Agreement such amounts as Acquirer, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to any such payments under the Code or any provision of state, local, provincial or non-U.S. Tax law. To the extent that amounts are so deducted and withheld, to the extent required by Applicable Law, and timely paid over to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to such Persons in respect of which such deduction and withholding was made.
1.9Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving

Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Company and the Subsidiaries, the officers and directors of the Surviving Corporation are fully authorized, in the name and on behalf of the Company and the Subsidiaries or otherwise, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.
Article II
Representations and Warranties of the Company
Subject to the disclosures set forth in the disclosure letter of the Company delivered to Acquirer concurrently with the execution of this Agreement (the “Company Disclosure Letter”), each of which disclosures, in order to be effective, shall clearly indicate the Section and, if applicable, the Subsection of this Article II to which it relates (unless and only to the extent the relevance to other representations and warranties is reasonably apparent from the actual text of the disclosures without any reference to extrinsic documentation or any independent knowledge on the part of the reader regarding the matter disclosed), the Company represents and warrants to Acquirer as follows:
2.1Organization, Standing, Power and Subsidiaries.
(a)Each of the Company and the Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of the Company and the Subsidiaries has the corporate power to own, operate, use, distribute and lease its properties and to conduct the Business and is duly licensed or qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified or in good standing, individually or in the aggregate with any such other failures, would reasonably be expected to have a Material Adverse Effect with respect to the Company and the Subsidiaries (taken as a whole). Other than the Subsidiaries, the Company has no Equity Interest in, or any loans to, any corporation, partnership, limited liability company, joint venture or other business entity.
(b)Schedule 2.1(b) of the Company Disclosure Letter sets forth a true, correct and complete list of each Subsidiary and its jurisdiction of incorporation. The Company is the owner of all of the issued and outstanding Equity Interests of each Subsidiary, free and clear of all Encumbrances, and all such Equity Interests are duly authorized, validly issued, fully paid and non-assessable and are not subject to any preemptive right or right of first refusal created by statute, the certificate of incorporation and bylaws or other equivalent organizational or governing documents, as applicable, of such Subsidiary or pursuant to any Contract to which such Subsidiary is a party or by which it is bound. There are no outstanding subscriptions, options, warrants, “put” or “call” rights, exchangeable or convertible securities or other Contracts of any character relating to the issued or unissued capital stock or other securities of any Subsidiary, or otherwise obligating the Company or any of the Subsidiaries to issue, transfer, sell, purchase or redeem or otherwise acquire or sell any such securities. There are no entities that have been merged into or that otherwise are predecessors to the Company or any of the Subsidiaries.
(c)Neither the Company nor any of the Company Stockholders has ever approved or commenced any proceeding or made any election contemplating the dissolution or liquidation of the Company or any Subsidiary or the winding up or cessation of the business or affairs of the Company or any Subsidiary.
(d)Schedule 2.1(d) of the Company Disclosure Letter sets forth a true, correct and complete list of: (i) the names of the members of the Board and the board of directors (or similar body) of each Subsidiary, (ii) the names of the members of each committee of the Board and the board of directors (or similar body) of each Subsidiary and (iii) the names and titles of the officers of the Company and the Subsidiaries.
2.2Capital Structure.
(a)The authorized Company Capital Stock consists solely of 120,744,999 shares of Company Common Stock and 71,565,019 shares of Company Preferred Stock, of which 6,687,405 shares are designated as Company Series A Preferred Stock, 8,174,943 shares are designated as Company Series

B Preferred Stock, 9,595,605 shares are designated as Company Series C Preferred Stock, 9,010,559 shares are designated as Company Series C-1 Preferred Stock, 11,257,665 shares are designated as Company Series D Preferred Stock and 26,838,842 shares are designated as Company Series E Preferred Stock. A total of 15,631,143 shares of Company Common Stock, 6,687,405 shares of Company Series A Preferred Stock, 8,174,943 shares of Company Series B Preferred Stock, 9,595,605 shares of Company Series C Preferred Stock, 8,926,459 shares of Company Series C-1 Preferred Stock, 11,257,665 shares of Company Series D Preferred Stock and 26,745,748 shares of Company Series E Preferred Stock are issued and outstanding as of the Agreement Date, and there are no other issued and outstanding shares of Company Capital Stock and no commitments or Contracts to issue any shares of Company Capital Stock other than pursuant to the exercise of Company Options under the Company Option Plans or Company Warrants, in each case, that are outstanding as of the Agreement Date. Neither the Company nor any Subsidiary holds any treasury shares. Schedule 2.2(a)-1 of the Company Disclosure Letter sets forth, as of the Agreement Date, (i) a true, correct and complete list of the Company Stockholders and the number and type of such shares so owned by such Company Stockholder, (ii) the number of shares of Company Common Stock that would be owned by such Company Stockholder assuming conversion of all shares of Company Preferred Stock so owned by such Person after giving effect to all anti-dilution and similar adjustments and (iii) a true, correct and complete list of the Company Warrantholders and the number and type of shares of Company Capital stock subject to each Company Warrant. Schedule 2.2(a)-2 of the Company Disclosure Letter sets forth, as of the Agreement Date, a true, correct and complete list (which Schedule 2.2(a)-2 shall be a subset of Schedule 2.2(a)-1 of the Company Disclosure Letter) of all holders of any issued and outstanding Unvested Company Shares, including the number and kind of shares of Company Capital Stock unvested as of the Agreement Date, the purchase price paid per share, the vesting schedule in effect for such Unvested Company Shares, the repurchase price payable per unvested share and the length of the repurchase period following such holder’s termination of service. All issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any Encumbrances, outstanding subscriptions, preemptive rights or “put” or “call” rights created by statute, the Certificate of Incorporation, the Bylaws or any Contract to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries or any of their respective assets are bound. Neither the Company nor any of the Subsidiaries has ever declared or paid any dividends on any shares of Company Capital Stock. There is no Liability for dividends accrued and unpaid by the Company or the Subsidiaries. The Company and the Subsidiaries are not under any obligation to register under the Securities Act or any other Applicable Law any shares of Company Capital Stock, any Equity Interests or any other securities of the Company or any of the Subsidiaries, whether currently outstanding or that may subsequently be issued. Pursuant to the Certificate of Incorporation in effect on the Agreement Date, each share of Company Preferred Stock is convertible into one share of Company Common Stock. All issued and outstanding shares of Company Capital Stock, all Company Options and all Company Warrants were issued in compliance with Applicable Law and all requirements set forth in the Certificate of Incorporation, the Bylaws and any applicable Contracts to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries or any of their respective assets are bound.
(b)As of the Agreement Date, the Company has reserved 33,046,235 shares of Company Common Stock for issuance to employees, non-employee directors and consultants pursuant to the Company Option Plans, of which 27,211,687 shares are subject to outstanding and unexercised Company Options, and 2,217,319 shares remain available for issuance thereunder. Schedule 2.2(b) of the Company Disclosure Letter sets forth, as of the Agreement Date, a true, correct and complete list of all Company Optionholders, and each Company Option, whether or not granted under the Company Option Plan, including the number of shares of Company Capital Stock subject to each Company Option, the number of such shares that are vested or unvested, the “date of grant” of such Company Option (as defined under Treasury Regulation 1.409A-1(b)(5)(vi)(B)), the vesting commencement date, the vesting schedule (and the terms of any acceleration thereof), the exercise price per share, the Tax status of such Company Option under Section 422 of the Code (or any applicable non-U.S. Tax law), the term of each Company Option, the plan from which such Company Option was granted (if any), the country and state of residence of such Company Optionholder, and whether the Company Option may be “early exercised.” All Company Options listed on Schedule 2.2(b) of the Company Disclosure Letter that are denoted as incentive stock options under Section 422 of the Code so qualify and will continue to so qualify as of immediately prior to the consummation of the Transactions. True, correct and complete copies of the Company Option Plan, including any country-specific subplans or addendums thereto, and the

Company’s standard forms of Company Option agreement under the Company Option Plan, including any country-specific terms and conditions or addendums thereto, and executed copies of all Company Option agreements have been provided to Acquirer, and such Company Option Plans and Contracts have not been amended, modified or supplemented since being provided to Acquirer, and there are no agreements, understandings or commitments to amend, modify or supplement such Company Option Plans or Contracts in any case from those provided to Acquirer. The terms of the Company Option Plans permit the treatment of Company Options as provided herein, without notice to, or the consent or approval of, the Company Optionholders, the Company Stockholders or otherwise and without any acceleration of the exercise schedule or vesting provisions in effect for such Company Options.
(c)Schedule 2.2(c) of the Company Disclosure Letter sets forth, as of the Agreement Date, a true, correct and complete list of all Company Warrantholders, including the number of shares and type of Company Capital Stock subject to each Company Warrant, the date of grant, the exercise or vesting schedule (and the terms of any acceleration thereof), the exercise price per share and the term of each Company Warrant. True, correct and complete copies of each Company Warrant have been provided to Acquirer, and such Company Warrants have not been amended or supplemented since being provided to Acquirer, and there are no Contracts providing for the amendment or supplement of such Company Warrants. Other than as contemplated by the Warrant Cancellation Agreements, no other notice to, or consent or approval of, the Company Warrantholders is necessary to permit the treatment of the Company Warrants as provided herein.
(d)As of the Agreement Date, there are no authorized, issued or outstanding Equity Interests of the Company other than shares of Company Capital Stock, Company Options and Company Warrants. Other than as set forth on Schedules 2.2(a), 2.2(b) and 2.2(c) of the Company Disclosure Letter as of the Agreement Date no Person has any Equity Interests of the Company or any of the Subsidiaries, stock appreciation rights, stock units, share schemes, calls or rights, or is party to any Contract of any character to which the Company, any of the Subsidiaries or a Company Securityholder is a party or by which it or its assets is bound, (i) obligating the Company, any of the Subsidiaries or a Company Securityholder to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Equity Interests of the Company or any of the Subsidiaries or other rights to purchase or otherwise acquire any Equity Interests of the Company or any of the Subsidiaries, whether vested or unvested, or (ii) obligating the Company or any of the Subsidiaries to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such Company Option, Company Warrant, call, right or Contract.
(e)No Company Debt (i) granting its holder the right to vote on any matters on which any Company Securityholder may vote (or that is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is in any way based upon or derived from capital or voting stock of the Company or any of the Subsidiaries, is issued or outstanding as of the Agreement Date (collectively, “Company Voting Debt”).
(f)There are no Contracts relating to voting, purchase, sale or transfer of any Company Capital Stock (i) between or among the Company or any of the Subsidiaries and any Company Securityholder and (ii) to the knowledge of the Company, between or among any of the Company Securityholders.
(g)Schedule 2.2(g) of the Company Disclosure Letter identifies each employee or other service provider of the Company, any of the Subsidiaries or any other Person with an offer letter or other Contract or Company Employee Plan that contemplates a grant of, or right to purchase or receive: (i) options to purchase shares of Company Common Stock or other equity awards with respect to Company Capital Stock or Equity Interests of any of the Subsidiaries or (ii) other securities of the Company or any of the Subsidiaries that, in each case, have not been issued or granted as of the Agreement Date, together with the number of such options, other equity awards or other securities and any promised terms thereof.
2.3Authority; Non-contravention.

(a)Subject to obtaining the Company Stockholder Approval, the Company has all requisite corporate power and authority to enter into this Agreement and the other Company Transaction Documents and to consummate the Transactions. The execution and delivery of this Agreement and the other Company Transaction Documents and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of the Company and the Subsidiaries. This Agreement and each other Company Transaction Document has been duly executed and delivered by the Company and, assuming the due execution and delivery of such Transaction Document by the other parties hereto and thereto, constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms subject only to the effect, if any, of (i) applicable bankruptcy and other similar Applicable Law affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Board, by resolutions duly adopted (and not thereafter modified or rescinded) by the unanimous vote of the Board, has (x) declared that this Agreement and the Transactions, including the Merger, upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of the Company and the Company Stockholders, (y) approved this Agreement in accordance with Applicable Law and (z) directed that this Agreement be submitted to the Company Stockholders for consideration and recommended that all of the Company Stockholders adopt this Agreement and approve the principal terms of the Merger. The affirmative votes of (i) the holders of a majority of the outstanding shares of Company Preferred Stock, voting together as a single class and not as separate series, and on an as-converted basis, (ii) the holders of a majority of the outstanding shares of Company Common Stock and (iii) the holders of a majority of the outstanding shares of Company Capital Stock, voting together as a single class and on an as-converted basis, are the only votes of the holders of Company Capital Stock necessary to adopt this Agreement and approve the principal terms of the Merger under the DGCL, the CCC, the Certificate of Incorporation and the Bylaws, each as in effect at the time of such adoption and approval (collectively, the “Company Stockholder Approval”).
(b)The execution and delivery of this Agreement and the other Company Transaction Documents, by the Company does not, and the consummation of the Transactions will not, (i) result in the creation of any Encumbrance on any of the material assets of the Company, any of the Subsidiaries or any of the shares of Company Capital Stock or (ii)  assuming the making of all filings and notifications required in connection with the Transactions under any Antitrust Laws and the receipt of all clearances, consents, approvals, authorizations, and waiting period expirations or terminations required in connection with the transactions described herein under the Antitrust Laws, conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (A) any provision of the Certificate of Incorporation, the Bylaws or other equivalent organizational or governing documents of the Company or any of the Subsidiaries, in each case as amended to date, (B) any Material Contract of the Company, any of the Subsidiaries or (C) any Applicable Law.
(c)No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to the Company or any of the Subsidiaries in connection with the execution and delivery of this Agreement or any other Company Transaction Document or the consummation of the Transactions, except for (i) the filing of the Certificate of Merger, as provided in Section 1.1(d), (ii) such filings and notifications as may be required to be made by the Company in connection with the Transactions under the HSR Act and other applicable Antitrust Laws and the expiration or early termination of the applicable waiting period under the HSR Act and other applicable Antitrust Laws and (iii) such other consents, approvals, Orders, authorizations, registrations, declarations, filings and notices that, if not obtained or made, would not prevent or materially delay the Company’s or any of the Subsidiaries’ ability to perform or comply in any material respect with the covenants, agreements or obligations of the Company herein or in any other Company Transaction Document or to consummate the Transactions in accordance with this Agreement or any other Company Transaction Document and Applicable Law. For clarity, for all purposes of this Agreement (including Article VIII), no representation or warranty is made under this Section 2.3 or otherwise under this Article II regarding the absence of any challenge brought by any Governmental Entity following the Closing Date on the grounds that the Merger or other transactions contemplated hereby would require registration, declaration or filing with such Governmental Entity under any antitrust law or otherwise violate any Antitrust Law.

(d)The Company and each of the Subsidiaries, the Board and the Company Stockholders have taken all actions such that the restrictive provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination,” “interested shareholder” or other similar anti-takeover statute or regulation, and any anti-takeover provision in the organizational or governing documents of the Company and the Subsidiaries will not be applicable to any of Acquirer, the Company, any of the Subsidiaries or the Surviving Corporation, or to the execution, delivery, or performance of this Agreement or the Stockholder Agreement, or to the Transactions, the Company Stockholder Approval or the Requisite Stockholder Approval.
2.4Financial Statements; No Undisclosed Liabilities.
(a)The Company has delivered to Acquirer its audited consolidated financial statements for the fiscal years ended January 31, 2019, January 31, 2020 and January 31, 2021 and its unaudited consolidated financial statements for the eight-month period ended September 30, 2021 (including, in each case, balance sheets, statements of operations and loss and statements of cash flows, and statements of stockholders’ equity) (collectively, the “Financial Statements”), which are included as Schedule 2.4(a) of the Company Disclosure Letter. The Financial Statements (i) are derived from and in accordance with the books and records of the Company and the Subsidiaries, (ii) complied as to form with applicable accounting requirements with respect thereto as of their respective dates, (iii) fairly and accurately present in all material respects the consolidated financial condition of the Company and the Subsidiaries at the dates therein indicated and the consolidated results of operations and cash flows of the Company and the Subsidiaries for the periods therein specified (subject, in the case of unaudited interim period financial statements, to normal recurring year-end audit adjustments, none of which individually or in the aggregate will be material in amount) and (iv) were prepared in accordance with GAAP, except for the absence of footnotes, applied on a consistent basis throughout the periods involved.
(b)Neither the Company nor any of the Subsidiaries has any Liabilities of any nature other than (i) those set forth or adequately provided for in the balance sheet included in the Financial Statements as of September 30, 2021 (such date, the “Company Balance Sheet Date” and such balance sheet, the “Company Balance Sheet”), (ii) those incurred in the conduct of the Company’s and the Subsidiaries’ business since the Company Balance Sheet Date in the ordinary course consistent with past practice and those that, individually or in the aggregate, are not material in nature or amount and do not result from any breach of Contract, warranty, infringement, tort or violation of Applicable Law and (iii) those incurred by the Company and the Subsidiaries in connection with the execution of this Agreement or the Transactions. Except for Liabilities reflected in the Financial Statements, neither the Company nor any of the Subsidiaries has any off-balance sheet Liability of any nature to, or any financial interest in, any third parties or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by the Company and the Subsidiaries. All reserves that are set forth in or reflected in the Company Balance Sheet have been established in accordance with GAAP consistently applied and are adequate in all material respects. Without limiting the generality of the foregoing, neither the Company nor any of the Subsidiaries guarantee any debt or other obligation of any other Person.
(c)Schedule 2.4(c) of the Company Disclosure Letter sets forth, as of the Agreement Date, a true, correct and complete list of all Company Debt, including, for each item of Company Debt, the Contract governing the Company Debt and any prepayment penalties payable in connection with the repayment of such Company Debt at the Closing.
(d)Schedule 2.4(d) of the Company Disclosure Letter sets forth the names and locations of all banks and other financial institutions at which the Company and the Subsidiaries maintain accounts and the names of all Persons authorized to make withdrawals therefrom.
(e)The accounts receivable of the Company (the “Accounts Receivable”) as reflected on the Company Balance Sheet and as will be reflected in the Company Closing Financial Certificate arose in the ordinary course of business consistent with past practice and represent bona fide claims against debtors for sales and other charges, and have been collected or are collectible in the book amounts thereof (with respect to Accounts Receivable reflected on the Company Closing Financial Certificate, (x) within 60 days following the Closing Date with respect to Accounts Receivable that is more than 30 days past due as of the Closing Date and (y) within 90 days following the Closing Date for all other Accounts Receivable, in each case except for Accounts Receivable arising from transactions with the parties set forth on Schedule 2.4(e) of the Company Disclosure Letter, which Accounts Receivable shall be collected within 105 days following the Closing Date) less an amount not in excess of the allowance for doubtful accounts provided for in the Company Balance Sheet or in the Company Closing Financial Certificate, as the case may be. Allowances for doubtful accounts and warranty returns have been prepared in accordance with GAAP consistently applied and in accordance with the Company’s and the Subsidiaries’ past practice and, are sufficient to provide for any losses that may be sustained on realization of the applicable Accounts Receivable. None of the Accounts Receivable is subject to any claim of offset, recoupment, set-off or counter- claim and, to the knowledge of the Company, there are no facts or circumstances (whether asserted or unasserted) that could give rise to any such claim. No material amount of Accounts Receivable is contingent upon the performance by the Company or the Subsidiaries of any obligation or Contract other than normal warranty repair and replacement. No Person has any Encumbrance on any Accounts Receivable, and no agreement for deduction or discount has been made with respect to any such Accounts Receivable.
(f)each of the Company and the Subsidiaries has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances (i) that transactions, receipts and expenditures of the Company and the Subsidiaries are being executed and made only in accordance with appropriate authorizations of management and the Board, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Company and the Subsidiaries and (iv) that the amount recorded for assets on the books and records of the Company and the Subsidiaries is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. None of the Company, any of the Subsidiaries, the Company’s independent auditors and, to the knowledge of the Company, any current or former employee, consultant or director of the Company or any of the Subsidiaries, has identified or been made aware of any fraud, whether or not material, that involves Company’s management or other current or former employees, consultants or directors of the Company or any of the Subsidiaries who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and the Subsidiaries, or any claim or allegation regarding any of the foregoing. None of the Company, any of the Subsidiaries and, to the knowledge of the Company, any Representative of the Company or any Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of the Company or any of the Subsidiaries or its internal accounting controls or any material inaccuracy in the Company’s or any Subsidiary’s financial statements. No attorney representing the Company or any of the Subsidiaries, whether or not employed by the Company or any of the Subsidiaries, has reported to the Board or any committee thereof (or any similar body of any of the Subsidiaries) or to any director or officer of the Company or any of the Subsidiaries evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company, any of the Subsidiaries or their Representatives. There are no significant deficiencies or material weaknesses in the design or operation of the Company’s or any of the Subsidiary’s internal controls that could adversely affect the Company’s or any of the Subsidiaries’ ability to record, process, summarize and report financial data. At the Company Balance Sheet Date, there were no material loss contingencies (as such term is used in Financial Accounting Standards Board Accounting Standards Codification Topic 450) that are not adequately provided for in the Company Balance Sheet as required by such Topic 450.
2.5Absence of Changes. Except as otherwise contemplated by this Agreement, since the Company Balance Sheet Date, (a) the Company and the Subsidiaries have conducted the Business only in the ordinary course of business consistent with past practice, (b) there has not occurred a Material Adverse Effect with respect to the Company and the Subsidiaries and (c) neither the Company nor any of the Subsidiaries has done, caused or permitted any action that would constitute a breach of Section 4.2 if such action were taken by the Company or any of the Subsidiaries, as applicable, without the written consent of Acquirer, between the Agreement Date and the earlier of the termination of this Agreement and the Effective Time.

2.6Litigation. There is no Legal Proceeding to which the Company or any of the Subsidiaries is a party pending before any Governmental Entity, or, to the knowledge of the Company, threatened against the Company, any of the Subsidiaries or any of their respective assets or any of their respective directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or any of the Subsidiaries), in each case, except as would not be material to the Company and its Subsidiaries (taken as a whole). There is no Order against the Company or any of the Subsidiaries, any of their respective assets, or, to the knowledge of the Company, any of their respective directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or any of the Subsidiaries). Neither the Company nor any of the Subsidiaries has any Legal Proceeding pending against any other Person.
2.7Restrictions on Business Activities. There is no Contract or Order binding upon the Company or any of the Subsidiaries that restricts or prohibits, purports to restrict or prohibit, has or would reasonably be expected to have, whether before or after consummation of the Merger, the effect of prohibiting, restricting or impairing any current or presently proposed business practice of the Company or any of the Subsidiaries, any acquisition of property by the Company or any of the Subsidiaries or the conduct or operation of the Business or, excluding restrictions on the use of Third-Party Intellectual Property contained in the applicable written license agreement therefor, limiting the freedom of the Company or any of the Subsidiaries to (a) engage or participate, or compete with any other Person, in any line of business, market or geographic area with respect to the Company Products or the Company Intellectual Property, or to make use of any Company Intellectual Property, including any grants by the Company of exclusive rights or licenses or (b) sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or services.
2.8Compliance with Laws; Governmental Permits.
(a)The Company and each of the Subsidiaries has complied in all material respects with, is not in violation in any material respect of, and has not received any written notices of violation with respect to, Applicable Law.
(b)The Company and each of the Subsidiaries has obtained each material federal, state, county, local or foreign governmental consent, registration, license, permit, grant or other authorization of a Governmental Entity (i) pursuant to which the Company or any of the Subsidiaries currently operates or holds any interest in any of its assets or properties or (ii) that is required for the conduct of the Business or the holding of any such interest (all of the foregoing consents, registrations, licenses, permits, grants and other authorizations, collectively, the “Company Authorizations”), and all of the Company Authorizations are in full force and effect. Neither the Company or any of the Subsidiaries has received any written notice or other written communication from any Governmental Entity regarding (i) any actual or alleged material violation of any Company Authorization or (ii) any actual or alleged revocation, withdrawal, suspension, cancellation, termination or material modification of any Company Authorization. The Company and each of the Subsidiaries has materially complied with all of the terms of the Company Authorizations and none of the Company Authorizations will be terminated or impaired, or will become terminable, in whole or in part, as a result of the consummation of the Transactions.
2.9Title to, Condition and Sufficiency of Assets; Real Property.
(a)Each of the Company and the Subsidiaries has good and marketable title to, or valid leasehold interest in all of its properties, and interests in tangible properties and assets, real and personal, reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties and assets, or interests in properties and assets, sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice), or, with respect to leased tangible properties and assets, valid leasehold interests in such properties and assets that afford the Company and each of the Subsidiaries valid leasehold possession of the properties and assets that are the subject of such leases, in each case, free and clear of all Encumbrances, except (i) Permitted Encumbrances, (ii) such imperfections of title and non-monetary Encumbrances as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby or otherwise materially impair business operations involving such properties and (iii) liens securing indebtedness that is reflected on the Company Balance Sheet.

(b)The tangible assets and properties owned or leased by each of the Company and the Subsidiaries (i) constitute all of the assets and properties that are necessary for the Company and the Subsidiaries to conduct, operate and continue the conduct of the Business and to sell and otherwise enjoy full rights to exploitation of such assets and properties and (ii) constitute all of such assets and properties that are used in the conduct of the Business, without (A) the need for Acquirer to acquire or license any other tangible asset or property or (B) the breach or violation of any Contract.
(c)Schedule 2.9(c) of the Company Disclosure Letter identifies each parcel of real property leased by the Company or any of the Subsidiaries. The Company has provided to Acquirer true, correct and complete copies of all leases, subleases and other agreements under which the Company or any of the Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property or facility, including all modifications, amendments and supplements thereto. Neither the Company nor any of the Subsidiaries currently owns any real property.
(d)For the avoidance of doubt, this Section 2.9 shall not be construed as a representation or warranty regarding the absence of infringement, violation or misappropriation of any Intellectual Property Rights of any third party, which matters are solely covered in Section 2.10.
2.10Intellectual Property; Data Privacy and Security.
(a)As used herein, the following terms have the meanings indicated below:
(i)“Company Data” means all data Processed in connection with the developing, improving, marketing, or use of any Company Product, including Company-Licensed Data and Company-Owned Data.
(ii)“Company Data Agreement” means any Contract relating to or otherwise addressing either the Company’s or any of the Subsidiaries’ Processing of Personal Data (including Contracts with third parties relating to the Processing of Personal Data) to which the Company or any of the Subsidiaries is a party or by which it is bound.
(iii)“Company Databases” means each distinct electronic or other repository or database containing (in whole or in part) Company Data maintained by or for the Company at any time.
(iv)“Company Intellectual Property” means any and all (A) Company-Owned Intellectual Property and (B) other Intellectual Property that is used or held for use in the conduct of the Business.
(v)“Company Intellectual Property Agreements” means any Contract governing or granting any rights with respect to any Company Intellectual Property to which the Company is a party or by which it is bound.
(vi)“Company-Licensed Data” means all data owned by third parties that is Processed by the Company or any of the Subsidiaries.
(vii)“Company-Owned Data” means each element of data collected, generated, or received that (a) is used or held for use in the Business that is not Personal Data or Company-Licensed Data and (b) the Company or any of the Subsidiaries owns or purports to own.
(viii)“Company-Owned Intellectual Property” means any and all Intellectual Property that is owned or purported to be owned by the Company or any of the Subsidiaries, including the Company Registered Intellectual Property.
(ix)“Company Privacy Commitments” means, collectively: (A) the Company’s obligations under the Company Privacy Policies, (B) the legal bases (including providing adequate notice and obtaining any necessary consents from end users and other natural Persons, as applicable) to the extent required by applicable Privacy Laws for the Processing of Personal Data as conducted by or for the Company, (C) any notices, consents, authorizations and privacy choices (including opt-in and opt-out preferences, as required) of end users and other natural Persons relating to Personal Data made in accordance with applicable Privacy Laws, and (D) industry self-regulatory principles and codes of conduct applicable to the protection or Processing of Personal Data, biometrics, internet of things, direct marketing, e-mails, text messages, robocalls, telemarketing or other electronic communications (including the Payment Card Industry Data Security Standards) to which the Company or any of the Subsidiaries are bound or otherwise represent compliance.
(x)“Company Privacy Policies” means, collectively, any and all (A) of the data privacy and security policies, procedures, and notices of the Company and the Subsidiaries, whether applicable internally, or published on Company Websites or otherwise made available by the Company or any of the Subsidiaries to any Person, (B) publicly available and written representations (including representations on Company Websites), made by or on behalf of the Company or any of the Subsidiaries with regard to Personal Data.
(xi)“Company Products” means all products or services designed or developed by or on behalf of the Company or any of the Subsidiaries that are currently or were previously produced, marketed, licensed, sold, distributed, offered for sale or performed by or on behalf of the Company or any of the Subsidiaries, as well as products and services (or elements or features thereof) currently in development that are expected to be implemented or made generally commercially available on or prior to July 31, 2022 as further identified on the roadmap titled Company “Roadmap as of 1.4.22” (the “Roadmap”), which has been made available to Acquirer.
(xii)“Company Registered Intellectual Property” means the United States, international and foreign: (A) patents and patent applications (including provisional applications), (B) registered trademarks, service marks, trade names, logos, trade dress, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks, service marks, trade names, logos or trade dress (C) registered Internet domain names and (D) registered copyrights and applications for copyright registration, in each case registered or filed in the name of, or owned by, the Company or any of the Subsidiaries.
(xiii)“Company Source Code” means, collectively, any software source code or database specifications or designs, including artificial intelligence/machine learning algorithms, models and data sets, and material design information, documentation and methodologies and techniques contained in or relating thereto, or any material proprietary information or algorithm contained in or relating to any software source code or database specifications or designs, of any Company-Owned Intellectual Property or Company Products.
(xiv)“Company Websites” means all websites owned, operated or hosted by the Company or any of the Subsidiaries (including those websites operated using the domain names listed in Schedule 2.10(c) of the Company Disclosure Letter).
(xv)“ICT Infrastructure” means the information and communication technology infrastructure and systems (including software, hardware, firmware, networks and the Company Websites) that is or has been used by or on behalf of the Business.
(xvi) “Intellectual Property” means (A) Intellectual Property Rights and (B) Proprietary Information and Technology.
(xvii)“Intellectual Property Rights” means any and all of the following and all rights in, arising out of, or associated therewith, throughout the world: patents, utility models, and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof and equivalent or similar rights in inventions and discoveries anywhere in the world, including invention disclosures, common law and statutory rights associated with trade secrets, confidential and proprietary information and know-how, industrial designs and any registrations and applications therefor, trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications and any and all goodwill associated with and symbolized by the foregoing items, Internet domain name applications and registrations, Internet and World Wide Web URLs or addresses, copyrights, copyright registrations and applications therefor and all other rights corresponding thereto, artificial intelligence/machine learning algorithms, models and data sets, and material design information, documentation and methodologies and techniques, database rights, mask works, mask work registrations and applications therefor and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, moral and economic rights of authors and inventors, however denominated and any similar or equivalent rights to any of the foregoing, and all benefits, privileges, causes of action and remedies relating to any of the foregoing.
(xviii)“Open Source Materials” means software or other material that is distributed as “open source software” or under similar licensing or distribution terms (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License), and any license listed at www.opensource.org.
(xix)“Personal Data” means any information that identifies or could reasonably be used to identify, alone or in combination with other information, a natural Person or, to the extent subject to Privacy Laws, household, including a name, an identification number, unique personal identifier, biometric information, probabilistic identifier, location data, commercial information including products or services purchased, obtained or considered, or other purchasing or consumer histories or tendencies, inferences drawn from personal information and used to create a profile, Internet or other electronic network activity information, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural Person or any other piece of information that allows the identification of a natural Person or is otherwise considered personally identifiable information, sensitive data, individually identifiable health information, special categories of personal data or personal information or other analogous term under Privacy Laws, including, to the extent subject to Privacy Laws, Tracking Data.
(xx)“Privacy Laws” means (A) each Applicable Law applicable to the protection or Processing or both of Personal Data, and including, as applicable (I) the California Consumer Privacy Act of 2018, the EU General Data Protection Regulation, the Health Insurance Portability and Accountability Act of 1996 as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and the Children’s Online Privacy Protection Act of 1998 (“COPPA”) and (II) law, regulations and/or rules relating to the collection and Processing of biometric data, internet of things, direct marketing, e-mails, text messages, robocalls, telemarketing or other electronic commercial messages and (B) binding regulations issued by a Governmental Entity that pertains to one of the laws, rules or regulations outlined in clause (A).
(xxi)“Process” or “Processing” means, with respect to data, the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination or combination of such data.
(xxii)“Proprietary Information and Technology” means any and all of the following: works of authorship, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, assemblers, applets, compilers, user interfaces, application programming interfaces, protocols, architectures, documentation, annotations, comments, designs, files, records, schematics, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, models, tooling, prototypes, data, data structures, databases, data compilations and collections, inventions (whether or not patentable), invention disclosures, discoveries, improvements, technology, proprietary and confidential ideas and information, know-how and information maintained as trade secrets, tools, concepts, techniques, methods, processes, formulae, patterns, algorithms and specifications, customer lists and supplier lists.
(xxiii)“Third-Party Intellectual Property” means any and all Intellectual Property owned or purported to be owned by a third party.
(xxiv)“Tracking Data” means (A) any information or data collected using cookies and related tracking technologies, such as web beacons, pixels, embedded scripts or logging technologies in relation to online, mobile or other electronic activities or communications that can reasonably be associated with a particular natural Person, user, computer, household, mobile or other device, or instance of any application or mobile application, (B) any information or data collected in relation to off-line activities or communications that can reasonably be associated with or that derives from a particular natural Person, user, computer, household, mobile or other device or instance of any application or mobile application when such information is combined with (A) or used to build a profile about or infer behavior or interests in respect of such natural Person or (C) any device or network identifier (including IP address or MAC address), device activity data or data collected from a networked physical object collected from a natural Person when the information is collected using cookies or related tracking technologies, such as web beacons, pixels, embedded scripts or logging technologies.
(b)Status. The Company and the Subsidiaries have full title and exclusive ownership of, or have the valid right or license to use, all Intellectual Property necessary to enable it to carry on the Business, free and clear of any Encumbrances (other than Permitted Encumbrances) and without any known conflict with or infringement upon the rights of others. The Company Intellectual Property collectively constitutes all of the Intellectual Property necessary for Company’s conduct of, or that are used by the Company in, the Business without, to the Company’s knowledge, (i) the need for Company to acquire or license any other intangible asset, intangible property or Intellectual Property Right and (ii) the breach or violation of any Contract. Neither Company nor any of the Subsidiaries has transferred ownership of, or granted any exclusive rights in, any Company-Owned Intellectual Property to any third party. No third party has any ownership right, title, interest, claim in or lien on any of the Company-Owned Intellectual Property.
(c)Company Registered Intellectual Property. Schedule 2.10(c) of the Company Disclosure Letter lists all Company Registered Intellectual Property, the jurisdictions in which it has been issued or registered or in which any application for such issuance and registration has been filed or the jurisdictions in which any other filing or recordation has been made, the record owner thereof, and all actions that are required to be taken by the Company within 120 days following the Agreement Date in order to avoid prejudice to, impairment or abandonment of such Company Registered Intellectual Property (including all office actions, provisional conversions, annuity or maintenance fees or re-issuances); and (ii) a high level description of all material unregistered trademarks, service marks and logos. Each item of Company Registered Intellectual Property is subsisting, enforceable and to the Company’s knowledge, valid (or in the case of applications, applied for); provided, however, that the foregoing representation regarding enforceability of the Company and the Subsidiaries’ patents and patent applications is made to the Company’s knowledge only with respect to patents and patent applications of the Company and the Subsidiaries that are held unenforceable solely due to a finding of invalidity of such patents and patent applications. All registration, maintenance and renewal fees currently due in connection with the Company Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with the Company Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company Registered Intellectual Property and recording the Company’s and the Subsidiaries’ ownership interests therein. The Company has made available to Acquirer copies of all of the pending patent applications included in the Company Registered Intellectual Property.
(d)Company Products. Section 2.10(d) of the Company Disclosure Letter lists all Company Products by name.

(e)No Assistance. At no time during the conception of or reduction to practice of any of the Company-Owned Intellectual Property was the Company or any of the Subsidiaries or any developer, inventor or other contributor to such Company-Owned Intellectual Property operating under any grants from any Governmental Entity, or any university, college, other educational institution military, multi-national, bi-national or international organization or research center (each, an “R&D Sponsor”) performing (directly or indirectly) research sponsored by any R&D Sponsor or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party that adversely affects the Company’s rights in such Company-Owned Intellectual Property. Without limiting the foregoing, no developer, inventor or other contributor was employed by or has performed services for any R&D Sponsor during the period of time during which such developer, inventor or other contributor was also performing services for the Company or any of the Subsidiaries. No R&D Sponsor has any claim of right to, ownership of or other encumbrance on any Company-Owned Intellectual Property. The Company or any of its Subsidiaries has not assigned or transferred any Company-Owned Intellectual Property to any Governmental Entity pursuant to a Government Contract or otherwise.
(f)Named Employees. All rights in, to and under all Intellectual Property created by any Named Employee or founder of the Company for or on behalf or in contemplation of the Company or any of the Subsidiaries (i) prior to the inception of the Company or (ii) prior to their commencement of employment with the Company or any of the Subsidiaries have been duly and validly assigned to the Company or one of the Subsidiaries, and the Company and the Subsidiaries have no reason to believe that any such Person is unwilling to provide Acquirer or the Company with such cooperation as may reasonably be required to complete and prosecute all appropriate United States and foreign patent and copyright filings related thereto.
(g)Invention Assignment and Confidentiality Agreement. The Company and the Subsidiaries have secured from all (i) current and former consultants, advisors, employees and independent contractors who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any Company-Owned Intellectual Property or any of the Subsidiaries and (ii) named inventors of patents and patent applications owned or purported to be owned by the Company or any of the Subsidiaries (any Person described in clause (i) or (ii), an “Author”), unencumbered and unrestricted exclusive ownership of, all of the Authors’ right, title and interest in and to such Intellectual Property, and the Company and the Subsidiaries have obtained the waiver of all non-assignable rights, in each case to the maximum extent permitted by Applicable Law. No Author has retained any rights, licenses, claims or interest whatsoever with respect to any Intellectual Property developed by the Author for the Company or any of the Subsidiaries. Without limiting the foregoing, the Company and the Subsidiaries have obtained written and enforceable proprietary information and invention disclosure and Intellectual Property assignments from all current and former Authors and, in the case of patents and patent applications, such assignments have been recorded with the relevant authorities in the applicable jurisdiction or jurisdictions. The Company has made available to Acquirer copies of all forms of such disclosure and assignment documents currently and historically used by the Company and the Subsidiaries and, in the case of patents and patent applications, the Company has made available to Acquirer copies of all such assignments. To the Company’s knowledge, no Author is subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party that could adversely affect the Company’s rights in Company-Owned Intellectual Property.
(h)No Violation. To the Company’s knowledge, no current or former employee, consultant, advisor or independent contractor of the Company or any of the Subsidiaries: (i) is in violation of any term or covenant of any Contract relating to employment, invention disclosure, invention assignment, non-disclosure or non-competition or any other Contract with any other party by virtue of such employee’s, consultant’s, advisor’s or independent contractor’s being employed by, or performing services for, the Company or any of the Subsidiaries or using trade secrets or proprietary information of others without permission or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Company or any of the Subsidiaries that is subject to any agreement under which such employee, consultant, advisor or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property Rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work. Neither the execution nor delivery of this Agreement will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract of the type described in clause (i).
(i)Confidential Information. The Company and the Subsidiaries have taken all commercially reasonable steps to protect and preserve the confidentiality of all confidential or non-public information of the Company (including trade secrets) or provided by any third party to the Company or any of the Subsidiaries (“Confidential Information”). All current and former employees, consultants and independent contractors of the Company and the Subsidiaries and any third party having access to Confidential Information have executed and delivered to the Company or the Subsidiaries a written legally binding agreement regarding the protection of such Confidential Information. All use, disclosure or appropriation of Confidential Information by the Company and the Subsidiaries not owned by the either the Company or any of the Subsidiaries has been pursuant to the terms of a written agreement between the Company or any of the Subsidiaries and the owner of such Confidential Information, or is otherwise lawful. There has been no breach of confidentiality on the part of the Company or any of the Subsidiaries or, to the knowledge of the Company with respect to Confidential Information, by a third-party.
(j)Non-Infringement. To the knowledge of the Company, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Company-Owned Intellectual Property by any third party. Neither the Company nor any of the Subsidiaries has brought any Legal Proceeding for infringement or misappropriation of any Company-Owned Intellectual Property. Neither the Company nor any of the Subsidiaries has any Liability for infringement or misappropriation of any Third-Party Intellectual Property or for unfair competition or unfair trade practices under the Applicable Law of any jurisdiction, nor has it received any notice or communication indicating or alleging the same. The operation of the Business, as previously or currently conducted by the Company and its Subsidiaries including (i) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product and/or Company-Owned Intellectual Property and (ii) the Company’s and any of the Subsidiaries’ use of any product, device, process or service used in the Business as previously or currently conducted, or as currently proposed to be conducted pursuant to the Roadmap by the Company and any of the Subsidiaries, have not, do not and will not (A) infringe (directly or indirectly, including via contribution or inducement), misappropriate or violate any Third-Party Intellectual Property, (B) breach any terms of service, click-through agreement or any other agreement or rules that, in each case, legally bind the Company or its Subsidiaries and are applicable to use of such Third-Party Intellectual Property, or (C) constitute unfair competition or unfair trade practices under the Applicable Law and there is no basis for any such claims. Neither the Company nor any of the Subsidiaries has been sued in any Legal Proceeding or received any written communications (including any third-party reports by users) alleging that the Company or any of the Subsidiaries have infringed, misappropriated, or violated or, by conducting the Business, would infringe, misappropriate, or violate any Third-Party Intellectual Property. No Company Intellectual Property is subject to any Legal Proceeding or Order that restricts in any manner the use, transfer or licensing thereof by the Company or any of the Subsidiaries, or that may affect the validity, use or enforceability of any Company Intellectual Property. Neither the Company nor any of the Subsidiaries has received any opinion of counsel that any Company Product or Company-Owned Intellectual Property or the operation of the business of the Company or any of the Subsidiaries, as previously or currently conducted, or as currently proposed to be conducted by the Company or its Subsidiaries, infringes, misappropriates or otherwise violates any Third-Party Intellectual Property.
(k)Company Intellectual Property Agreements. With respect to the Company Intellectual Property Agreements:
(i)each Company Intellectual Property Agreement is in full force and effect, subject only to the effect, if any, of applicable bankruptcy and other similar Applicable Law affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies;
(ii)neither the Company nor any of the Subsidiaries has granted or is bound by any options, licenses or agreements of any kind relating to any Company-Owned Intellectual Property outside of Standard On Form Outbound IP Licenses;

(iii)neither the Company nor any of the Subsidiaries is obligated to pay any royalties, revenue share or other similar payments based on the volume of sales of Company Products to any Person (other than salaries payable to employees, consultants and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license-in, license-out, sale, marketing, advertising or disposition of any Company-Owned Intellectual Property or Company Product by the Company or any of the Subsidiaries;
(iv)neither the Company nor any of the Subsidiaries is (nor will be as a result of the execution and delivery or effectiveness of this Agreement or the performance of the Company’s obligations under this Agreement), in breach of any Company Intellectual Property Agreement and the consummation of the Transactions will not result in the modification, cancellation, termination, suspension of, or acceleration of any payments, rights, obligations or remedies with respect to any Company Intellectual Property Agreements, or give any non-Company party to any Company Intellectual Property Agreement the right to do any of the foregoing;
(v)to the knowledge of the Company, no counterparty to any Company Intellectual Property Agreement is in breach thereof;
(vi)at and after the Closing, the Surviving Corporation (as a wholly owned subsidiary of Acquirer) will be permitted to exercise all of the Company’s and the Subsidiaries’ rights under the Company Intellectual Property Agreements to the same extent the Company would have been able to had the Transactions not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Company would otherwise be required to pay;
(vii)to the knowledge of the Company, there are no disputes or Legal Proceedings (pending or threatened) regarding the scope of any Company Intellectual Property Agreements, or performance under any Company Intellectual Property Agreements including with respect to any payments to be made or received by the Company or any of the Subsidiaries thereunder;
(viii)no Company Intellectual Property Agreement requires the Company to include any Third-Party Intellectual Property in any Company Product or obtain any Person’s approval of any Company Product at any stage of development, licensing, distribution or sale of that Company Product;
(ix)none of the Company Intellectual Property Agreements grants any third party exclusive rights to or under any Company Intellectual Property;
(x)[Intentionally omitted]
(xi)the Company and the Subsidiaries have obtained valid, written, licenses (sufficient for the conduct of the Business) to all Third-Party Intellectual Property that is incorporated into, integrated or bundled by the Company or any of the Subsidiaries with any of the Company Products; and
(xii)no third party that has licensed Intellectual Property Rights to the Company or any of the Subsidiaries has ownership of improvements or derivative works made by the Company in the Third-Party Intellectual Property that has been licensed to the Company.
(l)Non-Contravention. None of the execution and performance of this Agreement nor the consummation of the Transactions, will result in: (i) Acquirer or any of its Affiliates granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, Acquirer or any of its Affiliates, (ii) Acquirer or any of its Affiliates, being bound by or subject to, any exclusivity obligations, non-compete or other restriction on the operation or scope of their respective businesses, (iii) Acquirer or the Surviving Corporation being obligated to pay any royalties or other material amounts to any third party in excess of those payable by any of them, respectively, in the absence of this Agreement or the Transactions or (iv) any termination of, or other material impact to, Company Intellectual Property.
(m)Company Source Code. Neither the Company, any of the Subsidiaries nor any person acting on their behalf has disclosed, delivered or licensed to any Person or agreed or obligated the Company to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code, other than disclosures to employees, consultants and independent contractors (i) involved in the development of Company Products and (ii) subject to a written confidentiality agreement. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Company or any of the Subsidiaries of any Company Source Code, other than disclosures to employees, consultants, and independent contractors involved in the development of Company Products. Without limiting the foregoing, neither the execution nor performance of this Agreement nor the consummation of any of the Transactions will result in a release from escrow or other delivery to a third party of any Company Source Code.
(n)Open Source Software. Schedule 2.10(n)(i) of the Company Disclosure Letter identifies all Open Source Materials incorporated into or integrated with or used in or distributed with any Company Products, describes whether such Open Source Materials were modified and/or distributed by the Company and identifies the licenses under which such Open Source Materials were used or distributed. The Company and the Subsidiaries are in compliance with the terms and conditions of all licenses for such Open Source Materials. Except as set forth on Schedule 2.10(n)(ii) of the Company Disclosure Letter, the Company and the Subsidiaries have not (i) incorporated Open Source Materials into, or combined or linked Open Source Materials with, the Company-Owned Intellectual Property or Company Products, (ii) distributed Open Source Materials in conjunction with any Company-Owned Intellectual Property or Company Products or (iii) used or developed Open Source Materials, in such a way that, with respect to clauses (i), (ii) or (iii), creates, or purports to create, obligations for the Company or any of the Subsidiaries with respect to any Company-Owned Intellectual Property or grants, or purports to grant, to any third party any rights or immunities under any Company-Owned Intellectual Property (including the Company using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from, linked to or distributed with such Open Source Materials be (A) licensed, disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, (C) be redistributable or licensed at no charge or (D) except to the extent as specifically permitted by Applicable Law, be permitted to be decompiled, disassembled or otherwise reverse engineered).
(o)Information Technology.
(i)Status. The ICT Infrastructure that is currently used in the Business constitutes all the information and communications technology and other infrastructure and systems reasonably necessary to carry on the Business as currently conducted, including having sufficient capacity and maintenance and support requirements to satisfy the requirements of the Business as currently conducted with regard to information and communications technology, data processing and communications. The ICT Infrastructure is: (i) in good working order and substantially functions in accordance with all applicable documentation and specifications, (ii) maintained and supported in accordance with standard industry practice, and (iii) protected by adequate security and disaster recovery arrangements software and any data in the ICT Infrastructure and following procedures for preventing the introduction of viruses to, and unauthorized access of, the ICT Infrastructure.
(ii)No Faults. Neither the Company nor any of the Subsidiaries has experienced, and no circumstances exist that are likely or expected to give rise to, any material disruption in or to the operation of the Business as a result of: (A) any substandard performance or defect in any part of the ICT Infrastructure whether caused by any viruses, bugs, worms, software bombs or otherwise, lack of capacity or otherwise or (B) a breach of security in relation to any part of the ICT Infrastructure.

(iii)ICT Agreements. All Contracts relating to the ICT Infrastructure are valid and binding and no Contract (including any Contract for Third-Party Intellectual Property) that relates to the ICT Infrastructure has been the subject of any breach by the Company, any of the Subsidiaries or any other Person, and neither the Company nor any of the Subsidiaries (A) has waived any breach thereof by any other Person, (B) has received any notice of termination of any such Contract and (C) is aware of any circumstances that would give rise to a breach, suspension, variation, revocation or termination of any such Contract without the consent of the Company or any of the Subsidiaries (other than termination on notice in accordance with the terms of such Contract).
(p)Privacy and Personal Data.
(i)The Company and the Subsidiaries’ data, privacy and security practices have materially complied and materially comply with Company Privacy Commitments, Privacy Laws and Company Data Agreements, and the execution, delivery and performance of this Agreement nor the consummation of the Transactions do not and will not constitute, or result in a breach or violation of any Privacy Laws, Company Privacy Commitments or any Company Data Agreements. Copies of the current and most recent prior version of the Company Privacy Policies have been made available to Acquirer and such copies are true, correct and complete.
(ii)The Company and the Subsidiaries have all contractual or rights under Privacy Laws, as necessary to collect and Process all Personal Data and Confidential Information used in the Business of the Company and its Subsidiaries and, to the knowledge of the Company, the Company’s and the Subsidiaries’ data collection practices do not violate any third party’s rights or breach any applicable terms of service or other restrictions.
(iii)The Company and the Subsidiaries have established and maintain commercially reasonable technical, physical and organizational controls, policies, procedures, safeguards, measures and security systems, plans and technologies in accordance with appropriate industry standards and in compliance with data security requirements under Privacy Laws, Company Data Agreements and Company Privacy Commitments. The Company and each of the Subsidiaries has implemented and maintains commercially reasonable security, disaster recovery and business continuity plans and acts in compliance therewith and has tested such plans on a periodic basis, and such plans have proven effective upon testing. The Company and the Subsidiaries have taken commercially reasonable steps to ensure the reliability of its employees and contractors who have access to Company Data, to train such employees on applicable aspects of Privacy Laws and Company Privacy Commitments and to ensure that all employees with the right to access such data are under written obligations of confidentiality with respect to such data.
(iv)Neither Company nor any of the Subsidiaries has received written notice of and, to the knowledge of the Company, there is no circumstance (including any circumstance arising as the result of an audit or inspection carried out by any Governmental Entity) that would reasonably be expected to give rise to, any Legal Proceeding or communication from a Governmental Entity or any other Person (including an end user) relating to any Security Incident or violation of Privacy Laws or Company Privacy Commitments, or any Person’s individual privacy rights (except, with regard to any Person’s exercise of individual privacy rights within the ordinary course of business which are handled appropriately in accordance with Privacy Laws by the Company or any of its Subsidiaries within the applicable timeline) involving Company Data in the possession or control of the Company or any of its Subsidiaries. Neither the Company nor any of the Subsidiaries has been involved in any Legal Proceedings involving a breach or alleged breach of Privacy Laws or Company Privacy Commitments.
(v)Schedule 2.10(p)(v) of the Company Disclosure Letter contains the complete list as of the Effective Time of registrations made by the Company and the Subsidiaries under Privacy Laws with relevant Governmental Entities in connection with the Company’s Processing of Personal Data. All such registrations are valid, accurate, complete and fully paid up and the consummation of the Transactions will not invalidate such registration or require such registration to be amended. Other than the registrations set forth on Schedule 2.10(p)(v) of the

Company Disclosure Letter, no other registrations with Governmental Entities are required in connection with the Processing of Personal Data by Company or any of the Subsidiaries.
(vi)Neither the Company nor any of the Subsidiaries Process the Personal Data of any natural Person known to be under the age of 13 (or other age applicable to children as such term is defined under Applicable Laws).
(vii)Where the Company or any of the Subsidiaries uses a data processor to Process Personal Data there is in existence a written Company Data Agreement between the Company and each such data processor that materially complies with the requirements of all Privacy Laws and Company Privacy Commitments. To the knowledge of the Company, such data processors have not breached any such Company Data Agreements pertaining to Personal Data Processed by such Persons on behalf of Company or any of the Subsidiaries.
(viii)Neither the Company nor any of the Subsidiaries has transferred or permitted the transfer of Personal Data originating in the EEA outside the EEA, (or from any other jurisdiction with restrictions on the transfer of Personal Data), except where such transfers have complied with the requirements of Privacy Laws, Company Data Agreements and Company Privacy Commitments.
(ix)Except with respect to “protected health information” (as such term is defined in the Health Insurance Portability and Accountability Act of 1996 as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, as otherwise amended from time to time, and the rules and regulations promulgated thereunder, including the Privacy Standards (45 C.F.R. Parts 160 and 164), the Electronic Transactions Standards (45 C.F.R. Parts 160 and 162), and the Security Standards (45 C.F.R. Parts 160, 162 and 164) (“HIPAA”) or for any similar term under any other applicable Privacy Laws) provided by employees of the Company or the Subsidiaries and such employees’ beneficiaries, and maintained by the Company and the Subsidiaries in connection with the group health plan(s) set forth on Schedule 2.12(a) of the Company Disclosure Letter, neither the Company nor any of the Subsidiaries receives, Processes or stores information that is subject to HIPAA. To the extent the Company or its Subsidiaries Process or store information that is subject to HIPAA, the Company and the Subsidiaries have entered into HIPAA-compliant Contracts with respect to the protection of such information. Neither the Company nor any of the Subsidiaries has agreed in writing that it is a “Business Associate” (as such term is defined in HIPAA).
(q)Data and Data Security.
(i)No Breach. No Personal Data or Confidential Information in the possession or control of the Company or any Subsidiary, or held or Processed by any third party for or on behalf of the Company or any of its Subsidiaries, has been subject to any data breach or unauthorized acquisition, access, destruction, damage, disclosure, loss, corruption, denial, alteration, or use (a “Security Incident”). No circumstance has arisen in which Privacy Laws would require the Company or any of the Subsidiaries to notify a Governmental Entity of a Security Incident.
(ii)Processing. The Company and the Subsidiaries have valid and subsisting contractual rights to Process and had, at the time of Processing, valid and subsisting contractual rights to Processed Company-Licensed Data in the manner that it is Processed by or for the Company or any of the Subsidiaries. The Company and the Subsidiaries have all rights, and all permissions, licenses or authorizations required under Applicable Laws (including Privacy Laws) and relevant Contracts (including Company Data Agreements), to retain, produce copies, prepare derivative works, disclose, combine with other data, and grant third parties rights, as the case may be, to each of the Company-Licensed Data as necessary for the operation of the Business as presently conducted. The Company and the Subsidiaries have been and are in compliance with Contracts pursuant to which the Company Processes Company-Licensed Data, and the consummation of the Transactions will not conflict with, or result in any violation or breach of, or default under, any such Contract. Schedule 2.10(q)(ii) of the Company Disclosure Letter

identifies each Contract governing any Company-Licensed Data to which the Company is a party or is bound by, except the standard terms of use entered into by users of the Company Products (copies of which have been provided to Acquirer).
(iii)Company Owned Data. The Company and the Subsidiaries are the owners of all right, title and interest in and to each element of Company-Owned Data or otherwise has all rights, permissions, consents and authorizations required to use such Company-Owned Data in the Business.
(iv)[Intentionally omitted]
(r)No Defects. The Company-Owned Intellectual Property is free from material defects and bugs. The software included in the Company-Owned Intellectual Property is not designed to contain (a) any clock, timer, counter, or other limiting or disabling code, design, routine, or any viruses, Trojan horses, or other disabling or disruptive codes or commands that would cause such software to be erased, made inoperable, or otherwise rendered incapable of performing in accordance with its performance specifications and descriptions or otherwise limit or restrict the Company’s, the Subsidiaries’ or any Person’s ability to use such software or the Company Intellectual Property, including after a specific or random number of years or copies, or (b) any back doors or other undocumented access mechanism allowing unauthorized access to, and viewing, manipulation, modification, or other changes to, such software or Company Intellectual Property. There are no unremediated security vulnerabilities in any Company Products or in the ICT Infrastructure.
(s)Standards Bodies. Except as set forth on Schedule 2.10(s) of the Company Disclosure Letter, (i) the Company and the Subsidiaries are not members of, contributors to, or affiliated with, any industry standards organization or open source organization, body, working group, or similar organization, and (ii) neither the Company, any of the Subsidiaries nor any Company-Owned Intellectual Property is subject to any licensing, assignment, contribution, disclosure, or other requirements or restrictions of any industry standards organization or open source organization, body, working group, or similar organization. The Company has provided Acquirer with accurate and complete copies of all governing documents and other Contracts (including charter, bylaws, and participation guidelines) relating to the Company’s and any of the Subsidiaries’ membership in, contribution to, or affiliation with any industry standards organization or open source organization, body, working group, or similar organization.
(t)Warranties; Company Products. No Company Product is subject to any guaranty, warranty, right of return, right of credit, or other indemnity provided by the Company or its Subsidiaries other than the applicable standard terms and conditions of sale, license, or lease of the Company and/or the Subsidiaries, which are set forth in Schedule 2.10(t) of the Company Disclosure Letter. Schedule 2.10(t) to the Company Disclosure Letter sets forth the aggregate expenses incurred by the Company or each of the Subsidiaries in fulfilling its obligations under such provisions during each of the fiscal years and the interim period covered by the Financial Statements, and, to the knowledge of the Company, there exists no fact, circumstance, or condition that would reasonably be expected to result in such expenses significantly increasing as a percentage of sales in the future. There have been no product liability claims relating to the Company or any of the Subsidiaries, or any Company Products, or services related thereto.
(u)Company Websites. To the Company’s knowledge, without having conducted a search, no domain names have been registered by any Person that are similar to any trademarks, service marks, domain names or business or training names used, created or owned by the Company or any of the Subsidiaries. The contents of any Company Website and all transactions conducted over the Internet comply with Applicable Law and codes of practice in any applicable jurisdiction.
(v)No Data Warranty. The Company and the Subsidiaries have never represented in writing that Company Products enhance the security of data accessed, provided or sent by end users.
2.11Taxes.

(a)The Company and each of the Subsidiaries has properly completed and timely filed all Tax Returns required to be filed by it prior to the Closing Date (after giving effect to any validly obtained extensions of time in which to make such filings), has timely paid all Taxes required to be paid by it (whether or not shown on any Tax Return), and has no Liability for Taxes in excess of the amounts so paid. All Tax Returns were complete and accurate and have been prepared in material compliance with Applicable Law. There is no claim for Taxes that has resulted in an Encumbrance against any of the assets of the Company or any of the Subsidiaries other than statutory liens for Taxes that are not yet delinquent.
(b)The Company has delivered or made available to Acquirer true, correct and complete copies of all income and other material Tax Returns, examination reports and statements of deficiencies, adjustments and proposed deficiencies and adjustments in respect of the Company and any of the Subsidiaries.
(c)There is (i) no past or pending audit of, or Tax controversy associated with, any Tax Return of the Company or any of the Subsidiaries that has been or is being conducted by a Tax Authority, (ii) no other procedure, proceeding or contest of any refund or deficiency in respect of Taxes pending or on appeal with any Governmental Entity, (iii) no extension of any statute of limitations on the assessment of any Taxes granted by the Company or any of the Subsidiaries currently in effect and (iv) no extension of time in effect for filing any Tax Return that has not been filed other than automatic extensions of time to file Tax Returns. No written claim has ever been made by any Governmental Entity in a jurisdiction where the Company or any of the Subsidiaries does not file Tax Returns that the Company or any of the Subsidiaries is or may be subject to taxation by that jurisdiction.
(d)The Company Balance Sheet reflects all Liabilities for unpaid Taxes of the Company and any of the Subsidiaries for periods (or portions of periods) through the Company Balance Sheet Date. Neither the Company nor any of the Subsidiaries has any Liability for unpaid Taxes accruing after the Company Balance Sheet Date except for Taxes arising in the ordinary course of business consistent with past practice following the Company Balance Sheet Date. Neither the Company nor any of the Subsidiaries has any Liability for Taxes (whether outstanding, accrued for, contingent or otherwise) that are not included in the calculation of Company Net Working Capital.
(e)Neither the Company nor any of the Subsidiaries has been or will be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state, local or non-U.S. Tax laws as a result of transactions, events or accounting methods employed prior to the Merger.
(f)Neither the Company or any of the Subsidiaries is a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement, and neither the Company nor any of the Subsidiaries has any Liability or potential Liability to another party under any such agreement (excluding customary provisions in any commercial agreement entered into in the ordinary course of business the primary purpose of which is not related to Taxes).
(g)The Company and each of its Subsidiaries has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return that could reasonably result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or non-U.S. Applicable Law.
(h)Neither the Company nor any of the Subsidiaries has consummated or participated in, or is currently participating in, any transaction that was or is a “Tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder. Neither the Company nor any of the Subsidiaries has participated in, or is currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or non-U.S. Applicable Law.
(i)Neither the Company nor any of the Subsidiaries nor any predecessor of the Company or any of the Subsidiaries is or has ever been a member of a consolidated, combined, unitary or aggregate group of which the Company or any of the Subsidiaries or any predecessor of the Company or any of the Subsidiaries was not the ultimate parent corporation.
(j)Neither the Company nor any of the Subsidiaries has any Liability for the Taxes of any Person (other than the Company or any of the Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Applicable Law), as a transferee or successor, by operation of Applicable Law, by Contract or otherwise.
(k)Neither the Company nor any of the Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date, (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Applicable Law) executed on or prior to the Closing Date, (iii) intercompany transactions (including any intercompany transaction subject to Section 367 or 482 of the Code) or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Applicable Law) with respect to a transaction occurring on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) interest held by the Company or any of the Subsidiaries in a “controlled foreign corporation” (as that term is defined in Section 957 of the Code) on or before the Closing Date pursuant to Sections 951 or 951A of the Code, or (vi) prepaid amount received on or prior to the Closing Date.
(l)Neither the Company nor any Subsidiary has ever been required to include any amount in income for any Taxable year as a result of the application of Section 965 of the Code. The Company has not made any election(s) under Section 965 of the Code, including Section 965(h) of the Code. The Company has no liability or obligation to make any remaining payments of Tax pursuant to an election under Section 965(h) of the Code.
(m)Neither the Company nor any of the Subsidiaries has incurred a dual consolidated loss within the meaning of Section 1503 of the Code.
(n)Neither the Company nor any of the Subsidiaries has received any private letter ruling from the IRS (or any comparable Tax ruling from any other Governmental Entity).
(o)Neither the Company nor any of the Subsidiaries is a party to any joint venture, partnership or other Contract or arrangement that could be treated as a partnership for U.S. federal income Tax purposes.
(p)Neither the Company nor any of the Subsidiaries is subject to Tax in any jurisdiction other than the United States by virtue of having employees, agents, a permanent establishment or any other place of business in such jurisdiction. Neither the Company nor any of the Subsidiaries is subject to income Tax, sales Tax, use Tax, gross receipts Tax or any other type of Tax in any U.S. state where it does not file Tax Returns applicable to such type of Tax.
(q)The Company and each of the Subsidiaries has collected and remitted all material sales, use, value added, ad valorem, personal property and similar Taxes with respect to sales made or services provided and, for all sales or provision of services that are exempt from sales, use, value added, ad valorem, personal property and similar Taxes and that were made without charging or remitting sales, use, value added, ad valorem, personal property or similar Taxes, the Company and each of the Subsidiaries has received and retained any required Tax exemption certificates or other documentation qualifying such sale or provision of services as exempt.
(r)The Company and each of the Subsidiaries has in its possession official foreign government receipts for any Taxes paid by it to any foreign Tax Authorities for which receipts have been provided.
(s)The Company and each of the Subsidiaries has provided or made available to Acquirer all documentation relating to any applicable Tax holidays or incentives. The Company and each of the Subsidiaries is in compliance with the requirements for any applicable Tax holidays or incentives and none of the Tax holidays or incentives will be jeopardized by the Transactions.
(t)Neither the Company nor any of the Subsidiaries is, or has ever been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code within the five-year period ending on the date of this Agreement and the Company has filed with the IRS all statements, if any, that are required under Section 1.897-2 of the Treasury Regulations.
(u)Neither the Company nor any of the Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code (i) in the two years prior to the Agreement Date or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.
(v)The Company and each of the Subsidiaries has (i) complied in all material respects with all Applicable Law relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, 1472 and 3406 of the Code or similar provisions under any non-U.S. Applicable Law), (ii) withheld (within the time and in the manner prescribed by Applicable Law) from employee wages or consulting compensation and paid over to the proper Governmental Entities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all Applicable Law, including federal and state income Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, relevant state income and employment Tax withholding laws, and (iii) timely filed all withholding Tax Returns, for all periods through and including the Closing Date.
(w)Neither the Company nor the Subsidiaries owns any interest in any controlled foreign corporation (as defined in Section 957 of the Code) or passive foreign investment company (as defined in Section 1297 of the Code), or other entity the undistributed income of which is required to be included in the income of the Company on a current basis.
(x)Neither the Company nor any of the Subsidiaries is a party to a “gain recognition agreement” within the meaning of the Treasury Regulations under Section 367 of the Code.
(y)The Company has delivered or made available to Acquirer true, correct and complete copies of all election statements under Section 83(b) of the Code made by or on behalf of the Persons set forth on Schedule 2.11(y) of the Company Disclosure Letter, together with evidence of timely filing of such election statements with the appropriate IRS service center with respect to any Company Common Stock that was initially subject to a vesting arrangement or to other property issued by the Company or any of the Subsidiaries to any of its employees, non-employee directors, consultants or other service providers.
(z)Schedule 2.11(z) of the Company Disclosure Letter lists all “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) to which the Company or any of the Subsidiaries is a party. Each such nonqualified deferred compensation plan to which the Company or any of the Subsidiaries is a party complies with the requirements of paragraphs (2), (3) and (4) of Section 409A(a) by its terms and has been operated in accordance with such requirements. No event has occurred that would be treated by Section 409A(b) as a transfer of property for purposes of Section 83 of the Code. Neither the Company nor any of the Subsidiaries is under any obligation to gross up any Taxes under Section 409A of the Code.
(aa)The exercise price of all Company Options is at least equal to the fair market value of the Company Common Stock on the date such Company Options were granted, and neither the Company, the Subsidiaries nor Acquirer has incurred or will incur any Liability or obligation to withhold Taxes under Section 409A of the Code upon the vesting of any Company Options. All Company Options constitute “service recipient stock” (as defined under Treasury Regulation 1.409A-1(b)(5)(iii)) with respect to the grantor thereof.

(bb) The Company and each of the Subsidiaries is in compliance with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and each of the Subsidiaries. The prices for any property or services (or for the use of any property) provided by or to the Company and each of the Subsidiaries are arm’s length prices for purposes of all applicable transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code.
(cc) No independent contractor was or is considered as an employee of the Company or any of the Subsidiaries by an applicable Tax Authority.
(dd) Except as set forth on Schedule 2.11(dd) of the Company Disclosure Letter, there is no agreement, plan, arrangement or other Contract covering any current or former employee or other service provider of the Company, any of the Subsidiaries or any ERISA Affiliate to which the Company or any of the Subsidiaries is a party or by which the Company, any of the Subsidiaries or its assets is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or would reasonably be expected to, as a result of the Transactions (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that would reasonably be expected to be characterized as a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law). No securities of the Company, any of the Subsidiaries or any Company Securityholder is readily tradable on an established securities market or otherwise (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) such that the Company is ineligible to seek shareholder approval in a manner that complies with Section 280G(b)(5) of the Code. Neither the Company nor any of the Subsidiaries has ever had any obligation to report, withhold or gross up any excise Taxes under Section 280G or Section 4999 of the Code. No amount paid or payable by the Company or any of the Subsidiaries in connection with the Transactions, whether alone or in combination with another event, will be an “excess parachute payment” within the meaning of Section 280G of the Code or Section 4999 of the Code or will not be deductible by the Company or any of the Subsidiaries by reason of Section 280G of the Code.
2.12Employee Benefit Plans and Employee Matters.
(a)Schedule 2.12(a) of the Company Disclosure Letter lists, with respect to the Company and the Subsidiaries and any trade or business (whether or not incorporated) that is treated as a single employer with the Company (an “ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), regardless of whether subject to ERISA, (ii) each loan to an employee, (iii) all stock option, stock purchase, phantom stock, stock appreciation right, restricted stock unit plans, programs or arrangements, (iv) supplemental retirement, retirement, sabbatical, medical, dental, vision care, disability, death benefit, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements, social security contributions (including without limitation employees’ state insurance and provident fund contributions under the Applicable Law of India), (v) all bonus, pension, profit sharing, savings, severance, thirteenth month, jubilee, termination indemnity, redundancy pay, retirement, gratuity, deferred compensation or incentive plans (including cash or equity incentive plans), programs or arrangements, (vi) all other fringe or employee benefit plans, programs or arrangements and (vii) all forms of employment agreements, all employment agreements that provide for severance or other termination benefits in excess of that which is required by Applicable Law, forms of consulting or independent contractor agreements, advisor agreements, retention agreements, change of control agreements, forms of executive compensation agreements, forms of non-employee director agreements or severance agreements, and in each case any such agreement which materially deviate from the forms, written or otherwise, regardless of whether any of the foregoing described in (i) through (vii) are mandated by local Applicable Law or are voluntary, private, funded, unfunded, financed by the purchase of insurance, contributory or noncontributory (all of the foregoing described in clauses (i) through (vii), collectively, the “Company Employee Plans”), that is sponsored, maintained, administered or contributed to, or as to which any unsatisfied obligations of the Company or any of the Subsidiaries remain for the benefit of, or relating to, any present or former employee, consultant, advisor, independent contractor or non-employee director of the Company or any of the Subsidiaries; provided that any governmental plan or program requiring the mandatory payment of social insurance taxes or similar contributions to a governmental fund with respect to the wages of an employee will be considered a “Company Employee Plan” for these purposes. Notwithstanding the foregoing, any Company Employee Plan that is mandated by Applicable Law shall not be required to be set forth on Schedule 2.12(a) of the Company Disclosure Letter.
(b)The Company has made available to Acquirer a true, correct and complete copy of each of the Company Employee Plans and related plan documents (including trust documents, insurance policies or Contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications relating thereto) and has, with respect to each Company Employee Plan that is subject to ERISA reporting requirements, provided to Acquirer true, correct and complete copies of the Form 5500 reports filed for the last three plan years. The Company has made available to Acquirer a true, correct and complete copy of the most recent IRS determination or opinion letter issued with respect to each such Company Employee Plan. The Company has made available to Acquirer all registration statements and prospectuses prepared in connection with each Company Employee Plan.
(c)Each Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the IRS a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied (or has time remaining in which to apply) to the IRS for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a standardized prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer and each other Company Employee Plan that is intended to qualify for tax-preferential treatment under Applicable Law so qualifies and has received, where required, approval from the applicable Governmental Entity that it is so qualified and no event has occurred or circumstance exists that may give rise to disqualification or loss of Tax-preferential treatment. Nothing has occurred since the issuance of each such IRS determination or opinion letter that would reasonably be expected to cause the loss of the Tax-qualified status of any Company Employee Plan subject to Section 401(a) of the Code. All individuals who, pursuant to the terms of any Company Employee Plan, are entitled to participate in any Company Employee Plan, are currently participating in such Company Employee Plan or have been offered an opportunity to do so and have declined in writing. The Company does not sponsor or maintain any self-funded employee benefit plan, including any plan to which a stop-loss policy applies.
(d)There has been no “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code and not exempt under Section 408 of ERISA and regulatory guidance thereunder) with respect to any Company Employee Plan. Each Company Employee Plan has been administered in accordance with its terms and in material compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and the Company, each of the Subsidiaries and each ERISA Affiliate has performed all obligations required to be performed by it under, is not in default under or in violation of, and has no knowledge of any default or violation by any other party to, any of the Company Employee Plans. Neither the Company, any of the Subsidiaries nor any ERISA Affiliate is subject to any Liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any Company Employee Plans. All contributions required to be made by the Company, each of the Subsidiaries or any ERISA Affiliate to any Company Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Company Employee Plan for the current plan years (and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the ordinary course of business consistent with past practice after the Company Balance Sheet Date as a result of the operations of the Company and the Subsidiaries after the Company Balance Sheet Date). In addition, with respect to each Company Employee Plan intended to include a Code Section 401(k) arrangement, the Company, each of the Subsidiaries and each of the ERISA Affiliates have at all times made timely deposits of employee salary reduction contributions and participant loan repayments, as determined pursuant to regulations issued by the United States Department of Labor. No Company Employee Plan is covered by, and neither the Company, any of the Subsidiaries nor any ERISA Affiliate has incurred or expects to incur any Liability under Title IV of ERISA or Section 412 of the Code. With respect to each Company Employee Plan subject to ERISA as either an employee pension benefit plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, the Company, each of the Subsidiaries and any applicable ERISA Affiliate have prepared in good faith and timely filed all requisite governmental reports (which were true, correct and complete as of the date filed), including any required audit reports, and have properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Employee Plan. No Legal Proceeding has been brought, or to the knowledge of the Company, is threatened, against or with respect to any such Company Employee Plan, including any audit or inquiry by the IRS or U.S. Department of Labor.
(e)There has been no amendment to, written interpretation or announcement (whether or not written) by the Company, any of the Subsidiaries or any ERISA Affiliate relating to, or change in participation or coverage under, any Company Employee Plan that would increase the expense of maintaining such Company Employee Plan above the level of expense incurred with respect to such Company Employee Plan for the most recent full fiscal year included in the Financial Statements.
(f)Neither the Company, any of the Subsidiaries nor any current or former ERISA Affiliate currently maintains, sponsors, participates in or contributes to, or has ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code. No Company Employee Plan maintained for the benefit of employees primarily employed outside the United States is a defined benefit pension plan or other arrangement that provides benefits on a defined benefit basis in the event of retirement or redundancy or any material unfunded benefit obligations.
(g)Neither the Company, any of the Subsidiaries nor any ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any “multiemployer plan” as such term is defined in Section 3(37) of ERISA or any “multiple employer plan” as such term is defined in Section 413(c) of the Code.
(h)Each Subsidiary of the Company which primarily employs employees outside the United States sponsors or maintains Company Employee Plans which are sufficient to meet the requirements of Applicable Law, any applicable Labor Agreement or employment agreement to which any of its employees is a party and no such Company Employee Plan has any participants or beneficiaries who are not current or former employees of such Subsidiary or their dependents or beneficiaries.
(i)The Company and each of the Subsidiaries is in material compliance with all Applicable Law and their own handbooks and policies respecting employment and labor matters, discrimination in employment, terms and conditions of employment, employee benefits (including without limitation, holiday, leave, sick pay, social security (including remittance of employees’ state insurance, provident fund and pension contributions under the Applicable Law of India), employee’s compensation, professional Taxes, labour welfare fund contributions, worker classification (including the proper classification of workers as independent contractors and consultants)), wages, statutory bonuses, engagement of contract labour (third-party vendor employees), hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act and, with respect to each Company Employee Plan, (i) the applicable requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and the regulations thereunder, including, without limitation, health care continuation and notice provisions, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations thereunder, (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations thereunder, (iv) the applicable requirements of the Americans with Disabilities Act of 1990, as amended and the regulations thereunder, (v) the Age Discrimination in Employment Act of 1967, as amended, and (vi) the applicable requirements of the Women’s Health and Cancer Rights Act of 1998 and the regulations (including proposed regulations) thereunder. Each Company Employee Plan that is a health plan is in compliance with the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 (collectively, the “2010 Health Care Law”). The operation of each Company Employee Plan that is a health plan will not result in the incurrence of any penalty to the Company pursuant to the 2010 Health Care Law. Neither the Company nor any of the Subsidiaries is an Applicable Large Employer (as

defined in the 2010 Health Care Law). There is nothing that would create a reporting obligation or excise tax under 4980D of the Code. The Company and each of the Subsidiaries is in compliance in all respects with the Worker Adjustment Retraining Notification Act of 1988, as amended (the “WARN Act”), and all similar state and local laws, as applicable.
(j)Neither the Company nor any of the Subsidiaries is engaged in any unfair labor practice nor is/has been a subject of claims, demands, proceedings or actions initiated by any current or former employee in relation to unfair labor practice. Neither the Company nor any of the Subsidiaries is liable for any arrears of wages, compensation (including overtime compensation or payment in lieu of accrued but unavailed leaves as required under Applicable Law), statutory bonuses, gratuity, Taxes, penalties or other sums for failure to comply with any of the foregoing. The Company and each of the Subsidiaries has (in accordance with Applicable Law and/or any contractual obligation) paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits, statutory dues, social security contributions (including but not limited to employees’ state insurance, provident fund and pension contributions under the Applicable Law of India) and other compensation due to or on behalf of such employees, independent contractors and consultants. Neither the Company nor any of the Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employers and/or employees (other than routine payments to be made in the normal course of business and consistently with past practice). There are no pending claims against the Company or any of the Subsidiaries under any workers compensation plan or policy or for long term disability. Neither the Company nor any of the Subsidiaries has any obligations under COBRA or similar Applicable Law with respect to any former employees or qualifying beneficiaries thereunder. There are no controversies pending or, to the knowledge of the Company, threatened, between the Company or any of the Subsidiaries and any of their respective employees, which controversies have or would reasonably be expected to result in a Legal Proceeding before any Governmental Entity. Neither the Company nor any of its Subsidiaries have any liability with respect to any misclassification of: (i) any person as an independent contractor rather than as an employee, (ii) any employee leased from another employer, or (iii) any employee currently or formerly classified as exempt under the Fair Labor Standards Act or similar Applicable Law.
(k)No demands or claims have been made against the Company or any of the Subsidiaries with respect to discrimination, harassment or retaliation, holiday, leave, sick pay, overtime compensation, working hours, social security contributions (employees’ state insurance, provident fund and pension contributions under the Applicable Law of India), employees’ classification or misclassification, employees’ compensation, health and welfare benefits, and, to the knowledge of the Company, no such claims are pending or threatened, and no reasonable basis exists for any such claim. No suit, administrative proceeding, action, litigation, notice, demand or claim is pending or, to the knowledge of the Company, threatened against, and no internal or external complaints have been reported accusing, any current or former officer, director or employee of the Company or any of the Subsidiaries (or contractor or other representative of the Company, in his or her capacity as such) with respect to sexual harassment or sexual misconduct (or any allegation thereof). Neither the Company nor, to the knowledge of the Company, any current or former officer, director or employee of the Company or any of the Subsidiaries (or contractor or other representative of the Company in his or her capacity as such) has entered into a Contract for the settlement of any Legal Proceeding with respect to sexual harassment or sexual misconduct (or any allegation thereof).
(l)The Company for itself and for each of the Subsidiaries has provided to Acquirer true, correct and complete copies of each of the following: (i) all forms of offer letters, (ii) all forms of employment agreements and severance agreements, (iii) all forms of services agreements and agreements with current and former consultants, advisors and/or independent contractors, (iv) all forms of confidentiality, non-competition or inventions agreements between current and former employees, consultants, advisors and/or independent contractors and the Company or any Subsidiary (and a true, correct and complete list of employees, consultants, advisors, independent contractors and/or others not subject thereto), (v) the most current management organization chart(s), (vi) all forms of bonus plans and any form award agreement thereunder and (vii) a schedule of bonus commitments made to employees of the Company and the Subsidiaries.

(m)Neither the Company nor any of the Subsidiaries is a party to or bound by any collective bargaining agreement, works council arrangement or labor union Contract or any similar Contract (“Labor Agreement”) with any works council, union, labor organization or employee representative body or group of employees (“Employee Representative”). No works council or collective bargaining agreement is being negotiated by the Company or any of the Subsidiaries and neither the Company nor any of the Subsidiaries has any duty to bargain with any Employee Representative, and there is no such Employee Representative which must be notified, consulted or with which negotiations need to be conducted in connection with the transactions contemplated by this Agreement. No demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by the Company or any of the Subsidiaries is pending. No activities or proceedings of any labor union to organize the Company’s or any of the Subsidiaries’ employees is pending. No labor dispute, strike or work stoppage against the Company or any of the Subsidiaries is pending or, to the knowledge of the Company, threatened. Neither the Company, any of the Subsidiaries nor, to the knowledge of the Company, any of its or the Subsidiaries’ Representatives has committed any unfair labor practice in connection with the conduct of the Business. No charge or complaint against the Company or any of the Subsidiaries by the National Labor Relations Board or any comparable Governmental Entity is pending or, to the knowledge of the Company, threatened. No employee of the Company or any of the Subsidiaries has been involuntarily terminated in the 12 months immediately preceding the Agreement Date.
(n)(i) Schedule 2.12(n)(i) of the Company Disclosure Letter sets forth each form of non-competition agreement and non-solicitation agreement that binds any current or former employee, consultant, advisor or independent contractor of the Company or any of the Subsidiaries with the Company or any of the Subsidiaries. (ii) To the Company’s knowledge, no employee of the Company or any of the Subsidiaries is in violation of any term of any employment agreement, non-competition agreement or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of the Subsidiaries because of the nature of the Business or to the use of trade secrets or proprietary information of others. (iii) To the Company’s knowledge, no independent contractor or consultant of the Company or any of the Subsidiaries is in violation of any term of any non-competition agreement or any restrictive covenant to a former employer relating to the right of any such independent contractor or consultant to be providing services to the Company or any of the Subsidiaries because of the nature of the Business or to the use of trade secrets or proprietary information of others. (iv) As of the Agreement Date, no employee of the Company or any of the Subsidiaries has given notice to the Company or any of the Subsidiaries and, to the knowledge of the Company, no employee of the Company or any of the Subsidiaries intends to terminate his or her employment with the Company or any of the Subsidiaries. (v) The employment of each of the employees of the Company and each of the Subsidiaries is “at will” (except for non-United States employees of the Company or any of the Subsidiaries located in a jurisdiction that does not recognize the “at will” employment concept), and neither the Company nor any of the Subsidiaries has any obligation to provide any particular form or period of notice, severance or termination pay prior to terminating the employment of any of their respective employees.
(o)Other than as provided herein, as of the Agreement Date, neither the Company nor any of the Subsidiaries has, and to the knowledge of Company, no other Person has, (i) entered into any Contract that obligates or purports to obligate Acquirer to make an offer of employment to any present or former employee, consultant, advisor or independent contractor of the Company or any of the Subsidiaries and/or (ii) promised or otherwise provided any assurances (contingent or otherwise) to any present or former employee, consultant, advisor or independent contractor of the Company or any of the Subsidiaries of any terms or conditions of employment with Acquirer following the Effective Time.
(p)(i) Schedule 2.12(p)(i) of the Company Disclosure Letter sets forth a true, correct and complete list, anonymized to the extent required under Applicable Law, of the names, positions and rates of compensation of all officers, directors and employees of the Company and each of the Subsidiaries, including those engaged through a third party agency or a professional employer organization, showing each such individual’s name, position, employing entity, manager’s name, annual remuneration, work location, and whether the individual can and/or has been working remotely, immigration/work-authorization status, status as exempt/nonexempt, date of hire or engagement, bonuses and fringe benefits for the current fiscal year, a list of scheduled bonus commitments and any severance or termination benefits that must be provided to such person. (ii) Schedule 2.12(p)(ii) of the Company Disclosure Letter sets forth the additional following information for each of its international employees: city/country of employment, and citizenship. (iii) Schedule 2.12(p)(iii) of the Company Disclosure Letter sets forth a true, correct and complete list of all of its consultants, advisors and independent contractors and, for each, such individual’s compensation, engaging entity, such individual’s initial date of engagement, whether such engagement has been terminated by written notice by either party thereto and the notice or termination provisions applicable to the services provided by such individual.
(q)Every service provider of the Company or any of the Subsidiaries who requires a visa, employment pass or other required permit to work in the country in which he provided service has a current employment pass or such other required permit and all necessary permission to remain in such country and perform services in that country. The Company and each of the Subsidiaries has obtained Forms I-9 from each employee who has ever provided services in the United States. No employee of the Company or any of the Subsidiaries is undocumented. The Company and each of the Subsidiaries is in full compliance in all respects with the United States Immigration Reform and Control Act and any other Applicable Law in relation to immigration.
(r)In the past two years, (i) neither the Company nor any of the Subsidiaries has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of the Subsidiaries and (iii) neither the Company nor any of the Subsidiaries has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or non-U.S. law or regulation. Neither the Company nor any of the Subsidiaries has caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the 90-day period immediately preceding the Agreement Date.
(s)Except as required pursuant to or contemplated by an Offer Letter or this Agreement, none of the execution, delivery and performance of this Agreement, the consummation of the Transactions, any termination of employment or service and any other event in connection therewith or subsequent thereto will, individually or together or with the occurrence of some other event (whether contingent or otherwise), (i) result in any payment or benefit (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due or payable, or required to be provided, to any current or former employee, consultant, advisor, independent contractor or director, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former employee, consultant, advisor, independent contractor or director, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (iv) increase the amount of compensation due to any Person or (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company or any of the Subsidiaries to any Person.
(t)None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person other than as required under COBRA or similar state law. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without Liability to Acquirer (other than ordinary and reasonable administrative expenses typically incurred in a termination event).
2.13Interested-Party Transactions. None of the officers and directors of the Company or any of the Subsidiaries and, to the knowledge of the Company, none of the other employees of the Company or any of the Subsidiaries and any Company Stockholders, and none of the immediate family members of any of the foregoing, (a) has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with, or does business with, or has any contractual arrangement with, the Company or any of the Subsidiaries (except with respect to any interest in less than two percent of the stock of any corporation whose stock is publicly traded), (b) is a party to, or to the knowledge of the Company, otherwise directly or indirectly interested in, any Contract to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries or any of their respective assets is bound, except for normal compensation for services as an officer, director, employee or consultant thereof or (c) to the knowledge of the Company, has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property, except for interests in Third-Party Intellectual Property licensed to the Company pursuant to a Standard Inbound IP License) that is used in, or that relates to, the Business, except for the rights of Company Stockholders under Applicable Law.
2.14Insurance. As of the Agreement Date, the Company and the Subsidiaries maintain the policies of insurance and bonds set forth in Schedule 2.14 of the Company Disclosure Letter, including all legally required workers’ compensation insurance and errors and omissions, casualty, fire and general liability insurance. Schedule 2.14 of the Company Disclosure Letter sets forth the name of the insurer under each such policy and bond, the type of policy or bond, the coverage amount and any applicable deductible as of the Agreement Date as well as all material claims made under such policies and bonds since inception through the Agreement Date. The Company has provided to Acquirer true, correct and complete copies of all such policies of insurance and bonds issued at the request or for the benefit of the Company and the Subsidiaries. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid and the Company and the Subsidiaries are otherwise in material compliance with the terms of such policies and bonds. All such policies and bonds remain in full force and effect as of the Agreement Date, and the Company has no knowledge as of the Agreement Date of any threatened termination in writing of, or material premium increase proposed in writing with respect to, any of such policies.
2.15Books and Records. The Company has made available to Acquirer true, correct and complete copies of (a) all documents identified on the Company Disclosure Letter, (b) the Certificate of Incorporation and the Bylaws or equivalent organizational or governing documents of the Company and each of the Subsidiaries, each as currently in effect, (c) the complete minute books containing records of all proceedings, consents, actions and meetings of the Board (or equivalent body of each Subsidiary), committees of the Board (or equivalent body of each Subsidiary) and the Company Stockholders, including any presentations and written materials provided thereto in connection with such proceedings, consents, actions and meetings, (d) the stock ledger, journal and other records reflecting all stock issuances and transfers and all stock option and warrant grants and agreements of the Company and each of the Subsidiaries and (e) all material permits, orders and consents in effect as of the Agreement Date and issued by any regulatory agency with respect to the Company and each of the Subsidiaries, or any securities of the Company and each of the Subsidiaries, and all applications for such permits, orders and consents. The minute books of the Company and each of the Subsidiaries made available to Acquirer contain a true, correct and complete in all material respects summary of all meetings of directors and of the Company Stockholders or actions by written consent since the time of incorporation of the Company and each of the Subsidiaries through the Agreement Date.
2.16Material Contracts.
(a)Schedules 2.16(a)(i) through ((xxvii)) of the Company Disclosure Letter set forth a list of each of the following Contracts to which the Company or any of the Subsidiaries is a party that are in effect on the Agreement Date (the “Material Contracts”):
(i)any Contract with a (A) Significant Customer or (B) Significant Supplier;
(ii)any Contract providing for payments by or to the Company or any of the Subsidiaries (or under which the Company or any of the Subsidiaries has made or received such payments) in an aggregate annual amount of $250,000 or more per annum;
(iii)any dealer, distributor, reseller, referral or similar agreement, or any Contract providing for the grant of rights to reproduce, license, market, refer or sell its products or services to any other Person involving an aggregate amount of $100,000 or more per annum;
(iv)(A) any joint venture Contract, (B) any Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with other Persons and (C) any Contract that involves the payment of royalties to any other Person;

(v)any Company Intellectual Property Agreement, provided that for purposes of disclosure under Section 2.16(a)(v) of the Company Disclosure Letter only, the Company shall not be required to disclose Standard On Form Outbound IP Licenses or Standard Inbound IP Licenses. “Standard On Form Outbound IP Licenses” means, for purposes of disclosure under Section 2.16(a)(v) of the Company Disclosure Letter only: (A) Contracts with customers containing nonexclusive licenses granted in the ordinary course of business substantially on the Company’s standard form of customer agreement, a copy of which has been made available to Acquirer, (B) licenses to Confidential Information under non-disclosure and confidentiality agreements entered into in the ordinary course of business and consistent with past practice, (C) nonexclusive license agreements for licenses to Company-Owned Intellectual Property or Company Products granted by the Company or its Subsidiaries to vendors and service providers for the limited purpose of providing the applicable services to the Company, or (D) non-exclusive licenses granted by the Company or any of its Subsidiaries in the ordinary course of business for the use of the Company or a Subsidiary’s name or logo for marketing or similar purposes. “Standard Inbound IP Licenses” means (A) Contracts for Third-Party Intellectual Property licensed to the Company or any of the Subsidiaries that is generally, commercially available software and has not been modified or customized for the Company or any of the Subsidiaries and (II) is licensed for an annual fee under $50,000; (B) licenses to Confidential Information under non-disclosure and confidentiality agreements entered into in the ordinary course of business and consistent with past practice; (C) agreements with employees, independent contractors or consultants substantially on the Company’s or any of the Subsidiaries’ standard form of invention assignment and proprietary information agreement or consultant agreement (copies of which have been made available to Acquirer); (D) licenses to Open Source Materials; and (E) non-exclusive licenses to a third-party’s name or logo granted by such third party in the ordinary course of business for the use of a name or logo for marketing or similar purposes;
(vi)any separation agreement or severance agreement with any current or former employees under which the Company or any of the Subsidiaries has any actual or potential Liability;
(vii)any Contract for or relating to the employment or service of any director, officer, employee, consultant or beneficial owner of more than five percent of the total shares of Company Capital Stock or any other type of Contract with any of its officers, employees, consultants or beneficial owners of more than five percent of the total shares of Company Capital Stock, as the case may be;
(viii)any Contract (A) pursuant to which any other party is granted exclusive rights or “most favored party” rights of any type or scope with respect to any of the Company Products or Company Intellectual Property, (B) containing any non-competition covenants relating to the Company Products or Company Intellectual Property, or (C) that limits or would limit the freedom of the Company or any of the Subsidiaries or any of their respective successors or assigns or their respective Affiliates to (1) engage or participate, or compete with any other Person, in any line of business, market or geographic area with respect to the Company Products or the Company Intellectual Property, or to make use of any Company Intellectual Property, excluding for purposes of disclosure under Section 2.16(a)(viii)(C) of the Company Disclosure Letter only, grants of nonexclusive rights or licenses by the Company or any of its Subsidiaries to Company Intellectual Property pursuant to the Standard Outbound IP Licenses and Standard Inbound IP Licenses, but including any grants by the Company or the Subsidiaries of exclusive rights or licenses or (2) sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or services;
(ix)any standstill or similar agreement containing provisions prohibiting a third party from purchasing Equity Interests of the Company or the Subsidiaries or assets of the Company or the Subsidiaries or otherwise seeking to influence or exercise control over the Company or any of the Subsidiaries;
(x)other than Standard Inbound IP Licenses, all licenses, sublicenses and other Contracts to which the Company or the Subsidiaries is a party and pursuant to which the

Company or any of the Subsidiaries acquired or is authorized to use any Third-Party Intellectual Property used in the development, marketing or licensing of the Company Products;
(xi)any license, sublicense or other Contract to which the Company or any of the Subsidiaries is a party and pursuant to which any Person is authorized to use any Company-Owned Intellectual Property, provided that for purposes of Section 2.16(a)(xi), the Company shall not be required to disclose Standard Inbound IP Licenses and Standard Outbound IP Licenses;
(xii)any license, sublicense or other Contract pursuant to which the Company or any of the Subsidiaries has agreed to any restriction on the right of the Company or any of the Subsidiaries to use or enforce any Company-Owned Intellectual Property (provided that for purposes of Section 2.16(a)(xii) the Company shall not be required to disclose Standard Inbound IP Licenses and Standard On Form Outbound IP Licenses), or pursuant to which the Company or any of the Subsidiaries agrees to transfer or sell rights in or with respect to any Company-Owned Intellectual Property;
(xiii)any Contracts relating to the membership of, or participation by, the Company or any of the Subsidiaries in, or the affiliation of the Company or any of the Subsidiaries with, any industry standards group or association;
(xiv)any Contract providing for the development of any software, technology or Intellectual Property Rights, independently or jointly, either by or for the Company or any of the Subsidiaries (other than employee invention assignment agreements with Authors on the Company’s or any of the Subsidiaries’ standard form of agreement, copies of which have been provided to Acquirer and consulting agreements with Authors);
(xv)any confidentiality, secrecy or non-disclosure Contract other than any such Contract entered into by the Company or any of the Subsidiaries in the ordinary course of business consistent with past practice;
(xvi)[Intentionally omitted];
(xvii)any Contract (other than pursuant to the Company’s or any of the Subsidiaries’ standard end user agreements) containing any indemnification, warranty, support, maintenance or service obligation or cost on the part of the Company or any of the Subsidiaries, other than as may be entered into in the ordinary course of business;
(xviii)any settlement agreement with respect to any Legal Proceeding;
(xix)any Contract pursuant to which rights of any third party are triggered or become exercisable, or under which any other consequence, result or effect arises, in connection with or as a result of the execution of this Agreement or the consummation of the Merger, either alone or in combination with any other event;
(xx)any Contract relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of Company Capital Stock or any other securities of the Company or any of the Subsidiaries or any options, warrants, convertible notes or other rights to purchase or otherwise acquire any such shares of stock, other securities or options, warrants or other rights therefor, other than those entered into in connection with the Company Option Plan;
(xxi)any Contract with any works council, labor union or any collective bargaining agreement or similar contract with its employees;
(xxii)any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;
(xxiii)any Contract of guarantee, surety, support, indemnification (other than pursuant to its standard end user agreements), assumption or endorsement of, or any similar commitment with respect to, the Liabilities or indebtedness of any other Person;
(xxiv)any Contract for capital expenditures in excess of $100,000 in the aggregate;
(xxv)any Contract pursuant to which the Company or any of the Subsidiaries is a lessor or lessee of any real property or any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving expenditures in excess of $100,000 per annum;
(xxvi)any Contract pursuant to which the Company or any of the Subsidiaries has acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise, or any Contract pursuant to which it has any ownership interest in any other Person; and
(xxvii)any Contract with any Governmental Entity, any Company Authorization, or any Contract with a government prime contractor, or higher-tier government subcontractor, including any indefinite delivery/indefinite quantity contract, firm-fixed-price contract, schedule contract, blanket purchase agreement, or task or delivery order (each a “Government Contract”).
(b)All Material Contracts are in written form. Each of the Company and the Subsidiaries has performed all of the material obligations required to be performed by it and is not alleged to be in default in respect of, any Material Contract. Each of the Material Contracts is in full force and effect, subject only to the effect, if any, of applicable bankruptcy and other similar Applicable Law affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies. There exists no default or event of default or event, occurrence, condition or act, with respect to the Company or the Subsidiaries or to the knowledge of the Company and as of the Agreement Date, with respect to any other contracting party, that, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a default or event of default under any Material Contract or (ii) give any third party (A) the right to declare a default or exercise any remedy under any Material Contract, (B) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Contract, (C) the right to accelerate the maturity or performance of any obligation of the Company or the Subsidiaries under any Material Contract or (D) the right to cancel, terminate or adversely modify any Material Contract. Neither the Company nor any of the Subsidiaries has received any notice or, to the knowledge of the Company, other communication regarding any actual or alleged violation or breach of, default under, or intention to cancel or materially modify any Material Contract. Neither the Company nor any of the Subsidiaries has any Liability for renegotiation of Government Contracts.
2.17Transaction Fees. Except as set forth in Schedule 2.17 of the Company Disclosure Letter, no broker, finder, financial advisor, investment banker or similar Person is entitled to any brokerage, finder’s or other fee or commission in connection with the origin, negotiation or execution of this Agreement or in connection with the Transactions.
2.18Anti-Corruption Law.
(a)None of the Company, any of the Subsidiaries or to the knowledge of the Company, any of their respective directors, employees or representatives (in each case, acting in their capacities as such) has, since December 31, 2016, directly or indirectly through its representatives or any Person authorized to act on its behalf (including any distributor, agent, sales intermediary or other third party), (i) violated any Anti-Corruption Law or (ii) offered, given, promised to give or authorized the giving of money or anything of value, to any Government Official or to any other Person: (A) for the purpose of (1) corruptly or improperly influencing any act or decision of any Government Official in their official capacity, (2) inducing any Government Official to do or omit to do any act in violation of their lawful duties, (3) securing any improper advantage or (4) inducing any Government Official to use his or her respective influence with a Governmental Entity to affect any act or decision of such Governmental Entity in order to, in each case of clauses (1) through (4), assist the Company or the Subsidiaries in obtaining or retaining business for or with, or directing business to, any Person or (B) in a manner that would constitute or have the purpose or effect of public or commercial bribery, acceptance of, or acquiescence in, extortion, kickbacks or other unlawful or improper means of obtaining business or any improper advantage.
(b)Each of the Company and the Subsidiaries has maintained complete and accurate books and records in all material respects, including records of payments to any agents, consultants, representatives, third parties and Government Officials, in accordance with GAAP. There have been no false or fictitious entries made in the books and records of the Company and the Subsidiaries relating to any unlawful offer, payment, promise to pay or authorization of the payment of any money, or unlawful offer, gift, promise to give, or authorization of the giving of anything of value, including any bribe, kickback or other illegal or improper payment. Neither the Company nor any of the Subsidiaries has established or maintained a secret or unrecorded fund or account.
(c)None of the Company, any of the Subsidiaries or any of their directors or employees (acting in their capacities as such) has been convicted of violating any Anti-Corruption Law or subjected to any investigation or proceeding by a Governmental Entity for potential corruption, fraud or violation of any Anti-Corruption Law.
2.19Environmental, Health and Safety Matters.
(a)Each of the Company and the Subsidiaries is in material compliance with all Environmental, Health and Safety Requirements in connection with the ownership, use, maintenance or operation of its business or assets or properties. There are no pending, or to the knowledge of the Company, any threatened allegations by any Person that the properties or assets of the Company or any of the Subsidiaries are not, or that its business has not been conducted, in compliance with all Environmental, Health and Safety Requirements in any material respects. Neither the Company nor any of the Subsidiaries has retained or assumed any Liability of any other Person under any Environmental, Health and Safety Requirements. To the knowledge of the Company, there are no past or present facts, circumstances or conditions that would reasonably be expected to give rise to any material Liability of the Company or any of the Subsidiaries with respect to Environmental, Health and Safety Requirements.
(b)The Company has made available to Acquirer a copy of all studies, audits, assessments or investigations containing material information concerning compliance with, or Liability or obligations under, Environmental, Health and Safety Requirements affecting the Company and the Subsidiaries that are in the possession or control of the Company or any of the Subsidiaries, each of which is identified in Schedule 2.19 of the Company Disclosure Letter.
2.20Export Control Laws. Each of the Company and the Subsidiaries has conducted its export transactions in accordance in all material respects with applicable provisions of United States export and re-export controls, including the Export Administration Act and Regulations, the Foreign Assets Control Regulations, the International Traffic in Arms Regulations and other controls administered by the United States Department of Commerce and/or the United States Department of State and all other applicable import/export controls in other countries in which the Company or any of the Subsidiaries conducts business. Without limiting the foregoing: (a) each of the Company and the Subsidiaries has obtained all export and import licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings with any Governmental Entity required for (i) the export, import and re-export of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad (collectively, “Export Approvals”), (b) each of the Company and the Subsidiaries is in compliance with the terms of all applicable Export Approvals, (c) there are no pending or, to the knowledge of the Company, threatened claims against the Company or any of the Subsidiaries with respect to such Export Approvals, (d) there are no actions, conditions or circumstances pertaining to the Company’s or any of the

Subsidiaries’ export transactions that would reasonably be expected to give rise to any future claims and (e) no Export Approvals for the transfer of export licenses to Acquirer or the Surviving Corporation are required, except for such Export Approvals that can be obtained expeditiously and without material cost.
2.21Customers. Neither the Company nor any of the Subsidiaries has any outstanding material disputes concerning any Company Products with any customer or distributor who, for the year ended January 31, 2021 or the eight months ended September 30, 2021, was one of the 20 largest sources of revenues for the Company, based on amounts paid or payable with respect to such periods (each, a “Significant Customer”), and, to the knowledge of the Company, there is no material dissatisfaction on the part of any Significant Customer with respect to any Company Products, that would rise to the level of a material dispute. Each Significant Customer is listed on Schedule 2.21 of the Company Disclosure Letter. Neither the Company nor any of the Subsidiaries has received any information from any Significant Customer that such Significant Customer shall not continue as a customer of the Company and/or the Subsidiaries, as applicable, after the Closing or that such Significant Customer intends to terminate or materially modify existing Contracts with the Company and/or the Subsidiaries, as applicable. Neither the Company nor any of the Subsidiaries has had any Company Products returned by a purchaser thereof except for normal warranty returns consistent with past history.
2.22Suppliers. Neither the Company nor any of the Subsidiaries has any outstanding material disputes concerning products and/or services provided by any supplier who, for the year ended January 31, 2021 or the eight months ended September 30, 2021, was one of the 12 largest suppliers of products and/or services to the Company and the Subsidiaries, based on amounts paid or payable with respect to such periods (each, a “Significant Supplier”), and there is no material dissatisfaction on the part of the Company or any of the Subsidiaries with respect to any Significant Supplier and, to the knowledge of the Company, there is no present, material dissatisfaction on the part of any Significant Supplier with respect to the Company or any of the Subsidiaries, that would rise to the level of a material dispute. Each Significant Supplier is listed on Schedule 2.22 of the Company Disclosure Letter. Neither the Company nor any of the Subsidiaries has received any written information from any Significant Supplier that such supplier shall not continue as a supplier to the Company after the Closing or that such Significant Supplier intends to terminate or materially modify existing Contracts with the Company and/or the Subsidiaries, as applicable. The Company and the Subsidiaries have access, on commercially reasonable terms, to all products and services reasonably necessary to carry on the Business as currently conducted.
2.23Stockholder Notice. Neither the Stockholder Notice nor any amendment or supplement thereto (other than any of the information supplied or to be supplied by Acquirer for inclusion therein) will contain, as of the date of the mailing of such document, any untrue statement of a material fact, or will omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
2.24Representations Complete. To the Knowledge of the Company, none of the representations or warranties made by the Company or any of the Subsidiaries herein or in any exhibit or schedule hereto, including the Company Disclosure Letter, or in any certificate delivered by the Company or any of the Subsidiaries pursuant to this Agreement, when all such documents are read together in their entirety, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.
Article III
Representations and Warranties of Acquirer and Merger Sub
Acquirer and Merger Sub represent and warrant to the Company as follows:
3.1Organization and Standing. Each of Acquirer and Merger Sub is a corporation, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Neither Acquirer nor Merger Sub is in violation of any of the provisions of its certificate of incorporation or bylaws.
3.2Authority; Non-contravention.

(a)Each of Acquirer and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of Acquirer and Merger Sub. This Agreement has been duly executed and delivered by each of Acquirer and Merger Sub and, assuming the due execution and delivery of this Agreement by the other parties hereto, constitutes the valid and binding obligation of Acquirer and Merger Sub enforceable against Acquirer and Merger Sub, respectively, in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar Applicable Law affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
(b)The execution and delivery of this Agreement by Acquirer and Merger Sub do not, and the consummation of the Transactions will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or require any consent, approval or waiver from any Person pursuant to, (i) any provision of the certificate of incorporation or certificate of formation, as applicable, or bylaws, operating agreement or equivalent organizational or governing documents of Acquirer and Merger Sub, in each case as amended to date or (ii) Applicable Law, except where such conflict, violation, default, termination, cancellation or acceleration, individually or in the aggregate, would not be material to Acquirer’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement.
(c)Except for such filings and notifications as may be required to be made by Acquirer in connection with the Transactions under the HSR Act or other applicable Antitrust Laws and the expiration or early termination of the applicable waiting period under the HSR Act or other applicable Antitrust Laws, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to Acquirer or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Transactions that, if not obtained or made, would reasonably be expected to adversely affect the ability of Acquirer or Merger Sub to consummate the Merger or any of the other Transactions.
3.3Sufficient Funds. At the Closing, Acquirer will have sufficient funds to pay the Purchase Price.
3.4Stockholder Notice. None of the information supplied or to be supplied by Acquirer for inclusion in the Stockholder Notice or any amendment or supplement thereto will contain, as of the date of the mailing of such document, any untrue statement of a material fact, or will omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
3.5No Prior Merger Sub Operations. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the Transactions.
Article IV
Conduct Prior to the Effective Time
4.1Conduct of the Business; Notices. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time, except as set forth on Schedule 4.1 of the Company Disclosure Letter or as otherwise expressly contemplated by this Agreement, as may be required by Applicable Law, or with Acquirer’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed, with requests for such consent having been delivered by e-mail to the e-mail address(es) set forth on Schedule 4.1 of the Company Disclosure Letter), the Company shall, and shall cause each of the Subsidiaries to:
(a)use commercially reasonable efforts consistent with past practice to conduct the Business solely in the ordinary course consistent with past practice and in material compliance with Applicable Law;

(b)(i) pay and perform all of its undisputed debts and other obligations when due, (ii) use commercially reasonable efforts consistent with past practice and policies to collect accounts receivable when due and not extend credit outside of the ordinary course of business consistent with past practice, (iii) use commercially reasonable efforts to sell the Company’s products and services consistent with past practice as to discounting, license, service and maintenance terms, incentive programs and revenue recognition and other terms and (iv) use its commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having material business dealings with it;
(c)use commercially reasonable efforts to assure that each of its Contracts (other than with Acquirer) entered into after the Agreement Date will not require the procurement of any consent, waiver or novation or provide for any materially adverse change in the obligations of any party thereto in connection with, or terminate as a result of the consummation of, the Transactions, and shall give reasonable advance notice to Acquirer prior to allowing any Material Contract or right thereunder to lapse or terminate by its terms;
(d)use commercially reasonable efforts to maintain each of its leased premises in accordance with the terms of the applicable lease;
(e)promptly notify Acquirer of any written notice or other written communication, and use reasonable best efforts to notify Acquirer of any other notice or communication, from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;
(f)promptly notify Acquirer of any written notice or other written communication from any Governmental Entity (i) relating to the Transactions, (ii) indicating that a Company Authorization has been or is about to be revoked or (iii) indicating that a Company Authorization is required in any jurisdiction in which such Company Authorization has not been obtained;
(g)promptly notify Acquirer of any known inaccuracy in any representation or warranty or breach of any covenant of the Company herein; and
(h)to the extent not otherwise required by this Section 4.1, promptly notify Acquirer of any change, occurrence or event not in the ordinary course of business, or of any change, occurrence or event that, individually or in the aggregate with any other changes, occurrences and events, would reasonably be expected to cause any of the conditions to the Closing set forth in Article VI not to be satisfied.
4.2Restrictions on Conduct of the Business. Without limiting the generality or effect of Section 4.1, except as expressly set forth on Schedule 4.2 of the Company Disclosure Letter, during the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company shall not, and shall cause each of the Subsidiaries not to, cause or permit any of the following (except to the extent as required under Applicable Law or expressly provided otherwise herein or as consented to in writing by Acquirer, which consent shall not be unreasonably withheld, conditioned or delayed, with requests for such consent having been delivered by e-mail to the e-mail address(es) set forth on Schedule 4.1 of the Company Disclosure Letter):
(a)Charter Documents. Cause, propose or permit any amendments to the Certificate of Incorporation or the Bylaws or equivalent organizational or governing documents of any of the Subsidiaries;
(b)Merger, Reorganization. Merge or consolidate itself with any other Person or adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization;
(c)Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or other property) in respect of any of its Equity Interests, or split, combine or reclassify any of its Equity Interests or issue or authorize the issuance of any Equity

Interests or other securities in respect of, in lieu of or in substitution for its Equity Interests, or repurchase or otherwise acquire, directly or indirectly, any of its Equity Interests except for Permitted Issuances;
(d)Material Contracts. (i) Enter into, amend or modify any (A) Contract that would (if entered into, amended or modified prior to the Agreement Date) constitute a Material Contract (except for Standard Inbound IP Licenses and Standard Outbound IP Licenses that do not otherwise include any of the restrictions set forth in Section 2.7 (Restrictions on Business Activities)) or (B) Material Contract requiring a novation or consent in connection with the Merger or the other Transactions (other than amendments or modifications which remove such requirement), (ii) violate, terminate, amend or modify (including by entering into a new Contract with such party or otherwise) or waive any of the material terms of any of its Material Contracts or of the Stockholder Agreement or (iii) enter into, amend, modify or terminate any Contract or waive, release or assign any rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned would be reasonably likely to (A) materially impair the ability of the Company, any of the Subsidiaries or the Converting Holders’ Agent to perform their respective obligations under this Agreement or the Stockholder Agreement or (B) prevent or materially delay or impair the consummation of the Merger and the other Transactions;
(e)Issuance of Equity Interests. Issue, deliver, grant or sell or authorize or propose the issuance, delivery, grant or sale of, or purchase or propose the purchase of, any Company Voting Debt or any Equity Interests, or enter into or authorize or propose to enter into any Contracts of any character obligating it to issue any Equity Interests, other than: (i) the issuance of shares of Company Common Stock pursuant to the exercise of Company Options that are outstanding as of the Agreement Date and (ii) the repurchase of any shares of Company Capital Stock from former employees, non-employee directors and consultants in accordance with Contracts providing for the repurchase of shares in connection with any termination of service (clauses (i)-(ii), “Permitted Issuances”);
(f)Employees; Consultants; Independent Contractors. (i) hire, or offer to hire, any additional officers or other employees (in the case of non-officers, with an annual base salary in excess of $150,000), or any consultants or independent contractors, (ii) terminate the employment, change the title, office or position, or materially reduce the responsibilities of any key employee of the Company or any of the Subsidiaries, (iii) enter into, amend or extend the term of any employment or consulting agreement with, or Company Option held by, any officer, employee, consultant or independent contractor, (iv) enter into any Contract with a labor union or collective bargaining agreement (unless required by Applicable Law) or (v) add any new members to the Board;
(g)Loans and Investments. Make any loans or advances (other than routine expense advances to employees of the Company or any of the Subsidiaries consistent with past practice) to, or any investments in or capital contributions to, any Person, or forgive or discharge in whole or in part any outstanding loans or advances, or prepay any indebtedness for borrowed money;
(h)Intellectual Property. Sell, transfer or license from any Person any rights to any Intellectual Property, or sell, transfer or license to any Person any rights to any Company Intellectual Property (other than (i) Standard Outbound IP Licenses pursuant to the Company’s or the Subsidiaries’ standard end user agreements that do not otherwise include any of the restrictions set forth in Section 2.7 (Restrictions on Business Activities) and (ii) employee invention assignment agreements and consulting agreements with Authors on the Company’s or any of the Subsidiaries’ standard form of agreement, copies of which have been provided to Acquirer), or sell, transfer or provide a copy of any Company Source Code to any Person (including any current or former employee or consultant of the Company or any of the Subsidiaries or any contractor or commercial partner of the Company or any of the Subsidiaries) (other than providing access to Company Source Code to current employees and consultants of the Company or any of the Subsidiaries involved in the development of the Company Products on a need to know basis in the ordinary course of business consistent with past practice);
(i)Patents. Take any action regarding a patent, patent application or other Company Registered Intellectual Property, other than filing continuations for existing patent applications or completing or renewing registrations of existing patents, domain names, trademarks or service marks in the ordinary course of business consistent with past practice;

(j)Dispositions. Sell, lease, license or otherwise dispose or permit to lapse of any of its tangible or intangible assets, other than sales and nonexclusive licenses of Company Products and Company Intellectual Property in the ordinary course of business consistent with past practice, or enter into any Contract with respect to the foregoing;
(k)Indebtedness. Incur any indebtedness for borrowed money or guarantee any such indebtedness other than Company Debt;
(l)Payment of Obligations. Pay, discharge or satisfy (i) any Liability to any Person who is an officer, director or stockholder of the Company or any of the Subsidiaries (other than compensation due for services as an officer or director) or (ii) any claim or Liability arising other than in the ordinary course of business consistent with past practice, other than the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Financial Statements and Transaction Expenses, or defer payment of any accounts payable other than in the ordinary course of business consistent with past practice, or give any discount, accommodation or other concession other than in the ordinary course of business consistent with past practice, in order to accelerate or induce the collection of any receivable;
(m)Capital Expenditures. Make any capital expenditures, capital additions or capital improvements in excess of $100,000 individually or $250,000 in the aggregate;
(n)Insurance. Materially change the coverage amount of, or terminate, any insurance policy;
(o)Termination or Waiver. Cancel, release or waive any claims or rights of material value to the Company and the Subsidiaries (taken as a whole) held by the Company or any of the Subsidiaries;
(p)Employee Benefit Plans; Pay Increases. (i) Adopt or amend any employee or compensation benefit plan, including any stock issuance or stock option plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan, except in each case as required under ERISA, Applicable Law or as necessary to maintain the qualified status of such plan under the Code, (ii) materially amend any deferred compensation plan within the meaning of Section 409A of the Code and the regulations thereunder, except to the extent necessary to meet the requirements of such Section, (iii) pay any special bonus or special remuneration to any employee or non-employee director or consultant or (iv) increase the salaries, wage rates or fees of its employees or consultants;
(q)Severance Arrangements. Grant or pay, or enter into any Contract providing for the granting of any severance, retention or termination pay, or other benefits, to any Person (other than payments that have been disclosed to Acquirer and are set forth on Schedule 4.2(q) of the Company Disclosure Letter);
(r)Lawsuits; Settlements. (i) Commence a lawsuit other than (A) for the routine collection of bills, (B) in such cases where the Company in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business (provided that the Company consults with Acquirer prior to the filing of such a suit) or (C) for a breach of this Agreement or (ii) settle or agree to settle any pending or threatened lawsuit or other dispute;
(s)Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Company and the Subsidiaries (taken as a whole) or the Business, or enter into any Contract with respect to a joint venture, strategic alliance or partnership;
(t)Taxes. Make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any federal, state, or foreign income Tax Return or any other material Tax Return without the consent of Acquirer prior to filing, file any amendment to a federal, state, or foreign income Tax Return or any other material Tax Return, enter into any Tax sharing or similar agreement or closing agreement, assume any Liability for the Taxes of any other Person (whether by Contract or otherwise), settle any claim or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, enter into intercompany transactions giving rise to deferred gain or loss of any kind or take any other similar action relating to the filing of any Tax Return or the payment of any Tax if such similar action would have the effect of increasing the Tax liability of Acquirer or its Affiliates for any period ending after the Closing Date or decreasing any Tax attribute of the Company or any of the Subsidiaries existing on the Closing Date;
(u)Accounting. Change accounting methods or practices (including any change in depreciation or amortization policies) or revalue any of its assets (including writing down the value of inventory or writing off notes or accounts receivable otherwise than in the ordinary course of business), except in each case as required by changes in GAAP as concurred with its independent accountants and after notice to Acquirer;
(v)Real Property. Enter into any agreement for the purchase, sale or lease of any real property;
(w)Encumbrances. Place or allow the creation of any Encumbrance (other than a Permitted Encumbrance) on any of its properties;
(x)Warranties, Discounts. Materially change the manner in which it provides warranties, discounts or credits to customers;
(y)Interested Party Transactions. Enter into any Contract that, if entered prior to the Agreement Date, would be required to be listed on Schedule 2.13 of the Company Disclosure Letter;
(z)Subsidiaries. Take any action that would result in the Company having one or more Subsidiaries (other than as listed on Schedule 2.1(b) of the Company Disclosure Letter); and
(aa)Other. Take or agree in writing or otherwise to take, any of the actions described in clauses (a) through (z) in this Section 4.2.
4.3Certain Limitations. Notwithstanding anything to the contrary in this Article IV, Acquirer and the Company acknowledge and agree that (a) nothing in this Agreement shall give Acquirer, directly or indirectly, the right to control or direct the Company’s operations for purposes of the HSR Act prior to the expiration or termination of any applicable waiting period pursuant to the HSR Act and (b) no consent of Acquirer shall be required with respect to any matter set forth in this Agreement to the extent the requirement of such consent would violate any Antitrust Law.
Article V
Additional Agreements
5.1Board Recommendation, Stockholder Approval and Stockholder Notice.
(a)The Board shall unanimously recommend that the Company Stockholders vote in favor of the adoption of this Agreement, and neither the Board nor any committee thereof shall withhold, withdraw, amend or modify, or propose or resolve to withhold, withdraw, amend or modify in a manner adverse to Acquirer, the unanimous recommendation of the Board that the Company Stockholders vote in favor of the adoption of this Agreement and approval of the principal terms of the Merger.
(b)The Company shall take all action necessary in accordance with this Agreement, the DGCL, the CCC, the Certificate of Incorporation and the Bylaws to obtain the Requisite Stockholder Approval. The Company’s obligation to obtain the Requisite Stockholder Approval pursuant to this Section 5.1 shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal or the withholding, withdrawal, amendment or modification by the Board of its unanimous recommendation to the Company Stockholders in favor of the adoption of this Agreement. The Company shall use commercially reasonable efforts to obtain Written Consents executed by each Company Stockholder and to cause each Company Stockholder to execute or join the Stockholder Agreement. Upon obtaining the Company Stockholder Approval or the Requisite Stockholder Approval, as applicable, the Company shall promptly deliver copies of the executed Written Consents or other documents evidencing the obtainment of the Company Stockholder Approval and the Requisite Stockholder Approval, respectively, to Acquirer.
(c)Promptly (and in any case within five (5) Business Days) after the Company obtains the Company Stockholder Approval, the Company shall prepare, with the cooperation of Acquirer, and mail to each Company Stockholder other than the Consenting Stockholders, a notice (as it may be amended or supplemented from time to time, the “Stockholder Notice”) comprising (i) the notice contemplated by Section 228(e) of the DGCL of the taking of a corporate action without a meeting by less than a unanimous written consent, (ii) the notice contemplated by Section 262(d)(2) of the DGCL, together with a copy of Section 262 of the DGCL, (iii) the notice contemplated by Chapter 13 of the CCC, together with a copy of Sections 1300-1304 of the CCC and (iv) an information statement to the Company Stockholders in connection with the solicitation of their signatures to a Written Consent. The Stockholder Notice shall include (x) a statement to the effect that the Board had unanimously recommended that the Company Stockholders vote in favor of the adoption of this Agreement and approval of the principal terms of this Agreement and (y) such other information as Acquirer and the Company may agree is required or advisable under the DGCL or the CCC to be included therein. Prior to its mailing, the Stockholder Notice shall have been approved by Acquirer (such approval not to be unreasonably withheld, conditioned or delayed), and, following its mailing, no amendment or supplement to the Stockholder Notice shall be made by the Company without the approval of Acquirer (such approval not to be unreasonably withheld, conditioned or delayed). Each of Acquirer and the Company agrees to provide promptly to the other such information concerning its business, financial statements and affairs as, in the reasonable judgment of Acquirer or its counsel, may be required or advisable to be included under the DGCL or the CCC in the Stockholder Notice or in any amendment or supplement thereto, and Acquirer and the Company agree to cause their respective Representatives to cooperate in the preparation of the Stockholder Notice and any amendment or supplement thereto.
5.2No Solicitation.
(a)During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company will not, and the Company will not authorize or permit any of the Subsidiaries or any of its or their respective Representatives to, directly or indirectly, (i) solicit, initiate, seek, entertain, knowingly encourage, facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (iv) enter into any letter of intent or any other Contract contemplating or otherwise relating to, or that could reasonably be expected to lead to, any Acquisition Proposal, (v) submit any Acquisition Proposal to the vote of any Company Stockholders or (vi) enter into any other transaction or series of transactions not in the ordinary course of business consistent with past practice, the consummation of which would impede, interfere with, prevent or delay, or would reasonably be expected to impede, interfere with, prevent or delay, the consummation of the Merger or the other Transactions. The Company will, and will cause each of the Subsidiaries and its and their respective Representatives to, (A) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the Agreement Date with respect to any Acquisition Proposal and (B) immediately revoke or withdraw access of any Person (other than Acquirer and its Representatives) to any data room (virtual or actual) containing any non-public information with respect to the Company or any of the Subsidiaries in connection with an Acquisition Proposal and request from each Person (other than Acquirer and its Representatives) the prompt return or destruction of all non-public information with respect to the

Company or any of the Subsidiaries previously provided to such Person in connection with an Acquisition Proposal. If any of the Subsidiaries or any of the Company’s or the Subsidiary’s Representatives, whether in his, her or its capacity as such or in any other capacity, takes any action that the Company is obligated pursuant to this Section 5.2 not to authorize or permit such Representative to take, then the Company shall be deemed for all purposes of this Agreement to have breached this Section 5.2.
(b)The Company shall promptly (but in any event, within one Business Day) notify Acquirer orally and in writing after receipt by the Company or any of the Subsidiaries (or, to the knowledge of the Company, by any of the Company’s or the Subsidiary’s Representatives), of (i) any Acquisition Proposal, (ii) any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) any other notice that any Person is considering making an Acquisition Proposal or (iv) any request for non-public information relating to the Company or any of the Subsidiaries or for access to any of the properties, books or records of the Company or any of the Subsidiaries by any Person or Persons other than Acquirer and its Representatives. Such notice shall describe (A) the material terms and conditions of such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request, including, but not limited to, the amount and type of consideration and (B) to the extent not prohibited pursuant to the terms of a confidentiality agreement in effect prior to the date of the exclusivity agreement, dated October 16, 2021, by and between the Company and Acquirer, the identity of the Person making any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request. The Company shall keep Acquirer fully informed of the status and details of, and any modification to, any such inquiry, expression of interest, proposal or offer and any correspondence or communications related thereto and shall provide to Acquirer a true, correct and complete copy (subject to any required redactions pursuant to the terms of a confidentiality agreement in effect prior to the date of this Agreement) of such inquiry, expression of interest, proposal or offer and any amendments, correspondence and communications related thereto, if it is in writing, or a reasonable written summary thereof, if it is not in writing. The Company shall provide Acquirer with 48 hours’ prior notice (or such lesser prior notice as is provided to the members of the Board) of any meeting of the Board at which the Board is reasonably expected to discuss any Acquisition Proposal.
5.3Confidentiality; Public Disclosure.
(a)The parties hereto acknowledge that Acquirer and the Company have previously executed a mutual non-disclosure agreement, dated as of April 27, 2021 (the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms. Each party hereto agrees that it and its Representatives shall hold the terms of this Agreement, and the fact of this Agreement’s existence, in strict confidence. At no time shall any party hereto disclose any of the terms of this Agreement (including the economic terms) or any non-public information about a party hereto to any other Person without the prior written consent of the party hereto about which such non-public information relates. Notwithstanding anything to the contrary in the foregoing, a party hereto shall be permitted to disclose any and all terms to its financial, tax and legal advisors (each of whom is subject to a similar obligation of confidentiality), and to any Governmental Entity or administrative agency to the extent necessary or advisable in compliance with Applicable Law (including in connection with making any filings to report the Transactions under the Antitrust Laws or in responding to any request for information or documents made by a Governmental Entity investigating the transactions described herein under the Antitrust Laws) and the rules of the NYSE. Notwithstanding anything herein to the contrary, following Closing, the Converting Holders’ Agent shall be permitted to: (i) after the public announcement of the Merger, announce that it has been engaged to serve as the Converting Holders’ Agent in connection herewith as long as such announcement does not disclose any of the other terms hereof; and (ii) disclose information as required by law or to representatives of the Converting Holders’ Agent and to the Converting Holders, in each case who have a need to know such information, provided that such persons are subject to confidentiality obligations with respect thereto.
(b)The Company shall not, and shall cause each of the Subsidiaries and its and their respective Representatives not to, issue any press release or other public communications relating to the terms of this Agreement or the Transactions or use Acquirer’s name or refer to Acquirer directly or indirectly in connection with Acquirer’s relationship with the Company and/or the Subsidiaries in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of Acquirer, unless required by Applicable Law (in which event a satisfactory opinion of counsel to that effect shall be first delivered to Acquirer prior to any such disclosure) and except as reasonably necessary for the Company to obtain the Company Stockholder Approval and the Requisite Stockholder Approval and the other consents and approvals of the Company Stockholders and other third parties contemplated by this Agreement. Notwithstanding anything to the contrary contained herein or in the Confidentiality Agreement, Acquirer may make such public communications regarding this Agreement or the Transactions as Acquirer may determine is reasonably appropriate.
5.4Reasonable Best Efforts; Regulatory Approvals.
(a)Each of the parties hereto agrees to use its reasonable best efforts, and to cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including the satisfaction of the respective conditions set forth in Article VI, and including to execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the Merger and the other Transactions.
(b)As promptly as practicable after the Agreement Date (unless already completed prior to the Agreement Date), Acquirer and the Company shall, or shall cause their “ultimate parent entity” as that term is defined in the HSR Act to, execute and file, or join in the execution and filing of, any application, notification (including the provision of any required information in connection therewith) or other document that may be required under the HSR Act or any other foreign Applicable Law designed to prohibit, restrict or regulate actions having the purpose or effect of substantially lessening competition, monopolization or restraint of trade (collectively with the HSR Act, the “Antitrust Laws”) in order to obtain the authorization, approval or consent of any Governmental Entity, or expiration or termination of the applicable waiting periods under such Antitrust Laws, that may be reasonably required, or that Acquirer may reasonably request to be made, in connection with the consummation of the Transactions. Acquirer and the Company shall each use their respective reasonable best efforts to obtain, and to cooperate with each other to obtain promptly, all such authorizations, approvals, consents, expirations and terminations, and Acquirer shall pay the full amount of any filing fees associated therewith.
(c)Notwithstanding anything to the contrary herein, it is expressly understood and agreed that: (i) neither Acquirer nor the Company shall have any obligation to litigate or contest any Legal Proceeding challenging any of the Transactions as violative of any Antitrust Law and (ii) Acquirer shall be under no obligation to proffer, make proposals, negotiate, execute, carry out or submit to agreements or Orders providing for (A) the sale, transfer, license, divestiture, encumbrance or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets, categories of assets, operations or categories of operations of Acquirer or any of its Affiliates or of the Company or any of the Subsidiaries, (B) the discontinuation of any product or service of Acquirer or any of its Affiliates or of the Company or any of the Subsidiaries, (C) the licensing or provision of any technology, software or other Intellectual Property of Acquirer or any of its Affiliates or of the Company or any of the Subsidiaries to any Person, (D) the imposition of any limitation or regulation on the ability of Acquirer or any of its Affiliates to freely conduct their business or own their respective assets, (E) the holding separate of the shares of Company Capital Stock or any limitation or regulation on the ability of Acquirer or any of its Affiliates to exercise full rights of ownership of the shares of Company Capital Stock or (F) any actions that are not conditioned on the occurrence of the Closing (any one or more of the foregoing actions, an “Antitrust Restraint”).
(d)Each of Acquirer and the Company shall promptly inform the other of any material communication between such party and any Governmental Entity regarding any of the Transactions. Subject to Applicable Law relating to the exchange of information, Acquirer shall have the right (i) to determine strategy and direct all matters with any Governmental Entity relating to the Transactions and (ii) to review in advance any filing, application, notification or other document (other than any documentary attachments required under the HSR Act) to be submitted by the Company to any Governmental Entity under any Antitrust Law; provided that, to the extent practicable, Acquirer shall consult with the Company and consider in good faith the views of the Company with respect to the information related to the Company that appears in any such filing, application, notification or other document. If Acquirer or any Affiliate of Acquirer receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to any of the Transactions, then Acquirer shall make or cause to be made, as soon as reasonably practicable, a response in compliance with such request. If the Company or any of the Subsidiaries or any Affiliate of the Company or any of the Subsidiaries receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to any of the Transactions, then the Company shall make or cause to be made, a response in compliance with such request. Neither Acquirer nor the Company or any of their respective subsidiaries shall, without the prior written consent of the other party, participate in or permit any of its or any of its subsidiaries’ respective Representatives to participate in any telephonic, in-person, or other meeting with any Governmental Entity relating to the Transactions without the other party unless the Governmental Entity objects to such participation by the other party. The Company or any of the Subsidiaries shall not without the prior written consent of Acquirer proffer, make proposals, negotiate, execute, carry out or submit to any agreements or Orders providing for any actions that would constitute an Antitrust Restraint; provided that the Company or any of the Subsidiaries shall, if directed by Acquirer, agree to any such action that is conditioned on the consummation of the Merger. Without limiting the generality of the foregoing, each party shall provide to the other (or the other’s respective Representatives) upon request copies of all correspondence between such party and any Governmental Entity relating to the Transactions. The parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 5.4 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials. Subject to Applicable Law, the parties will consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Entity regarding the Transactions by or on behalf of any party.
5.5Third-Party Consents; Notices.
(a)Following consultation with Acquirer, the Company shall use commercially reasonable efforts to obtain prior to the Closing, and deliver to Acquirer at or prior to the Closing, all consents, waivers and approvals under each Contract listed or described on Schedule F and on Schedule 2.3(b) of the Company Disclosure Letter and give notices to third parties listed or described on Schedule F and on Schedule 2.3(b) of the Company Disclosure Letter. The Company will (a) consult with Acquirer before seeking such consents, amendments or terminations (as applicable) and providing such notices, (b) provide Acquirer with a reasonable opportunity to review and comment in advance on the forms of such consent requests and notices and (c) incorporate Acquirer’s reasonable comments in such consent requests and notices.
(b)The Company shall give all notices and other information required to be given to the employees of the Company and the Subsidiaries, any collective bargaining unit representing any group of employees of the Company or any of the Subsidiaries, and any applicable Governmental Entity under the WARN Act, the National Labor Relations Act, as amended, the Code, COBRA and other Applicable Law in connection with the Transactions.
5.6Litigation. The Company shall (a) notify Acquirer in writing promptly after learning of any Legal Proceeding initiated by or against it, or known by the Company to be threatened against the Company or any of the Subsidiaries, or any of its directors, officers or employees or the Company Stockholders in their capacity as such (a “New Litigation Claim”), (b) notify Acquirer of ongoing material developments in any New Litigation Claim and (c) subject to reasonable measures to preserve attorney-client privilege and other applicable legal privileges, consult in good faith with Acquirer regarding the conduct of the defense of any New Litigation Claim.
5.7Access to Information.
(a)During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement pursuant to Article VII and the Effective Time, and subject to compliance with Applicable Law, (i) the Company shall afford Acquirer and its Representatives reasonable access during Business Hours to (A) the Company’s and each of the Subsidiaries’ properties, personnel, books, Contracts and records and (B) all other information concerning the business, properties and personnel of the Company and each of the Subsidiaries as Acquirer may reasonably request and (ii) the Company shall provide to Acquirer and its Representatives true, correct and complete copies of the Company’s and each of the Subsidiaries’ (A) internal financial statements, (B) Tax Returns, Tax elections and all other records and workpapers relating to Taxes, (C) a schedule of any deferred intercompany gain or loss with respect to transactions to which the Company or any of the Subsidiaries has been a party and (D) receipts received for any Taxes paid to foreign Tax Authorities.
(b)Subject to compliance with Applicable Law, from the Agreement Date until the earlier of the termination of this Agreement and the Closing, the Company shall confer from time to time as requested by Acquirer with one or more Representatives of Acquirer to discuss any material changes or developments in the operational matters of the Company and each of the Subsidiaries and the general status of the ongoing operations of the Company and each of the Subsidiaries.
(c)No information or knowledge obtained by Acquirer during the pendency of the Transactions in any investigation pursuant to this Section 5.7 shall affect or be deemed to modify any representation, warranty, covenant, agreement, obligation or condition set forth herein.
(d)Within five days following the Agreement Date, the Company shall deliver to Acquirer a USB flash drive or other digital media evidencing the documents that were made available to Acquirer, which shall indicate, for each document, the date that such document was first uploaded to the data room.
5.8Spreadsheet. The Company shall prepare and deliver to Acquirer, in accordance with Section 5.13, a spreadsheet (the “Spreadsheet”) in form and substance reasonably satisfactory to Acquirer, which spreadsheet shall be dated as of the Closing Date and shall set forth all of the following information (in addition to the other required data and information specified therein), as of immediately prior to the Closing:
(a)the names of all of the Company Securityholders and their respective last addresses and e-mail addresses on record;
(b)the number and type of shares of Company Capital Stock held by all Company Stockholders (on a certificate-by-certificate basis and including certificate numbers and whether such shares are represented by Certificates);
(c)the number of shares of Company Capital Stock subject to and the exercise price per share in effect for each Company Option and each Company Warrant;
(d)the vesting status and schedule (including the vesting commencement date and any acceleration provisions) with respect to each Company Option;
(e)for each Company Option that was early exercised, the Tax status of each such Company Option under Section 422 of the Code, the date of such exercise and the applicable exercise price;
(f)the calculation of Fully Diluted Company Common Stock and Amount Per Share;
(g)the calculation of aggregate cash amounts payable to each such Company Securityholder pursuant to Section 1.3(a) and the total amount of Taxes to be withheld therefrom;
(h)the calculation of each Converting Holder’s Pro Rata Share of the Escrow Amount (in both dollar and percentage terms);

(i)the portion of the Merger Consideration payable to each Holdback Employee that is subject to a Holdback Agreement, the vesting schedule applicable to such consideration and the amount of consideration to be paid on each applicable vesting date;
(j)the total amount subject to any promissory note (including any applicable accrued interest) tendered to the Company for payment of the exercise price and applicable taxes in connection with the exercise of any Company Option as set forth in the Offer Letters of certain Named Employees, and the corresponding amount to be repaid with Merger Consideration; and
(k)a funds flow memorandum setting forth other information reasonably requested by Acquirer.
5.9Expenses; Company Debt. Whether or not the Merger is consummated, except as otherwise set forth herein, all costs and expenses incurred in connection with this Agreement and the Transactions (including Transaction Expenses) shall be paid by the party incurring such expense; provided that (i) at the Closing, Acquirer shall pay or cause to be paid all Transaction Expenses that are incurred but unpaid as of the Closing and (ii) the fees and expenses of the Reviewing Accountant, if any, shall be allocated as provided in Section 1.5(h). At, and subject to, the Closing, Acquirer shall repay or cause to be repaid all Company Debt then outstanding and that is reflected in the Company Closing Financial Certificate.
5.10Employees.
(a)With respect to any employee of the Company or any of the Subsidiaries who receives an offer of employment from Acquirer, its Affiliate, or the Surviving Corporation, the Company shall assist Acquirer with its efforts to enter into an offer letter. Notwithstanding anything to the contrary in the foregoing, with the exception of the Named Employees, none of Acquirer, Merger Sub and the Surviving Corporation shall have any obligation to make an offer of employment to any employee of the Company or any of the Subsidiaries. With respect to matters described in this Section 5.10, the Company will consult with Acquirer (and will consider in good faith the advice of Acquirer) prior to sending any notices or other communication materials to its employees. Effective no later than immediately prior to the Closing (or at such other time designated by Acquirer), the Company or its applicable Subsidiary shall terminate the employment of each of those employees who (i) if located in the United States, have not received an offer of continued employment with Acquirer, its Affiliate, or the Surviving Corporation prior to the Closing Date or, if located outside of the United States, who have been identified as non-continuing by Acquirer (the “Identified Employees”) or (ii) have declined an offer of continued employment with Acquirer, its Affiliate, or the Surviving Corporation or who have provided notice that they will not continue with Acquirer, its Affiliate, or the Surviving Corporation prior to the Closing Date (collectively, along with the Identified Employees, the “Designated Employees”), and the Company shall require such Designated Employees to execute a Separation Agreement (or similar document that contains a release of claims in favor of Acquirer and/or the Company and their Affiliates) as a condition to the receipt of any severance paid by the Company, and shall cause all unvested Company Options held by such Designated Employees to be terminated in accordance with their terms at the time of such termination.
(b)The Company shall ensure that there shall be no outstanding securities, commitments or agreements of the Company immediately prior to the Effective Time that purport to obligate the Company or any of the Subsidiaries to issue any shares of Company Capital Stock or Company Options under any circumstances other than Permitted Issuances.
(c)For purposes of determining eligibility to participate and vesting where length of service is relevant under any benefit plan or arrangement (other than a defined benefit plan) of Acquirer and to the extent permitted by Applicable Law and such benefit plans and subject to any applicable break in service or similar rules, Acquirer shall provide that the Continuing Employees shall receive service credit under Acquirer’s benefit plans or arrangements for their period of service with the Company or any of the Subsidiaries prior to the Closing to the same extent that such service was recognized for the same purpose under the corresponding Company Employee Plan, except where doing so would cause a duplication of benefits.

(d)The Company shall use commercially reasonable efforts to cause all Designated Employees to enter into a Separation Agreement.
(e)The parties acknowledge and agree that all provisions contained in this Section 5.10 and Section 5.12 below are included for the sole benefit of the respective parties and shall not create any right (i) in any other Person, including any employee, officer, independent contractor, former employee or any participant or any beneficiary thereof in any Company Employee Plan or Acquirer benefit plan, or (ii) to continued employment with Acquirer, the Company, any of their Subsidiaries. After the Closing, notwithstanding the foregoing in this Section 5.10 and Section 5.12, nothing contained in this Section 5.10 and Section 5.12 is intended to be or shall be considered to be an amendment or adoption of any plan, program, agreement, arrangement or policy of Acquirer nor shall it interfere with Acquirer’s or any of its Subsidiaries’ right to amend, modify or terminate any Company Employee Plan or to terminate the employment of any employee of Acquirer, Company or their Subsidiaries for any reason.
5.11Termination of Benefit Plans. Effective as of the day immediately preceding the Closing Date, the Company or the Subsidiaries, as applicable, shall terminate the 401(k) Plan (unless Acquirer provides written notice to the Company no later than three Business Days prior to the Closing Date that such 401(k) Plan shall not be terminated). The Company shall provide Acquirer with evidence that such Company Employee Plan(s) and the Company Option Plan have been terminated (effective no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Board or any applicable committee thereof. The form and substance of such resolutions shall be subject to review and approval by Acquirer. The Company also shall take such other actions in furtherance of terminating such Company Employee Plan(s) as Acquirer may reasonably require. In the event that termination of the Company’s 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees then the Company or the Subsidiaries shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Acquirer.
5.12Acquirer Retention. Prior to the Closing, Acquirer will allocate an aggregate of approximately $75,000,000 of restricted stock units to certain Continuing Employees, to be determined by Acquirer (the “Awards”) in consultation with the Company, which Awards will be granted by Acquirer reasonably promptly following the Closing (and in any case within ten (10) Business Days following the Closing); provided that, if following the allocation of such Awards, a Company employee does not become a Continuing Employee, the amount previously allocated to such Company employee will not be allocated to other Continuing Employees. Awards will be subject to all of the terms and conditions set forth (i) in such Continuing Employee’s offer letter with Acquirer or a separate letter from Acquirer, (ii) in Acquirer’s 2017 Equity Incentive Plan and related award agreement to be entered into between the recipients of such Awards and Acquirer, which will provide for vesting over three years (with a one-year cliff and then equal quarterly vesting thereafter, commencing on the first regular quarterly vesting date occurring after the Closing Date) subject to the Continuing Employee’s continued Service (as defined in Acquirer’s 2017 Equity Incentive Plan) and (iii) in Section 5.12(iii) of the Company Disclosure Letter with respect to Company employees set forth on Section 5.12(iii) of the Company Disclosure Letter. In the event a Continuing Employee who has been issued an Award, as set forth in their offer letter or a separate letter from Acquirer, terminates employment with Acquirer prior to such Award becoming fully vested, such unvested Award shall be forfeited and shall not be reallocated to any other Continuing Employee.
5.13Certain Closing Certificates and Documents. The Company shall prepare and deliver to Acquirer a draft of each of the Company Closing Financial Certificate and the Spreadsheet not later than five Business Days prior to the Closing Date and a final version of the Company Closing Financial Certificate and the Spreadsheet to Acquirer not later than three Business Days prior to the Closing Date. In the event that Acquirer notifies the Company that there are reasonably apparent errors in the drafts of the Company Closing Financial Certificate and/or the Spreadsheet, Acquirer and the Company shall discuss such errors in good faith and the Company shall correct such errors prior to delivering the final versions of the same in accordance with this Section 5.13. Without limiting the foregoing or Section 5.7, the Company shall provide to Acquirer, together with the Company Closing Financial Certificate and the Spreadsheet, such supporting documentation, information and calculations as are reasonably necessary for

Acquirer to verify and determine the calculations, amounts and other matters set forth in the Company Closing Financial Certificate and the Spreadsheet.
5.14Tax Matters.
(a)Each of Acquirer, the Converting Holders’ Agent, the Company Securityholders and the Company shall (and the Company shall cause the Subsidiaries to) cooperate fully, as and to the extent reasonably requested by any of the others, in connection with the filing of Tax Returns and any Legal Proceeding with respect to Taxes. Such cooperation shall include: (i) the retention and (upon request therefor) the provision of records and information reasonably relevant to any such Legal Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; and (ii) authorizing the Company’s existing tax return preparers to take direction from the Converting Holders’ Agent with respect to the preparation of Seller Prepared Tax Returns (as defined below). Acquirer, the Company (and the Company shall cause the Subsidiaries to), the Converting Holders’ Agent and the Company Securityholders agree to retain all books and records in their possession with respect to Tax matters pertinent to the Company and the Subsidiaries relating to any Taxable period beginning before the Closing Date until expiration of the statute of limitations of the respective Taxable periods, and to abide by all record retention agreements entered into with any Tax Authority.
(b)The Company agrees, and the Company shall cause the Subsidiaries and each Company Securityholder to further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the Transactions).
(c)The Company will (and will cause the Subsidiaries to) prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for the Company and each of the Subsidiaries for all Taxable periods ending on or prior to the Closing Date that are filed on or prior to the Closing Date. The Converting Holders’ Agent will prepare or cause to be prepared all Tax Returns with respect to the Company for all Taxable periods ending on or prior to the Closing Date that are filed after the Closing Date (such Tax Returns, the “Seller Prepared Tax Returns”). All Seller Prepared Tax Returns shall be prepared in accordance with past practice unless otherwise required by Applicable Law; provided that on the Company’s United States federal income Tax return for the Taxable year ending on the Closing Date, the Company shall (i) file a request under Section 446(e) of the Code and, to the extent applicable, IRS Revenue Procedure 2019-43, for an accounting method change to treat deferred revenue consistent with the requirements of Applicable Law and (ii) file a request to allocate to such Taxable year the entire amount of the adjustments under Section 481(c) of the Code resulting from such accounting method change. The Converting Holders’ Agent shall provide Acquirer a copy of each Seller Prepared Tax Return that is an income or other material Tax Return at least 15 Business Days before such Tax Returns are filed and shall incorporate any comments that are reasonably requested by Acquirer in good faith within ten days of Acquirer’s receipt of such Tax Return. The Company will direct the tax return preparer to timely file (taking into account all extensions validly obtained) with the appropriate Governmental Entity each Seller Prepared Tax Return (as revised consistent with the immediately preceding sentence) at the Converting Holders’ expense and will cause a copy of such filed Tax Return to be provided to the Converting Holders’ Agent. Acquirer will prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns with respect to the Company and each of the Subsidiaries for all Taxable periods ending after the Closing Date.
(d)The Converting Holders’ Agent shall promptly notify Acquirer in writing upon receipt by the Converting Holders or the Converting Holders’ Agent, and Acquirer shall promptly notify the Converting Holders’ Agent in writing upon receipt by Acquirer, any of its Affiliates, or the Company, of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments which might affect the Tax Liabilities of the Company or any of the Subsidiaries for Pre-Closing Taxes or that otherwise could result in Indemnifiable Damages in respect of Taxes (a “Tax Proceeding”); provided that failure to provide notice of a Tax Proceeding shall not relieve any party of its obligations pursuant to this Agreement except to the extent such party was materially prejudiced by such failure. Acquirer shall conduct the defense of any Tax Proceedings; provided however, that (i) the

Converting Holders’ Agent may, at the Converting Holders’ expense, participate in any such Tax Proceeding that is solely with respect to a Pre-Closing Tax Period and (ii) Acquirer shall provide the Converting Holders’ Agent with copies of all correspondence with the applicable Tax Authority with respect to any Tax Proceeding. Acquirer shall have the right at its sole discretion to settle or resolve any Tax Proceeding. This Section 5.14(d), and not Section 8.8, shall govern any Tax Proceeding.
(e)Acquirer shall notify the Converting Holders’ Agent reasonably in advance of (i) amending any Tax Returns for any Pre-Closing Tax Period, (ii) making, changing or revoking any Tax election that has retroactive effect to any Pre-Closing Tax Period, or (iii) entering into any voluntary disclosure or similar agreement, or otherwise voluntarily disclosing information to a Governmental Entity, with respect to any Pre-Closing Tax Period, in each case unless such action could not reasonably be expected to result in an indemnification obligation of the Converting Holders.
5.15280G Stockholder Approval. Promptly following the execution of this Agreement, and in any case, no later than three days prior to the Effective Time, the Company shall submit to the Company Stockholders for approval (in a manner reasonably satisfactory to Acquirer), by such number of holders of Company Capital Stock as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments and/or benefits that may separately or in the aggregate, constitute “parachute payments” pursuant to Section 280G of the Code (“Section 280G Payments”) (which determination shall be made by the Company and shall be subject to review and approval by Acquirer, such approval not to be unreasonably withheld, conditioned or delayed), such that such payments and benefits shall not be deemed to be Section 280G Payments, and prior to the Closing, the Company shall deliver to Acquirer notification and documentation reasonably satisfactory to Acquirer that a vote of the holders of Company Capital Stock was solicited in conformance with Section 280G of the Code and the regulations promulgated thereunder and (a) the requisite stockholder approval was obtained with respect to any payments and/or benefits that were subject to the stockholder vote (the “280G Stockholder Approval”) or (b) that the 280G Stockholder Approval was not obtained and as a consequence, that such payments and/or benefits shall not be made or provided to the extent they would cause any amounts to constitute Section 280G Payments, pursuant to the Parachute Payment Waivers that were executed by the affected individuals prior to the solicitation of the vote of the holders of Company Capital Stock pursuant to this Section 5.15.
5.16Indemnification of Directors and Officers.
(a)At or prior to the Closing, the Company shall obtain a “tail” or “run off” insurance policy for directors’ and officers’ liability insurance, on mutually agreeable terms with a claims period of six (6) years from the Effective Time with at least the same coverage and amount and containing terms and conditions that are not less advantageous to the directors and officers of the Company as to the Company’s existing policies with respect to claims arising out of or relating to events which occurred before or at the Effective Time.
(b)From and after the Effective Time, in the event of any threatened or actual Legal Proceeding, whether civil, criminal or administrative, in which any Person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company or any Subsidiary, or who is or was serving at the request of the Company or any Subsidiary as a director or officer of another Person, is, or is threatened to be, made a party or witness (any such person, a “D&O Indemnified Person”) based in whole or in part on, or arising in whole or in part out of, or pertaining in whole or in part to, (i) the fact that such Person is serving or did serve in any such capacity, (ii) this Agreement (including the negotiation, entry into or performance thereof), or (iii) any acts or omissions by such Person in such capacity which occurred at or prior to the Effective Time, the Company shall, and Acquirer shall cause the Surviving Corporation to, (1) indemnify, defend and hold harmless, as and to the fullest extent permitted or required by Applicable Law, each such Person against any losses (including reimbursement for legal and other fees and expenses incurred in advance of the final disposition of any such matter or investigation to the fullest extent permitted by Applicable Law, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), judgments, fines and amounts paid in settlement in connection with any such threatened or actual Legal Proceeding and (2) fulfill its indemnification, exculpation and expense advancement obligations to each such Person pursuant to the terms of the organizational documents of the Company and any indemnification agreements entered into by the Company as in effect on the date hereof.
(c)This Section 5.16 shall survive the consummation of the Merger, is intended to benefit the Company, the Surviving Corporation and the D&O Indemnified Persons, shall be binding on all successors and assigns of the Surviving Corporation and shall be enforceable by the D&O Indemnified Persons. The obligations of Acquirer, the Surviving Corporation, and their respective successors under this Section 5.16 shall not be terminated, amended, or otherwise modified in such a manner as to adversely affect any such D&O Indemnified Persons (or his or her heirs, personal representatives, successors, or assigns) without the prior written consent of such D&O Indemnified Persons (or his or her heirs, personal representatives, successors, or assigns, as applicable).
5.17Open Source Remediation. The Company shall use commercially reasonable efforts to complete, as soon as reasonably practicable, but in no event more than thirty (30) days, following the Agreement Date, the remediation with respect to Open Source attribution as set forth on Section 5.17 of the Company Disclosure Letter and cooperate with Acquirer to enable Acquirer to verify that such actions have been completed to Acquirer’s reasonable satisfaction.
5.18 [*].
5.19Company Bonuses. Promptly following the Closing, the Company will pay to each of the individuals set forth on Schedule I (each, a “Bonus Recipient”) a bonus in the amount equal to, with respect to each vested In the Money Option held by such Bonus Recipient prior to the cancellation of such In the Money Options as described in the Option Waiver issued pursuant to Section 1.2(b)(xxii), (i) the Amount Per Share minus (ii) the per share exercise price of such In the Money Option, to be paid contingent upon the Closing (the “Company Bonus”); provided that a Company Bonus shall only be paid to a Bonus Recipient if such Bonus Recipient has executed an Option Waiver and Bonus Agreement prior to the Closing and has not exercised such In the Money Options.
Article VI
Conditions to the Merger
6.1Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party hereto to consummate the Transactions shall be subject to the satisfaction or waiver in writing at or prior to the Closing of each of the following conditions:
(a)Company Stockholder Approval. The Company Stockholder Approval shall have been duly and validly obtained.
(b)Illegality. No Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, and no action shall have been taken by any Governmental Entity seeking any of the foregoing, and no Applicable Law or Order shall have been enacted, entered, enforced or deemed applicable to the Merger that makes the consummation of the Merger illegal.
(c)All filings with and approvals of any Governmental Entity required to be made or obtained in connection with the Transactions shall have been made or obtained and shall be in full force and effect and the applicable waiting period under the HSR Act and other applicable Antitrust Laws, including any extensions thereof agreed to by the parties and the relevant Governmental Entities, shall have expired or early termination of such waiting period shall have been granted by the applicable Governmental Entity.
6.2Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Transactions shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions (it being understood and agreed that each such condition is solely for the benefit of the Company and may be waived by the Company in writing in its sole discretion without notice or Liability to any Person):

(a)Representations, Warranties and Covenants. The representations and warranties made by Acquirer herein shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such dates (except for representations and warranties that address matters only as to a specified date or dates, which representations and warranties shall be true and correct with respect to such specified date or dates). Acquirer shall have performed and complied in all material respects with all covenants, agreements and obligations herein required to be performed and complied with by Acquirer at or prior to the Closing.
(b)Receipt of Closing Deliveries. The Company shall have received each of the agreements, instruments, certificates and other documents set forth in Section 1.2(a).
6.3Additional Conditions to the Obligations of Acquirer. The obligations of Acquirer and Merger Sub to consummate the Transactions shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions (it being understood and agreed that each such condition is solely for the benefit of Acquirer and Merger Sub and may be waived by Acquirer (on behalf of itself and/or Merger Sub) in writing in its sole discretion without notice or Liability to any Person):
(a)Representations and Warranties. The representations and warranties made by the Company herein (other than the Special Representations) shall be true and correct in all respects on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such dates (except for representations and warranties that address matters only as to a specified date or dates, which representations and warranties shall be true and correct with respect to such specified date or dates), except where such failure to be true and correct would not reasonably be expected to have a Material Adverse Effect with respect to the Company.
(b)Special Representations. The Special Representations shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such dates (except for representations and warranties that address matters only as to a specified date or dates, which representations and warranties shall be true and correct with respect to such specified date or dates).
(c)Covenants. The Company shall have performed and complied in all material respects with all covenants, agreements and obligations herein required to be performed and complied with by the Company at or prior to the Closing.
(d)Receipt of Closing Deliveries. Acquirer shall have received each of the agreements, instruments, certificates and other documents set forth in Section 1.2(b).
(e)Injunctions or Restraints on Conduct of Business. No Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition limiting or restricting Acquirer’s ownership, conduct or operation of the Business following the Closing, including any Antitrust Restraint, shall be in effect, and no Legal Proceeding seeking any of the foregoing, or any other injunction, restraint or material damages in connection with the Merger or the other Transactions or prohibiting or limiting the consummation of the Transactions, shall be pending or threatened.
(f)No Legal Proceedings. No Governmental Entity or other Person shall have commenced or threatened to commence or continue any Legal Proceeding relating to the Transactions and arising under applicable Antitrust Laws, seeking the recovery of a material amount of damages in connection with the Merger or the other Transactions or seeking to prohibit or limit the exercise by Acquirer of any material right pertaining to ownership of Equity Interests of the Surviving Corporation.
(g)No Material Adverse Effect. There shall not have occurred a Material Adverse Effect with respect to the Company and the Subsidiaries (taken as a whole) that is continuing.

(h)Employees.
(i)(A) Each Named Employee shall have signed an Offer Letter, a Non-Competition Agreement, and Optionholder Agreement, each of which shall continue to be in full force and effect, and no action shall have been taken by any such individual to rescind any of such agreements, (B) each Holdback Employee shall have signed a Holdback Agreements, each of which shall continue to be in full force and effect, and no action shall have been taken by any such individual to rescind any of such agreements and (C) the employment of each of the Designated Employees shall have been terminated, effective no later than immediately prior to the Closing.
(ii)No fewer than 80% of the engineering and product-focused employees of the Company and the Subsidiaries set forth on Schedule J who have received offers of continuing employment from Acquirer (other than the Named Employees) shall have remained continuously employed with the Company or such Subsidiary from the Agreement Date through the Closing and shall become Continuing Employees pursuant to the execution of an offer letter, which shall continue to be in full force and effect, and no action shall have been taken by any such individual to rescind any of such agreement; provided that the Company shall be permitted to replace any of the employees on Schedule J for purposes of this Section 6.3(h)(ii) with employees with appropriate skills suited for the applicable position to support the Company’s continued execution of the Roadmap.
(i)Requisite Stockholder Approval. This Agreement shall have been duly and validly adopted and the Merger shall have been duly and validly approved under the DGCL, the CCC, the Certificate of Incorporation and the Bylaws, each as in effect at the time of such adoption and approval, by holders of outstanding Company Capital Stock representing at least 90% of all shares of Company Capital Stock outstanding as of immediately prior to the Closing and at least 90% of the voting power of all shares of Company Capital Stock outstanding as of immediately prior to the Closing (collectively, the “Requisite Stockholder Approval”).
(j)Section 280G Matters. The Company shall have delivered to Acquirer the notification and evidence required by Section 5.15.
Article VII
Termination
7.1Termination. At any time prior to the Closing, this Agreement may be terminated and the Merger abandoned by authorized action taken by the terminating party, whether before or after the Company Stockholder Approval is obtained:
(a)by mutual written consent duly authorized by Acquirer and the Board;
(b)by either Acquirer or the Company, by written notice to the other, if the Closing shall not have occurred on or before July 6, 2022 or such other date that Acquirer and the Company may agree upon in writing (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose breach of any covenant, agreement or obligation hereunder will have been the principal cause of, or will have directly resulted in, the failure of the Closing to occur on or before the Termination Date;
(c)by either Acquirer or the Company, by written notice to the other, if any Order of a Governmental Entity of competent authority preventing the consummation of the Merger shall have become final and non-appealable;
(d)by Acquirer, by written notice to the Company, if (i) there shall have been an inaccuracy in any representation or warranty made by, or a breach of any covenant, agreement or obligation of, the Company herein and such inaccuracy or breach shall not have been cured within twenty (20) Business Days after receipt by the Company of written notice of such inaccuracy or breach and, if not cured within such period and at or prior to the Closing, such inaccuracy or breach would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.3 to be satisfied (provided that no such cure period shall be available or applicable to any such breach that by its nature cannot be cured), (ii) there shall have been a Material Adverse Effect with respect to the Company, (iii) the Company shall have breached Section 5.1 or Section 5.2, provided, that with respect to a breach of Section 5.2, only if such breach is due to the action, inaction, direction or authorization of an officer, director or executive-level employee of the Company, (iv) the Company Stockholder Approval is not obtained or the Stockholder Agreement is not executed by each of the Consenting Stockholders within 24 hours following the execution of this Agreement, or (v) the applicable Governmental Entity shall have notified any of the parties hereto in writing, or both of the parties orally, that it is seeking, or intends to seek, the imposition of an Antitrust Restraint as a condition to the expiration or termination of any applicable waiting period under the HSR Act or other applicable Antitrust Law; or
(e)by the Company, by written notice to Acquirer, if there shall have been an inaccuracy in any representation or warranty made by, or a breach of any covenant, agreement or obligation of, Acquirer herein and such inaccuracy or breach shall not have been cured within twenty (20) Business Days after receipt by Acquirer of written notice of such inaccuracy or breach and, if not cured within such period and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.2 to be satisfied (provided that no such cure period shall be available or applicable to any such inaccuracy or breach that by its nature cannot be cured).
7.2Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no Liability on the part of Acquirer, Merger Sub, the Company or their respective officers, directors, stockholders or Affiliates; provided that (a) Section 5.3 (Confidentiality; Public Disclosure), Section 5.9 (Expenses; Company Debt), this Section 7.2 (Effect of Termination), Article IX (General Provisions) and any related definition provisions in or referenced in Exhibit A and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement and (b) nothing herein shall relieve any party hereto from Liability in connection with any intentional misrepresentation made by, or a willful breach of any covenant, agreement or obligation of, such party herein.
Article VIII
Escrow Fund and Indemnification
8.1Escrow Fund.
(a)At the Effective Time, Acquirer shall withhold the Escrow Amount from the Merger Consideration otherwise payable pursuant to Section 1.3(a)(i) (with respect to shares of Company Capital Stock), Section 1.3(a)(iii) (with respect to vested In the Money Options) and Section 1.3(a)(iv) (with respect to In the Money Warrants) and shall deposit the Escrow Amount with U.S. Bank National Association (or another institution selected by Acquirer and reasonably satisfactory to the Company) as escrow agent (the “Escrow Agent”) (the aggregate amount of cash so held by the Escrow Agent from time to time, together with any interest earned on such cash, the “Escrow Fund”), which Escrow Fund shall be governed by this Agreement and the Escrow Agreement. The Escrow Fund shall constitute partial security for the benefit of Acquirer (on behalf of itself or any other Indemnified Person) with respect to any Indemnifiable Damages pursuant to the indemnification obligations of the Converting Holders under Section 1.5 and the indemnification obligations of the Converting Holders under this Article VIII. Subject to Section 8.4, the Escrow Agent shall hold the Escrow Fund until 11:59 p.m. local time on the date (the “Escrow Release Date”) that is 15 months after the Effective Time. Except as provided in the Escrow Agreement, the Converting Holders shall not receive interest or other earnings on the cash in the Escrow Fund. Neither the Escrow Fund (including any portion thereof) nor any beneficial interest therein may be pledged, subjected to any Encumbrance, sold, assigned or transferred by any Converting Holder or be taken or reached by any legal or equitable process in satisfaction of any debt or other Liability of any Converting Holder, in each case prior to the distribution of the Escrow Fund to any Converting Holder in accordance with Section 8.1(b), except that each Converting Holder shall be entitled to assign such Converting Holder’s rights to such Converting Holder’s Pro Rata Share of the Escrow Fund by will, by the laws of intestacy or by other operation of law.

(b)Within five (5) Business Days following the Escrow Release Date, Acquirer (or its agent) will distribute to each Converting Holder such Converting Holder’s Pro Rata Share of the remaining Escrow Fund less that portion of the remaining Escrow Fund that is determined, in the reasonable judgment of Acquirer, to be necessary to satisfy all unsatisfied or disputed claims for indemnification specified in any Claim Certificate delivered to the Converting Holders’ Agent on or prior to the Escrow Release Date in accordance with this Article VIII, which portion shall remain in the Escrow Fund until such claims for Indemnifiable Damages have been resolved or satisfied (and shall be distributed promptly upon such resolution or satisfaction).
8.2Indemnification.
(a)Subject to the limitations set forth in this Article VIII, from and after the Closing, each Converting Holder shall, severally but not jointly (each in accordance with its Pro Rata Share), indemnify, defend and hold harmless Acquirer, Merger Sub and the Company and their respective officers, directors, agents and employees and each Person, if any, who controls Acquirer within the meaning of the Securities Act (each, an “Indemnified Person”) from and against, and shall compensate and reimburse each Indemnified Person for, any and all losses, Liabilities, damages (excluding (x) punitive and special damages unless awarded to a third party and (y) consequential damages if not reasonably foreseeable), fees, Taxes, interest, costs and expenses, including actually incurred costs of investigation, enforcement and defense and reasonable fees and expenses of counsel, experts and other professionals, directly or indirectly, whether or not due to a Third-Party Claim (collectively, “Indemnifiable Damages”), arising out of, resulting from or in connection with:
(i)any failure of any representation or warranty made by the Company herein (as qualified by the Company Disclosure Letter) to be true and correct (A) as of the Agreement Date (except in the case of representations and warranties that by their terms speak only as of a specified date or dates, which representations and warranties shall be true and correct as of such date or dates) or (B) as of the Closing Date as though such representation or warranty were made as of the Closing Date (except in the case of representations and warranties that by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date or dates);
(ii)any failure of any certification, representation or warranty made by the Company in any certificate (other than the Spreadsheet and the Company Closing Financial Certificate) delivered to Acquirer pursuant to this Agreement to be true and correct as of the date such certificate is delivered to Acquirer;
(iii)any breach of, or default in connection with, any of the covenants, agreements or obligations made by the Company herein required to be performed by the Company at or prior to the Closing;
(iv)any inaccuracies in the Spreadsheet or the calculations of the Company Closing Cash, Company Net Working Capital, unpaid Transaction Expenses or Company Debt set forth the Closing Financial Certificate;
(v)any payments or issuances made with respect to Dissenting Shares to the extent that such payments or issuances, in the aggregate, exceed the value of the consideration that otherwise would have been payable pursuant to Section 1.3(a)(i) upon the exchange of such Dissenting Shares, and any interest, costs, expenses and fees incurred by any Indemnified Person in connection with the exercise of any appraisal rights;
(vi)any matter set forth in Schedule 2.6 of the Company Disclosure Letter or that is or would be an exception to the representations and warranties made in Section 2.6 (Litigation) as of the Agreement Date or the Closing;
(vii)any claims by (A) any then-current or former holder or alleged then-current or former holder of any Equity Interests of the Company (including any predecessors or any of the Subsidiaries), arising out of, resulting from or in connection with (1) the Transactions or this Agreement, including the allocation of the Merger Consideration or any portion thereof, or (2) such Person’s status or alleged status as a holder of Equity Interests of the Company (including any predecessors or any of the Subsidiaries) at any time at or prior to the Closing, whether for breach of fiduciary duty or otherwise, (B) any Person to the effect that such Person is entitled to any Equity Interest of Acquirer or the Company or any payment in connection with the Transactions other than as specifically set forth on the Spreadsheet or (C) any Person with respect to any Company Option Plan or any other plan, policy or Contract providing for compensation to any Person in the form of Equity Interests;
(viii)any Pre-Closing Taxes to the extent not taken into account in calculating the Company Net Working Capital or Transaction Expenses;
(ix)the matters set forth on Schedule 8.2(a)(ix) of the Company Disclosure Letter; and
(x)any intentional fraud (including the element of scienter), intentional misrepresentation or willful breach of covenant by or on behalf of the Company or any of the Subsidiaries in connection with the Transactions.
(b)Materiality standards or qualifications and qualifications by reference to the defined term “Material Adverse Effect” in any representation, warranty, covenant, agreement or obligation shall only be taken into account in determining whether an inaccuracy in such representation or warranty, or a breach of such covenant, agreement or obligation, exists, and shall not be taken into account in determining the amount of any Indemnifiable Damages with respect to such inaccuracy or breach.
8.3Indemnifiable Damage Threshold; Other Limitations.
(a)Notwithstanding anything to the contrary contained herein, no Indemnified Person may be entitled to recover hereunder in respect of any claim for Indemnifiable Damages arising out of, resulting from or in connection with the matters listed in clauses (i) or (ii) of Section 8.2(a) (other than claims arising out of, resulting from or in connection with any failure of any of the Special Representations to be true and correct as aforesaid) unless and until the Indemnified Persons have suffered Indemnifiable Damages in an aggregate amount greater than $3,000,000 (the “Basket”) and a Claim Certificate (together with any other delivered Claim Certificates) has been delivered, in which case the Indemnified Person may make claims for indemnification, compensation and reimbursement and may receive cash from the Escrow Fund for all Indemnifiable Damages (including the amount of the Basket). The Basket shall not apply to any other Indemnifiable Damages or claims therefor.
(b)Each Converting Holder shall have Liability for such Converting Holder’s Pro Rata Share of the amount of any Indemnifiable Damages resulting from the matters described in Section 8.2(a). Notwithstanding anything to the contrary contained herein, (i) except in the case of (A) intentional fraud (including the element of scienter), intentional misrepresentation or willful breach of covenant by or on behalf of the Company or such Converting Holder, (B) any failure of any of the representations and warranties of the Company set forth in Section 2.1(a) (Organization, Standing, Power and Subsidiaries), Section 2.2 (Capital Structure), Section 2.3(a) (Authority), Section 2.11 (Taxes) or Section 2.17 (Transaction Fees) (collectively, the “Special Representations”) to be true and correct as aforesaid, and (C) the matters described in clauses (iii) through (x) of Section 8.2(a) (the matters described in clauses (A)-(C), collectively, the “Special Claims”), the aggregate liability of the Converting Holders shall not exceed the Escrow Fund, (ii) the aggregate liability of the Converting Holders for Indemnifiable Damages arising out of Section 8.2(a)(ix) shall not exceed the Escrow Amount, (iii) the aggregate liability of each Converting Holder for Indemnifiable Damages shall not exceed the aggregate amount of cash actually paid to such Converting Holder pursuant to Section 1.3(a)(i), Section 1.3(a)(iii) and Section 1.3(a)(iv) (on a gross basis and not net of any withholding Taxes) and (iv) notwithstanding anything to the contrary contained herein, any limitation of liability in this Section 8.3(b) shall not apply in the case of claims against a Converting Holder alleging intentional fraud (including the element of scienter), intentional misrepresentation or willful breach by such Converting Holder. Notwithstanding anything to the contrary contained herein, the first recourse of any Indemnified Person for Indemnifiable Damages shall be against the Escrow Fund. Notwithstanding anything to the contrary contained herein, each Converting Holder’s Liability shall be further limited as set forth in Schedule 8.3(b) of the Company Disclosure Letter.
(c)Notwithstanding anything to the contrary contained herein, the amounts that an Indemnified Person recovers from the Escrow Fund pursuant to Special Claims shall not reduce the amount that an Indemnified Person may recover with respect to claims that are not Special Claims. By way of illustration and not limitation, assuming there are no other claims for indemnification, compensation or reimbursement, in the event that Indemnifiable Damages resulting from a Special Claim are first satisfied from the Escrow Fund and such recovery fully depletes the Escrow Fund, the maximum amount recoverable by an Indemnified Person pursuant to a subsequent claim that is not a Special Claim shall continue to be the full dollar value of the Escrow Fund irrespective of the fact that the Escrow Fund was used to satisfy such Special Claim, such that the amount recoverable for such two claims would be the same regardless of the chronological order in which they were made.
(d)Notwithstanding anything to the contrary contained herein, (i) no Converting Holder shall have any right of indemnification, compensation, reimbursement, contribution or right of advancement from Acquirer, the Surviving Corporation or any other Indemnified Person (based upon such Converting Holder’s position as an officer, director, employee or agent of the Company or otherwise) with respect to any Indemnifiable Damages claimed by any Indemnified Person or any right of subrogation against the Company or the Surviving Corporation with respect to any indemnification, compensation or reimbursement of an Indemnified Person by reason of any of the matters set forth in Section 8.2(a), (ii) the rights and remedies of the Indemnified Persons after the Effective Time shall not be limited by (x) any investigation by or on behalf of, or disclosure to (other than in the Company Disclosure Letter with respect to clauses (i), (ii) and (x) of Section 8.2(a), subject to any limitations expressly set forth therein), any Indemnified Person at or prior to the Effective Time regarding any failure, breach or other event or circumstance or (y)any waiver of any condition to the Closing related thereto, (iii) if an Indemnified Person’s claim under this Article VIII may be properly characterized in multiple ways in accordance with this Article VIII such that such claim may or may not be subject to different limitations depending on such characterization, then such Indemnified Person shall have the right to characterize such claim in a manner that maximizes the recovery and time to assert such claim permitted in accordance with this Article VIII, (iv) no Converting Holder shall be liable for the breach of any covenant of another Converting Holder or any fraud (including the element of scienter) by or on behalf of any Person other than the Company or such Converting Holder, (v) any liability for indemnification under this Article VIII shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach or other violation of more than one representation, warranty, covenant, agreement, certificate or certification, and if any Indemnifiable Damages in connection with an indemnifiable matter were already taken into account in connection with calculation of the Merger Consideration, the same amount of such Indemnifiable Damages may not be recovered under this Article VIII, (vi) subject to Section 8.3(b), no Indemnified Person shall make any claim for indemnification, compensation or reimbursement hereunder unless such claim is made against all Converting Holders or offer to settle or compromise any claim unless the same offer is made to all of the Converting Holders and (vii) to the extent an Indemnified Person receives any amounts under applicable insurance policies or third party indemnification or contribution payments subsequent to its receipt of an indemnification payment by the Converting Holders, then such Indemnified Person will, without duplication, promptly reimburse the Converting Holders for any payment made by such Converting Holders up to the amount received by the Indemnified Person; provided, that the aggregate amount of reimbursement payments to the Converting Holders will not in any event exceed the aggregate indemnification payment received by the Indemnified Person from the Converting Holders.
(e)All Indemnifiable Damages shall be calculated net of the amount of any actual recoveries actually received by an Indemnified Person prior to the Escrow Release Date under any existing insurance policies and contractual indemnification or contribution provisions (in each case, calculated net of any actual collection costs and reserves, expenses, deductibles or premium adjustments or retrospectively rated premiums (as determined in good faith by an Indemnified Person) incurred or paid to procure such recoveries) in respect of any Indemnifiable Damages suffered, paid, sustained or incurred by any Indemnified Person; provided that no Indemnified Person shall have any obligation to seek to obtain or continue to pursue any such recoveries. Notwithstanding the foregoing, Acquirer acknowledges that Delaware law provides for a limited duty to mitigate damages.

8.4Period for Claims. Except as otherwise set forth in this Section 8.4, the period (the “Claims Period”) during which claims may be made (a) against the Escrow Fund for Indemnifiable Damages arising out of, resulting from or in connection with the matters listed in clauses (i) and (ii) of Section 8.2(a) (other than with respect to any of the Special Representations) shall commence at the Closing and terminate at 11:59 p.m. local time on the Escrow Release Date and (b) for Indemnifiable Damages arising out of, resulting from or in connection with all other matters, including Special Claims, shall commence at the Closing and terminate at 11:59 p.m. local time on the date that is 30 days following the expiration of the applicable statute of limitations. Notwithstanding anything to the contrary contained herein, such portion of the Escrow Fund at the Escrow Release Date as in the reasonable judgment of Acquirer is anticipated to be necessary to satisfy any unresolved or unsatisfied claims for Indemnifiable Damages specified in any Claim Certificate delivered to the Converting Holders’ Agent on or prior to the Escrow Release Date shall remain in the Escrow Fund until such claims for Indemnifiable Damages have been resolved or satisfied.
8.5Claims.
(a)From time to time during the Claims Period, Acquirer may deliver to the Converting Holders’ Agent one or more certificates signed by any officer of Acquirer (each, a “Claim Certificate”):
(i)stating that an Indemnified Person has incurred, paid, reserved or accrued, or in good faith believes that it may incur, pay, reserve or accrue, Indemnifiable Damages (or that with respect to any Tax matters, that any Tax Authority may raise such matter in an audit of Acquirer or its subsidiaries, which could give rise to Indemnifiable Damages);
(ii)stating the amount of such Indemnifiable Damages (which, in the case of Indemnifiable Damages not yet incurred, paid, reserved or accrued, may be the maximum amount believed by Acquirer in good faith to be incurred, paid, reserved, accrued or demanded by a third party); and
(iii)specifying in reasonable detail (based upon the information then possessed by Acquirer) the individual items of such Indemnifiable Damages included in the amount so stated and the nature of the claim to which such Indemnifiable Damages are related.
(b)Such Claim Certificate (i) need only specify such information to the knowledge of such officer of Acquirer as of the date thereof, (ii) shall not limit any of the rights or remedies of any Indemnified Person with respect to the underlying facts and circumstances specifically set forth in such Claim Certificate and (iii) may be updated and amended from time to time by Acquirer by delivering any updated or amended Claim Certificate, so long as the delivery of the original Claim Certificate is made within the applicable Claims Period and such update or amendment relates to the underlying facts and circumstances specifically set forth in such original Claims Certificate; provided that all claims for Indemnifiable Damages properly set forth in a Claim Certificate or any update or amendment thereto shall remain outstanding until such claims have been resolved or satisfied, notwithstanding the expiration of such Claims Period. No delay in providing such Claim Certificate within the applicable Claims Period shall affect an Indemnified Person’s rights hereunder, unless (and then only to the extent that) the Converting Holders’ Agent or the Converting Holders are materially prejudiced thereby.
8.6Resolution of Objections to Claims.
(a)If the Converting Holders’ Agent does not contest, by written notice to Acquirer, any claim or claims by Acquirer made in any Claim Certificate within the 20-day period following receipt of the Claim Certificate, then Acquirer shall reclaim an amount of cash from the Escrow Fund having a total value equal to the amount of any Indemnifiable Damages corresponding to such claim or claims as set forth in such Claim Certificate.
(b)If the Converting Holders’ Agent objects in writing to any claim or claims by Acquirer made in any Claim Certificate within the 20-day period set forth in Section 8.6(a), Acquirer and the Converting Holders’ Agent shall attempt in good faith for 60 days after Acquirer’s receipt of such written objection to resolve such objection. If Acquirer and the Converting Holders’ Agent shall so agree, a memorandum setting forth such agreement shall be prepared and signed by both Acquirer and the Converting Holders’ Agent. Acquirer shall be entitled to conclusively rely on any such memorandum and Acquirer shall reclaim an amount of cash from the Escrow Fund in accordance with the terms of such memorandum.
(c)If no such agreement can be reached during the 60-day period for good faith negotiation set forth in Section 8.6(b), but in any event upon the expiration of such 60-day period, either Acquirer or the Converting Holders’ Agent may bring an arbitration in accordance with the terms of Section 9.11 to resolve the matter. The decision of the arbitrator as to the validity and amount of any claim in such Claim Certificate shall be non-appealable, binding and conclusive upon the parties hereto and the Converting Holders, and Acquirer shall be entitled to act in accordance with such decision and Acquirer shall reclaim an amount of cash from the Escrow Fund in accordance therewith.
(d)Judgment upon any determination of an arbitrator may be entered in any court having jurisdiction. For purposes of this Section 8.6(d), in any suit hereunder in which any claim or the amount thereof stated in the Claim Certificate is at issue, Acquirer shall be deemed to be the prevailing party unless the arbitrator determines in favor of the Converting Holders’ Agent (on behalf of the Converting Holders) with respect to more than one-half of the amount in dispute, in which case the Converting Holders shall be deemed to be the prevailing party. The non-prevailing party to an arbitration shall pay its own fees and expenses and the fees and expenses of the prevailing party, including attorneys’ fees and costs, reasonably incurred in connection with such suit.
(e)Any portion of the Escrow Fund held following the Escrow Release Date with respect to pending but unresolved claims for indemnification that is not awarded to Acquirer upon the resolution of such claims shall be distributed to the Converting Holders within five Business Days following resolution of such claims and in accordance with each such Converting Holder’s Pro Rata Share of such portion of the Escrow Fund.
8.7Converting Holders’ Agent.
(a)By the adoption of the Merger, and by receiving the benefits thereof, including any consideration payable hereunder, each Converting Holder shall be deemed to have approved, as of the Closing, Shareholder Representative Services LLC as the Converting Holders’ Agent for all purposes in connection with this Agreement and any related agreements. The Converting Holders’ Agent shall be the agent, representative and attorney-in-fact for and on behalf of the Converting Holders to, following Closing: (i) execute, as the Converting Holders’ Agent, this Agreement and any agreement or instrument entered into or delivered in connection with the Transactions, (ii) give and receive notices, instructions and communications permitted or required under this Agreement, or any other agreement, document or instrument entered into or executed in connection herewith, for and on behalf of any Converting Holder, to or from Acquirer (on behalf of itself or any other Indemnified Person) relating to this Agreement or any of the Transactions and any other matters contemplated by this Agreement or by such other agreement, document or instrument (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by each Converting Holder individually), (iii) review, negotiate and agree to and authorize Acquirer to reclaim an amount of cash from the Escrow Fund in satisfaction of claims asserted by Acquirer (on behalf of itself or any other Indemnified Person, including by not objecting to such claims) pursuant to this Article VIII, (iv) object to such claims pursuant to Section 8.6, (v) consent or agree to, negotiate, enter into, or, if applicable, contest, prosecute or defend, settlements and compromises of, and demand arbitration and comply with Orders of courts and awards of arbitrators with respect to, such claims, resolve any such claims, take any actions in connection with the resolution of any dispute relating hereto or to the Transactions by arbitration, settlement or otherwise, and take or forego any or all actions permitted or required of any Converting Holder or necessary in the judgment of the Converting Holders’ Agent for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement, (vi) consult with legal counsel, independent public accountants and other experts selected by it, solely at the cost and expense of the Converting Holders, (vii) consent or agree to any amendment to this Agreement or to waive any terms and conditions of this Agreement providing rights or benefits to the Converting Holders (other than with respect to the payment of the Merger Consideration) in accordance with the terms hereof and in the manner provided herein,

(viii) pursuant to Section 1.5, review, negotiate, object to, accept or agree to Acquirer’s calculation of the Merger Consideration included in the Acquirer Merger Consideration Notice and (ix) take all actions necessary or appropriate in the judgment of the Converting Holders’ Agent for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance. Acquirer, Merger Sub and their respective Affiliates (including after the Effective Time, the Surviving Corporation) shall be entitled to rely on the appointment of Shareholder Representative Services LLC as the Converting Holders’ Agent and treat such Converting Holders’ Agent as the duly appointed attorney-in-fact of each Converting Holder and as having the duties, power and authority provided for in this Section 8.7. The Converting Holders shall be bound by all actions taken and documents executed by the Converting Holders’ Agent in connection with this Article VIII, and Acquirer and other Indemnified Persons shall be entitled to rely exclusively on any action or decision of the Converting Holders’ Agent. The Person serving as the Converting Holders’ Agent may be removed or replaced from time to time, or if such Person resigns from its position as the Converting Holders’ Agent, then a successor may be appointed, by the holders of a majority in interest of the aggregate amount of cash then held in the Escrow Fund (or, in the event that there is no cash then held in the Escrow Fund by the Converting Holders collectively having a Pro Rata Share greater than 50%) upon not less than 30 days’ prior written notice to Acquirer. No bond shall be required of the Converting Holders’ Agent.
(b)Neither the Converting Holders’ Agent nor any member of the Advisory Committee (solely in such Advisory Committee member’s capacity as such, as defined in that certain engagement letter entered into between the Converting Holders’ Agent and certain of the Converting Holders in connection with the transactions contemplated hereby, the “SRS Engagement Letter”) shall be liable in connection with the Converting Holders’ Agent’s or Advisory Committee’s services pursuant to this Agreement, the SRS Engagement Letter and any related agreements except to the extent resulting from the Converting Holders’ Agent’s or Advisory Committee member’s, as applicable, gross negligence or willful misconduct. The Converting Holders’ Agent and the members of the Advisory Committee (solely in such Advisory Committee member’s capacity as such) shall not be liable for any action or omission pursuant to the advice of counsel. For the avoidance of doubt, the first two sentences of this Section 8.7(b) shall not prejudice the Converting Holders’ Agent’s right to indemnification from the members of the Advisory Committee (in their capacity as Converting Holders) pursuant to the following sentence. The Converting Holders shall indemnify the Converting Holders’ Agent and the members of the Advisory Committee against any reasonable, documented, and out-of-pocket losses, liabilities and expenses (“Representative Losses”) arising out of or in connection with this Agreement and any related agreements, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been caused by the gross negligence or willful misconduct of the Converting Holders’ Agent or a member of the Advisory Committee, the Converting Holders’ Agent or such member of the Advisory Committee, as applicable, will reimburse the Converting Holders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. Representative Losses may be recovered by the Converting Holders’ Agent from (i) the funds in the Expense Fund and (ii) any other funds that become payable to the Converting Holders under this Agreement at such time as such amounts would otherwise be distributable to the Converting Holders; provided, that while the Converting Holders’ Agent may be paid from the aforementioned sources of funds, this does not relieve the Converting Holders from their obligation to promptly pay such Representative Losses as they are suffered or incurred. In no event will the Converting Holders’ Agent be required to advance its own funds on behalf of the Converting Holders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Converting Holders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Converting Holders’ Agent hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Converting Holders’ Agent or the termination of this Agreement.
(c)After the Closing, any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Converting Holders’ Agent that is within the scope of the Converting Holders’ Agent’s authority under Section 8.7(a) shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Converting Holders and shall be final, binding and conclusive upon each such Converting Holder; and each Indemnified Person shall be entitled to rely exclusively upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Converting Holder. Acquirer, Merger Sub, the Surviving Corporation and the Indemnified Persons are hereby relieved from any Liability to any Person for any acts done by them in accordance with such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of the Converting Holders’ Agent.
(d)Upon the Closing, the Company will wire US$250,000 (the “Expense Fund”) to the Converting Holders’ Agent, which will be used for any expenses incurred by the Converting Holders’ Agent. The Converting Holders will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Converting Holders’ Agent any ownership right that they may otherwise have had in any such interest or earnings. The Converting Holders’ Agent will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Converting Holders’ Agent’s responsibilities, the Converting Holders’ Agent will deliver any remaining balance of the Expense Fund to the Paying Agent for further distribution to the Converting Holders. For tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by the Converting Holders at the time of Closing.
8.8Third-Party Claims. In the event that Acquirer becomes aware of a claim by a third party (a “Third-Party Claim”) that Acquirer in good faith believes may result in a claim for Indemnifiable Damages by or on behalf of an Indemnified Person, Acquirer shall have the right in its sole discretion to conduct the defense of and to settle or resolve such Third-Party Claim (and the costs and expenses incurred by Acquirer or its Affiliates in connection with the defense, enforcement, settlement or resolution (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Indemnifiable Damages for which Acquirer shall be entitled to receive indemnification pursuant to a claim made hereunder, and such costs and expenses shall constitute Indemnifiable Damages subject to indemnification under Section 8.2 regardless of whether it is ultimately determined that such Third-Party Claim arose out of, resulted from or was in connection with a matter listed in Section 8.2). Notwithstanding anything to the contrary contained herein, the Converting Holders’ Agent shall have the right to (i) on behalf of the Converting Holders, participate in, but not determine or conduct, the defense of the Third-Party Claim (including participation in any discussions or negotiations in connection with the settlement, adjustment or compromise thereof) and (ii) receive copies of all pleadings, notices and communications with respect to such Third-Party Claim to the extent that receipt of such documents does not affect any privilege relating to any Indemnified Person, subject to execution by the Converting Holders’ Agent of Acquirer’s (and, if required, such third party’s) commercially reasonable non-disclosure agreement to the extent that such materials contain confidential or propriety information. However, Acquirer shall have the right in its sole discretion to determine and conduct the defense of any Third-Party Claim and the settlement, adjustment or compromise of such Third-Party Claim; provided that the settlement amount of a Third-Party Claim will not be determinative of the amount of Indemnifiable Damages unless, if Acquirer seeks the consent of the Converting Holders’ Agent prior to entering into a settlement, (x) the Converting Holders’ Agent consents to such settlement or (y) the Converting Holders’ Agent unreasonably withholds, conditions or delays its consent to such settlement. In the event that the Converting Holders’ Agent has consented to the amount of any settlement or resolution by Acquirer of any such claim (which consent shall not be unreasonably withheld, conditioned or delayed), or if the Converting Holders’ Agent shall have been determined to have unreasonably withheld, conditioned or delayed its consent to the amount of any such settlement or resolution, neither the Converting Holders’ Agent nor any Converting Holder shall have any power or authority to object under this Article VIII to the amount of any claim by or on behalf of any Indemnified Person for indemnity with respect to such settlement or resolution.
8.9Treatment of Indemnification Payments. Acquirer, and the Converting Holders agree to treat (and cause their respective Affiliates to treat) any payment received by the Indemnified Persons pursuant to this Article VIII as adjustments to the Purchase Price for all Tax purposes to the maximum extent permitted by Applicable Law.

8.10Sole Remedy. Except for the Converting Holders’ Agent’s rights under Section 8.7, the indemnification provisions contained in this Article VIII are intended to provide the sole and exclusive remedy following the Closing as to all monetary Indemnifiable Damages or other losses against the Company or the Indemnified Persons that any Indemnified Person may incur arising from or relating to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby (meaning the applicable survival dates set forth in Section 9.1 and the liability limits set forth in this Article VIII shall control notwithstanding any statutory or common law provisions or principles to the contrary); provided, however, that nothing herein is intended to waive or otherwise limit a party’s right to seek or obtain specific performance or any other equitable remedies to which a party may be entitled.

Article IX
General Provisions
9.1Survival of Representations, Warranties and Covenants. If the Merger is consummated, the representations and warranties made by the Company herein, in the Company Disclosure Letter (including any exhibit to or schedule of the Company Disclosure Letter), and in the other certificates contemplated by this Agreement shall survive the Closing and remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties hereto, until the date that is 15 months following the Closing Date; provided that, regardless of any investigation or disclosure made by or on behalf of any of the parties hereto, the Special Representations will remain operative and in full force and effect until the expiration of the applicable statute of limitations for claims against the Converting Holders that seek recovery of Indemnifiable Damages arising out of, resulting from or in connection with an inaccuracy in such representations or warranties; provided, further, that (a) no right to indemnification pursuant to Article VIII in respect of any claim that is set forth in a Claim Certificate delivered to the Converting Holders’ Agent on or prior to the applicable expiration of such representations and warranties shall be affected by such expiration and (b) such expiration shall not affect the rights of any Indemnified Person under Article VIII or otherwise to seek recovery of Indemnifiable Damages arising out of, resulting from or in connection with any fraud (including the element of scienter), intentional misrepresentation or willful breach committed by the Company or any Converting Holder; provided, further, that in the event of such fraud (including the element of scienter), intentional misrepresentation or willful breach, such representations and warranties shall survive until the date that is seven years following the Closing Date; and provided, further, that all Tax representations shall survive until the date that is 60 days after the expiration of the statute of limitations for the applicable Taxes. If the Merger is consummated, the representations and warranties made by Acquirer herein and in the other certificates contemplated by this Agreement shall expire and be of no further force or effect as of the Closing. If the Merger is consummated, all covenants, agreements and obligations of the parties hereto shall expire and be of no further force or effect as of the Closing, except to the extent such covenants, agreements and obligations provide that they are to be performed after the Closing; provided that no right to indemnification pursuant to Article VIII in respect of any claim based upon any breach of a covenant, agreement or obligation shall be affected by the expiration of such covenant, agreement or obligation. Except for the representations and warranties expressly set forth in Article II, Acquirer and Merger Sub acknowledge and agree that (a) none of the Company or any other Person on behalf of the Company makes any other express, implied or statutory representation or warranty with respect to the Company, its business, projections, forecasts, assets or liabilities, or any representation or warranty relating to current or future financial condition, results of operations, any implied warranties of merchantability, suitability, fitness, for a particular purpose, title, enforceability or non-infringement, or with respect to any other information provided to Acquirer and Merger Sub with respect to the Company, and Acquirer and Merger Sub have not relied upon any such representation and warranty other than those expressly set forth in Article II, and (b) other than the representations and warranties set forth in Article II, neither Acquirer nor any other Person on its behalf is relying on any other representation or warranty of the Company or any other Person on its behalf, whether express, implied or statutory, and neither the Company nor any Person on behalf of the Company shall have any liability to Acquirer, Merger Sub or any other Person for any information provided to Acquirer or its Representatives relating to the business of the Company, including any materials made available to Acquirer or its financial and legal advisors or other Representatives in connection with Acquirer’s due diligence review (including in the virtual data room established by the Company in connection with the Transactions) or management presentations, due diligence discussions or in any other form.

9.2Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via email (in which case such notice shall also be either delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested)) to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):
(a)if to Acquirer or Merger Sub, to:
Alteryx, Inc.
3345 Michelson Dr., Suite 400
Irvine, CA 92612
Attention: Chief Legal Officer
Telephone No.:     +1 (888) 836-4274
with a copy (which shall not constitute notice) to:
Fenwick & West LLP
555 California Street, 12th Floor
San Francisco, CA 94104
Attention: Michael A. Brown
     Scott A. Behar
Telephone No.: (415) 875-2300
Email: mbrown@fenwick.com
sbehar@fenwick.com
(b)if to the Company, to:
Trifacta, Inc.
575 Market St 11th floor
San Francisco, CA 94105
Attention: Adam Wilson
Email: [*]
with a copy (which shall not constitute notice) to:
Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
1 Bush Plaza
Suite 1200
San Francisco, CA 94104
Attention: Ivan A. Gaviria
Francesca Crisera Ruiz
Telephone No.: (415) 801-4880
Email: igaviria@gunder.com
fruiz@gunder.com
(c)If to the Converting Holders’ Agent, to:
Shareholder Representative Services LLC
950 17th Street, Suite 1400
Denver, CO 80202
Attention: Managing Director
Email: deals@srsacquiom.com
Telephone: (303) 648-4085

with a copy (which shall not constitute notice) to:
Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
1 Bush Plaza
Suite 1200
San Francisco, CA 94104
Attention: Ivan A. Gaviria
Francesca Crisera Ruiz
Telephone No.: (415) 801-4880
Email: igaviria@gunder.com
fruiz@gunder.com
Any notice given as specified in this Section 9.2 (i) if delivered personally shall conclusively be deemed to have been given or served at the time of actual delivery, (ii) if sent by commercial delivery service or mailed by registered or certified mail (return receipt requested) shall conclusively be deemed to have been received on the third Business Day after the post of the same, and (iii) if sent by overnight national courier shall be deemed to have been received on the next Business Day.
9.3Interpretation. When a reference is made herein to Articles, Sections, subsections, Schedules or Exhibits, such reference shall be to an Article, Section or subsection of, or a Schedule or an Exhibit to this Agreement unless otherwise indicated. The headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Where a reference is made to a Contract, instrument or Applicable Law, such reference is to such Contract, instrument or Applicable Law as amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Applicable Law) by succession of comparable successor law and references to all attachments thereto and instruments incorporated therein. Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender and neutral forms of such words, (b) words using the singular or plural number also include the plural or singular number, respectively, (c) the terms “hereof,” “herein,” “hereto,” “hereunder” and derivative or similar words refer to this entire Agreement, (d) references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection, (e) references to any Person include the successors and permitted assigns of that Person, (f) references from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively, (g) the phrases “provided to” and “delivered to” and phrases of similar import mean that a true, correct and complete paper or electronic copy of the information or material referred to has been delivered to the party to whom such information or material is to be provided and (h) the phrase “made available to” and phrases of similar import means, with respect to any information, document or other material of the Company, that such information, document or material was made available for review and properly indexed by the Company and its Representatives in the virtual data room established by the Company in connection with this Agreement at least 48 hours (or such other time period as may be specified in this Agreement) prior to the execution of this Agreement or actually delivered (whether by physical or electronic delivery) to Acquirer or its Representatives at least 48 hours (or such other time period as may be specified in this Agreement) prior to the execution of this Agreement. The symbol “$” refers to United States Dollars. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Any action otherwise required to be taken on a day that is not a Business Day shall instead be taken on the next succeeding Business Day, and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Unless indicated otherwise, all mathematical calculations contemplated by this Agreement shall be rounded to the tenth decimal place, except in respect of payments, which shall be rounded to the nearest whole United States cent.
9.4Amendment. Subject to Applicable Law, the parties hereto may amend this Agreement by authorized action at any time pursuant to an instrument in writing signed on behalf of each of the parties hereto; provided that, after the Company Stockholder Approval is obtained, no amendment shall be made to this Agreement that by Applicable Law requires further approval by the Company Stockholders without such further approval. To the extent permitted by Applicable Law, Acquirer and the

Converting Holders’ Agent may cause this Agreement to be amended at any time after the Closing by execution of an instrument in writing signed on behalf of Acquirer and the Converting Holders’ Agent.
9.5Extension; Waiver. At any time at or prior to the Closing, any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto owed to such party, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive any breaches of any of the covenants, agreements, obligations or conditions for the benefit of such party contained herein. At any time after the Closing, Acquirer and the Converting Holders’ Agent may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other owed to such party, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto or (iii) waive any breaches of any of the covenants, agreements, obligations or conditions for the benefit of such party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing that is (A) prior to the Closing with respect to the Company and/or the Company Securityholders, signed by the Company, (B) after the Closing with respect to the Converting Holders and/or the Converting Holders’ Agent, signed by the Converting Holders’ Agent and (C) with respect to Acquirer and/or Merger Sub, signed by Acquirer. Without limiting the generality or effect of the preceding sentence, no failure to exercise or delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision herein.
9.6Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood and agreed that all parties hereto need not sign the same counterpart. The delivery by facsimile or by electronic delivery in PDF format of this Agreement with all executed signature pages (in counterparts or otherwise) shall be sufficient to bind the parties hereto to the terms and conditions set forth herein. All of the counterparts will together constitute one and the same instrument and each counterpart will constitute an original of this Agreement.
9.7Entire Agreement; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the exhibits attached hereto, the Schedules, including the Company Disclosure Letter, (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms and (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder (except that Article VIII is intended to benefit the Indemnified Persons).
9.8Assignment. Neither this Agreement nor any of the rights and obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void, except that Acquirer and/or Merger Sub may assign its rights and delegate its obligations under this Agreement to any direct or indirect wholly owned subsidiary of Acquirer without the prior consent of any other party hereto; provided that, notwithstanding any such assignment, Acquirer and/or Merger Sub, as applicable, shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.
9.9Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably necessary to effect the intent of the parties hereto. The parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.
9.10Remedies Cumulative; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing herein shall be deemed a waiver by any party hereto of any right to specific performance or injunctive relief. It is accordingly agreed that, subject to Section 8.3(b), the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereto hereby waive the requirement of any posting of a bond in connection with the remedies described herein.
9.11Arbitration; Submission to Jurisdiction; Consent to Service of Process.
(a)EXCEPT FOR CLAIMS REGARDING EITHER ACQUIRER’S OR THE COMPANY’S INTELLECTUAL PROPERTY RIGHTS AND CONFIDENTIAL INFORMATION, TO WHICH THIS SECTION WILL NOT APPLY, IN THE EVENT THAT A RESOLUTION IS NOT REACHED AMONG THE PARTIES HERETO WITHIN 60 DAYS AFTER WRITTEN NOTICE OF A DISPUTE, THE DISPUTE SHALL BE FINALLY SETTLED BY BINDING ARBITRATION IN ORANGE COUNTY, CALIFORNIA. SUCH ARBITRATION SHALL BE CONDUCTED IN ENGLISH IN ACCORDANCE WITH THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION BY ONE ARBITRATOR APPOINTED IN ACCORDANCE WITH SUCH RULES. THE ARBITRATOR SHALL ALLOW SUCH DISCOVERY AS IS APPROPRIATE TO THE PURPOSES OF ARBITRATION IN ACCOMPLISHING A FAIR, SPEEDY AND COST-EFFECTIVE RESOLUTION OF THE DISPUTE. THE ARBITRATOR SHALL REFERENCE THE FEDERAL RULES OF CIVIL PROCEDURE THEN IN EFFECT IN SETTING THE SCOPE AND TIMING OF DISCOVERY. THE AWARD OF ARBITRATION SHALL BE FINAL AND BINDING UPON THE PARTIES HERETO. THE ARBITRATOR WILL AWARD TO THE PREVAILING PARTY ALL COSTS, FEES AND EXPENSES RELATED TO THE ARBITRATION, INCLUDING REASONABLE FEES AND EXPENSES OF ATTORNEYS, ACCOUNTANTS AND OTHER PROFESSIONALS INCURRED BY THE PREVAILING PARTY, AND JUDGMENT ON THE AWARD RENDERED BY THE ARBITRATOR MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF.
(b)Subject to the foregoing, the parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, to the extent the Court of Chancery of the State of Delaware does not have subject matter jurisdiction he Federal courts of the United States of America located in the State of Delaware, in each case, located within the City of Wilmington in the State of Delaware, in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to herein, and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any Legal Proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such Legal Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such Legal Proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Legal Proceeding in the manner provided in Section 9.2 or in such other manner as may be permitted by Applicable Law, shall be valid and sufficient service thereof. With respect to any particular Legal Proceeding, venue shall lie solely in Wilmington, Delaware. A party hereto may apply either to a court of competent jurisdiction or to an arbitrator, if one has been appointed, for prejudgment remedies and emergency relief pending final determination of a claim pursuant to this Section 9.11. The appointment of an arbitrator does not preclude a party hereto from seeking prejudgment remedies and emergency relief from a court of competent jurisdiction.
9.12Governing Law. This Agreement, all acts and transactions pursuant hereto and all obligations of the parties hereto shall be governed by and construed in accordance with the laws of the

State of Delaware without reference to such state’s principles of conflicts of law that would refer a matter to a different jurisdiction.
9.13Rules of Construction. The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement, each Schedule and each Exhibit attached hereto, the application of any Applicable Law or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.
9.14Consent to Representation; Conflict of Interest. If the Converting Holders’ Agent so desires, acting on behalf of the Converting Holders and without the need for any consent or waiver by the Company, Acquirer, or Merger Sub, Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (“Gunderson”) shall be permitted to represent the Converting Holders after the Closing in connection with any matter, including anything related to the Transactions, any other agreements referenced herein or any disagreement or dispute relating thereto.  Without limiting the generality of the foregoing, after the Closing, Gunderson shall be permitted to represent the Converting Holders, any of their agents (including the Converting Holders’ Agent) and Affiliates, or any one or more of them, in connection with any negotiation, transaction, or dispute (including any litigation, arbitration, or other adversary proceeding) with Acquirer, the Company, or any of their agents or Affiliates under or relating to this Agreement, any Transaction, and any related matter, such as claims or disputes arising under other agreements entered into in connection with this Agreement, including with respect to any indemnification claims.  Acquirer, Merger Sub, and the Company further agree that, as to all communications among Gunderson and the Converting Holders’ Agent and the Converting Holders and their respective Affiliates (individually and collectively, the “Seller Group”) that relate in any way to the Transactions, the attorney-client privilege and the exception of client confidence belongs to Acquirer and may be controlled only by Acquirer except as set forth below.  This right to the attorney-client privilege shall exist even if such communications may exist on the Company’s computer system or in documents in the Company’s possession.  Following the Closing, such attorney-client privilege and the exception of client confidence belongs to Acquirer and may be controlled only by Acquirer, and shall not be claimed by any member of the Seller Group; provided that Acquirer agrees, solely with respect to any claim for indemnification made by Acquirer or any other Indemnified Person under Article VIII, not to (i) invoke any attendant attorney-client privilege, attorney work product protection or expectation of client confidentiality applicable to confidential communications between the Seller Group, the Company and their respective Affiliates, on the one hand, and Gunderson, on the other hand, or (ii) use such confidential communications as evidence in any dispute with the Seller Group in connection with any such claim for indemnification; provided, further, that the foregoing clause (ii) shall not apply to any claim made by an Indemnified Person in good faith based on fraud (including the element of scienter), intentional misrepresentation or willful breach of covenant.
[Signature Pages Follow]

IN WITNESS WHEREOF, Acquirer, Merger Sub, the Company and the Converting Holders’ Agent have caused this Agreement and Plan of Merger to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

Alteryx, Inc.

By: /s/ Mark Anderson
Name: Mark Anderson
Title: Chief Executive Officer

Alteryx Thunder Sub, Inc.

By: /s/ Kevin E. Rubin
Name: Kevin E. Rubin
Title: Chief Executive Officer, President and Treasurer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, Acquirer, Merger Sub, the Company and the Converting Holders’ Agent have caused this Agreement and Plan of Merger to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

Trifacta Inc.

By: /s/ Adam Wilson
Name: Adam Wilson
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, Acquirer, Merger Sub, the Company and the Converting Holders’ Agent have caused this Agreement and Plan of Merger to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

Shareholder Representative Services LLC, solely in its capacity as Converting Holders’ Agent

By: /s/ Sam Riffe
Name: Sam Riffe
Title: Managing Director

[Signature Page to Agreement and Plan of Merger]

Exhibit A
Definitions
As used herein, the following terms shall have the meanings indicated below:
“Acquisition Proposal” means, with respect to the Company, any agreement, offer, proposal or bona fide indication of interest (other than this Agreement or any other offer, proposal or indication of interest by Acquirer), or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or bona fide indication of interest, relating to, or involving: (i) any sale of Company Capital Stock (other than Permitted Issuances) or any merger, consolidation, business combination or similar transaction involving the Company, (ii) any sale, lease, mortgage, pledge, exchange, transfer, license (other than in the ordinary course of business consistent with past practice), acquisition, or disposition of more than 10% of the assets of the Company in any single transaction or series of related transactions, (iii) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company, or any extraordinary dividend, whether of cash or other property or (iv) any other transaction outside of the ordinary course of business consistent with past practice the consummation of which would impede, interfere with, prevent or delay, or would reasonably be expected to impede, interfere with, prevent or delay, the consummation of the Merger or the other Transactions.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person, including any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person, in each case as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by Contract or otherwise.
“Aggregate Exercise Price” means the sum of the exercise prices of all vested In the Money Options and In the Money Warrants that are included in the Fully Diluted Company Common Stock.
“Amount Per Share” means the quotient obtained by dividing (i) the Merger Consideration by (ii) the Fully Diluted Company Common Stock.
“Anti-Corruption Law” means any Applicable Law relating to anti-bribery or anti-corruption (governmental or commercial), including the Foreign Corrupt Practices Act of 1977, as amended, and any other Applicable Law that prohibits the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Person, including any Government Official.
“Applicable Law” means, with respect to any Person, any federal, state, foreign, local, municipal or other law, statute, constitution, legislation, principle of common law, resolution, ordinance, code, edict, decree, rule, directive, license, permit, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any Orders applicable to such Person or such Person’s Affiliates or to any of their respective assets, properties or businesses.
“Business” means the business of the Company and the Subsidiaries as currently conducted and as currently proposed to be conducted pursuant to the Roadmap by the Company and the Subsidiaries.
“Business Day” means a day (i) other than Saturday or Sunday and (ii) on which commercial banks are open for business in Los Angeles, California and San Francisco, California.

“Business Hours” means the period between 9:00 a.m. and 6:00 p.m., Pacific time, on a Business Day.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.
“CCC” means the California Corporations Code.
“Closing Net Working Capital Shortfall” means the amount, if any, by which the Closing Net Working Capital Target exceeds Company Net Working Capital as set forth in the Company Closing Financial Certificate.
“Closing Net Working Capital Surplus” means the amount, if any, by which Company Net Working Capital as set forth in the Company Closing Financial Certificate exceeds the Closing Net Working Capital Target.
“Closing Net Working Capital Target” means negative $10,600,000.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.
“Company Closing Cash” means (i) the cash in the Company’s bank accounts immediately prior to the Closing and any cash equivalents and marketable securities of the Company that are readily convertible into cash and are to be determined in accordance with GAAP as of immediately prior to the Closing, minus (ii) outstanding checks, payments in process that have not yet cleared, held checks, restricted cash, escrowed cash and any other third-party rights to such cash balances, plus (iii) any severance payments made to Identified Employees that are terminated prior to the Closing at Acquirer’s request; provided that the amount of such severance payments is mutually agreed upon by the Company and Acquirer. For the avoidance of doubt, “Company Closing Cash” excludes account receivables, deposits in transit, inventory, and other current assets as of the Closing Date.
“Company Closing Financial Certificate” means a certificate executed by the Chief Financial Officer of the Company dated as of the Closing Date, certifying, as of the Closing, the amount of (i) Company Net Working Capital (including (A) an itemized list of each element of the Company’s consolidated total current assets and (B) an itemized list of each element of the Company’s consolidated total current liabilities), (ii) Company Closing Cash, (iii) Company Debt issued and outstanding as of the Closing Date (along with an itemized list of each Company Debt with a description of the nature of such Company Debt and the Person to whom such Company Debt is owed) and (iv) any Transaction Expenses that are incurred but unpaid as of the Closing (along with an itemized list of such Transaction Expenses and the Person to whom they are owed).
“Company Common Stock” means the common stock, par value of $0.0001 per share, of the Company.
“Company Debt” means, without duplication: (i) all obligations (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of the Company and the Subsidiaries, whether or not represented by bonds, debentures, notes or other securities (whether or not convertible into any other security), for the repayment of money borrowed, whether owing to banks, financial institutions, on equipment leases or otherwise, (ii) all obligations of the Company and the Subsidiaries to pay rent or other payment amounts under a lease which is required to be classified as a capital lease or a liability on the face of a balance sheet prepared in accordance with GAAP, (iii) all obligations of the Company and the Subsidiaries under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, (iv) all obligations secured by any Encumbrance existing on property owned by the Company and the Subsidiaries, whether or not indebtedness secured thereby will have been assumed, (v) all premiums, penalties, fees, expenses, breakage costs and change of control payments required to be paid or offered in respect of any of the foregoing on prepayment, as a result of the consummation of the Transactions or in connection with any lender consent, (vi) all Taxes deferred pursuant to an election under Section 965(h) of the Code and all employer Taxes deferred under the CARES Act, (vii) all accrued Liabilities for vacation or PTO payable to individuals that are not Continuing Employees with respect to any periods preceding the Effective Time, (viii) all accrued but unpaid bonuses, commissions and other similar compensation obligations with respect to any periods preceding the Effective Time, (ix) all unfunded pension liabilities and (x) all guaranties, endorsements, assumptions and other contingent obligations of the Company and the Subsidiaries in respect of, or to purchase or to otherwise acquire, any of the obligations and other matters of the kind described in any of the clauses (i) through (v) appertaining to third parties.
“Company Net Working Capital” means (i) the Company’s consolidated total current assets as of the Closing (as defined by and determined in accordance with GAAP as applied in the Company Balance Sheet) minus (ii) the Company’s consolidated total current liabilities as of the Closing (as defined by and determined in accordance with GAAP as applied in the Company Balance Sheet). For purposes of calculating Company Net Working Capital, the Company’s current assets shall (regardless of whether they would be treated as a current asset under GAAP as applied in the Company Balance Sheet) exclude Company Closing Cash and deferred Tax assets and Accounts Receivable shall exclude any amounts not collected (x) within 60 days following the Closing Date with respect to Accounts Receivable that is more than 30 days past due as of the Closing Date and (y) within 90 days following the Closing Date for all other Accounts Receivable, in each case except for Accounts Receivable arising from transactions with the parties set forth on Schedule 2.4(e) of the Company Disclosure Letter, which Accounts Receivable shall be collected within 105 days following the Closing Date. For purposes of calculating Company Net Working Capital, the Company’s current liabilities shall (regardless of whether they would be treated as a current liability under GAAP as applied in the Company Balance Sheet) (A) include, without duplication, all accrued and unpaid Taxes of the Company for any Pre-Closing Tax Period, Taxes described in Section 1.7 and any other Liabilities of the Company for Taxes as of the Closing (including, for clarity, payroll Taxes or other Taxes arising in connection with any payment required pursuant to, or arising as a result of, this Agreement or the Transactions but excluding all Taxes deferred pursuant to an election under Section 965(h) of the Code and all employer Taxes deferred under the CARES Act), whether or not such Liabilities for Taxes would be then due and payable, and all short-term and long-term deferred revenue, and (B) exclude all Liabilities for Transaction Expenses that are incurred but unpaid as of the Closing and Company Debt that is issued and outstanding as of the Closing.
“Company Option Plan” means, collectively, each stock option plan, program or arrangement of the Company.
“Company Optionholders” means (i) with respect to any time before the Effective Time, collectively, the holders of record of Company Options outstanding as of such time and (ii) with respect to any time at or after the Effective Time, collectively, the holders of record of Company Options outstanding as of immediately prior to the Effective Time.
“Company Options” means options to purchase shares of Company Common Stock.
“Company Preferred Stock” means the Company Series A Preferred Stock, the Company Series B Preferred Stock, the Company Series C Preferred Stock, the Company Series C-1 Preferred Stock, the Company Series D Preferred Stock and the Company Series E Preferred Stock.
“Company Securityholders” means, collectively, the Company Stockholders, Company Optionholders and Company Warrantholders.
“Company Series A Preferred Stock” means the Company’s Series A Preferred Stock, par value $0.00001 per share.
“Company Series B Preferred Stock” means the Company’s Series B Preferred Stock, par value $0.00001 per share.

“Company Series C Preferred Stock” means the Company’s Series C Preferred Stock, par value $0.00001 per share.
“Company Series C-1 Preferred Stock” means the Company’s Series C-1 Preferred Stock, par value $0.00001 per share.
“Company Series D Preferred Stock” means the Company’s Series D Preferred Stock, par value $0.00001 per share.
“Company Series E Preferred Stock” means the Company’s Series E Preferred Stock, par value $0.00001 per share.
“Company Stockholders” means (i) with respect to any time before the Effective Time, collectively, the holders of record of shares of Company Capital Stock outstanding as of such time and (ii) with respect to any time at or after the Effective Time, collectively, the holders of record of shares of Company Capital Stock outstanding as of immediately prior to the Effective Time.
“Company Transaction Documents” means this Agreement and each other Transaction Document to which the Company is or will be a party.
“Company Warrantholders” means (i) with respect to any time before the Effective Time, collectively, the holders of record of Company Warrants outstanding as of such time and (ii) with respect to any time at or after the Effective Time, collectively, the holders of record of Company Warrants outstanding as of immediately prior to the Effective Time.
“Company Warrants” means warrants to purchase shares of Company Capital Stock.
“Continuing Employees” means (i) the employees of the Company in the U.S. who are offered continued employment with Acquirer, the Surviving Corporation or one of their respective subsidiaries, and who execute an offer letter (or, in the case of the Named Employees or Holdback Employees, an Offer Letter, Non-Competition Agreement and Holdback Agreement, as applicable), in each case, who accept employment to remain employees of the Surviving Corporation or become employees of Acquirer or one of its subsidiaries as of immediately after the Effective Time and (ii) those employees of the Company, Surviving Corporation or one of their respective Subsidiaries outside of the U.S who remain employees of the Company, Surviving Corporation or one of their respective Subsidiaries as of immediately after the Effective Time, but in each case excluding any Designated Employees.
“Contract” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking of any nature (including leases, subleases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders) as of the Agreement Date or as may hereafter be in effect, including all amendments, supplements, exhibits and schedules thereto.
“Converting Holders” means all (i) Company Stockholders (other than those Company Stockholders all of whose shares of Company Capital Stock constitute Dissenting Shares), (ii) Company Optionholders holding vested In the Money Options and (iii) Company Warrantholders, in each case as of immediately prior to the Effective Time.
“DGCL” means the General Corporation Law of the State of Delaware.
“Dissenting Shares” means any shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal rights shall have been perfected, and not waived, withdrawn or lost, in accordance with the DGCL or the CCC in connection with the Merger.
“EEA” means the European Economic Area.

“Encumbrance” means, with respect to any asset, any mortgage, easement, encroachment, equitable interest, right of way, deed of trust, lien (statutory or other), pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, community property interest, adverse claim of title, ownership or right to use, right of first refusal, restriction or other encumbrance of any kind in respect of such asset (including any restriction on (i) the voting of any security or the transfer of any security or other asset, (ii) the receipt of any income derived from any asset, (iii) the use of any asset and (iv) the possession, exercise or transfer of any other attribute of ownership of any asset).
“Environmental, Health and Safety Requirements” means all Applicable Law concerning or relating to worker/occupational health and safety, or pollution or protection of the environment, including those relating to the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, recycling, transfer, storage, disposal, distribution, importing, labeling, testing, processing, discharge, release, threatened release, control or other action or failure to act involving cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now in effect.
“Equity Interests” means, with respect to any Person, any capital stock of, or other ownership, membership, partnership, joint venture or equity interest in, such Person or any indebtedness, securities, options, warrants, call, subscription or other rights or entitlements of, or granted by, such Person or any of its Affiliates that are convertible into, or are exercisable or exchangeable for, or giving any Person any right or entitlement to acquire any such capital stock or other ownership, partnership, joint venture or equity interest, in all cases, whether vested or unvested.
“Escrow Amount” means $40,000,000.
“FIRPTA” means the Foreign Investment in Real Property Tax Act of 1980, as amended.
“Fully Diluted Company Common Stock” means the sum, without duplication, of (i) the aggregate number of shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time, (ii) the aggregate number of shares of Company Common Stock that are issuable upon the exercise of vested In the Money Options or other direct or indirect rights to acquire shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time, (iii) the aggregate number of shares of Company Capital Stock that would be issuable upon the conversion of any convertible securities of the Company outstanding immediately prior to the Effective Time, including the Company Preferred Stock, and (iv) the aggregate number of shares of Company Capital Stock purchasable under or otherwise subject to any rights (other than Company Options) to acquire shares of Company Capital Stock (whether or not immediately exercisable) outstanding immediately prior to the Effective Time.
“GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, that are applicable to the circumstances of the date of determination, consistently applied.
“Government Official” means (i) any official, employee, agent or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, (ii) any political party, political party official or candidate for political office, (iii) any official, employee, agent or representative of, or any Person acting in an official capacity for or on behalf of, a company, business, enterprise or other entity owned or controlled by any Governmental Entity or (iv) any official, employee, agent or representative of, or any Person acting in an official capacity for or on behalf of, a public international organization.
“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other Government Official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any executive, legislative, judicial, regulatory, Tax Authority or other functions of, or pertaining to, government authority (including any governmental or political division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“In the Money Options” means the unexercised, validly issued and unexpired Company Options or portions of Company Options that are outstanding immediately prior to the Effective Time and that have an exercise price that is less than the Amount Per Share, whether vested or unvested.
“In the Money Warrant” means a Company Warrant (or portion thereof, as applicable) that is outstanding and vested and unexercised as of immediately prior to the Closing and that has an exercise price per share that is less than the Amount Per Share.
“IRS” means the U.S. Internal Revenue Service.
“knowledge” means, in the case of the Company, the knowledge of the Named Employees, [*], [*], [*] and [*] after reasonable inquiry of their direct reports with operational responsibility for the matters in question.
“Legal Proceeding” means any private or governmental action, inquiry, claim, counterclaim, proceeding, suit, hearing, litigation, audit or investigation, in each case by or before a Governmental Entity and whether civil, criminal, administrative, judicial or investigative, or any appeal therefrom.
“Liabilities” (and, with correlative meaning, “Liability”) means all debts, liabilities, commitments and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, liquidated or unliquidated, asserted or unasserted, known or unknown, whenever or however arising, including those arising under Applicable Law or any Legal Proceeding or Order of a Governmental Entity and those arising under any Contract, regardless of whether such debt, liability, commitment or obligation would be required to be reflected on a balance sheet prepared in accordance with GAAP or disclosed in the notes thereto.
“Material Adverse Effect” with respect to any Person means any change, event, violation, inaccuracy, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, and regardless of whether such Effect constitutes an inaccuracy in the representations or warranties made by, or a breach of the covenants, agreements or obligations of, such Person herein, (i) is, or would reasonably be expected to be or become, materially adverse in relation to the near-term or longer-term financial condition, business, operations or results of operations of such Person and its subsidiaries, taken as a whole, except to the extent that any such Effect directly results from: (A) changes in general economic conditions or the global economy generally (including changes in the financial, debt, capital, credit or securities markets, including interest or exchange rates) (provided that such changes do not affect such Person disproportionately as compared to such Person’s competitors (in which case, only the extent of such disproportionate effect shall be taken into account when determining whether there is a “Material Adverse Effect”)), (B) changes affecting the industry generally in which such Person operates (provided that such changes do not affect such Person disproportionately as compared to such Person’s competitors (in which case, only the extent of such disproportionate effect shall be taken into account when determining whether there is a “Material Adverse Effect”)), (C) changes in Applicable Law or GAAP or the enforcement or interpretation of any of the foregoing (provided that such changes do not affect such Person disproportionately as compared to such Person’s competitors (in which case, only the extent of such disproportionate effect shall be taken into account when determining whether there is a “Material Adverse Effect”)), (D) changes resulting from geopolitical conditions, outbreaks of hostilities, acts of war, sabotage, terrorism, earthquakes, hurricanes, tsunamis, tornados, floods, mudslides, wildfire, or other natural disasters and other force majeure events (provided that such changes do not affect such Person disproportionately as compared to such Person’s competitors (in which case, only the extent of such disproportionate effect shall be taken into account when determining whether there is a “Material Adverse Effect”)), (E) epidemics, pandemics or disease outbreaks (including COVID-19), the results of actions of a Governmental Entity in response thereto, the economic impact thereof, and in respect of each of the foregoing, any worsening or other changes thereto (provided that such changes do not affect such Person disproportionately as compared to such Person’s competitors (in which case, only the extent of such disproportionate effect shall be taken into account when determining whether there is a “Material Adverse Effect”)), (F) changes in regulatory, legislative or political conditions in the United States or any other country or region in the world (provided that such changes do not affect such Person disproportionately as compared to such Person’s competitors (in which case, only the extent of such disproportionate effect shall be taken into account when determining whether there is a “Material Adverse Effect”)), (G) the announcement by Acquirer of this Agreement or the Transactions, solely to the extent such Effect is demonstrated to be as a result of the identity of Acquirer, (H) any action taken (or failed to be taken) by the Company to the extent required by this Agreement or requested by Acquirer in writing, (I) any failure to meet financial projections, estimates or forecasts (it being understood that the underlying cause of such failure may be taken into account if otherwise eligible pursuant to this proviso) or (ii) materially and adversely affects, or would reasonably be expected to materially and adversely affect, such Person’s ability to consummate the Transactions in accordance with this Agreement and Applicable Law.
“Merger Consideration” means (i) the Purchase Price, plus (ii) the Aggregate Exercise Price, plus (iii) the Company Closing Cash, plus (iv) the Closing Net Working Capital Surplus, if any, minus (v) the Closing Net Working Capital Shortfall, if any, minus (vi) the amount of Transaction Expenses that are unpaid as of the Closing minus (vii) the amount of outstanding Company Debt as of the Closing Date.
“NYSE” means the New York Stock Exchange.
“Order” means any judgment, writ, decree, stipulation, determination, decision, award, rule, preliminary or permanent injunction, temporary restraining order or other order.
“Permitted Encumbrances” means: (i) statutory liens for Taxes that are not yet delinquent or liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established, (ii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Applicable Law, (iv) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, (v) liens in favor of customs and revenue authorities arising as a matter of Applicable Law to secure payments of customs duties in connection with the importation of goods, (vi) any non-exclusive license of Intellectual Property and attendant contractual restrictions, (vii) nonexclusive object code licenses of software by the Company in the ordinary course of business consistent with past practice, and (viii) contractual restrictions on inbound licenses to Third-Party Intellectual Property.
“Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, limited liability partnership, trust, estate, proprietorship, joint venture, business organization or Governmental Entity.
“Pre-Closing Taxes” means, without duplication, any (i) Taxes of the Company and each of the Subsidiaries for a Pre-Closing Tax Period and (ii) any Taxes of any other Person for which the Company or any of the Subsidiaries is liable if the agreement, event or occurrence giving rise to such Taxes was entered into, occurred or arose on or before the Closing Date. For clarity, Pre-Closing Taxes includes (i) any payroll Taxes or other Taxes of the Company arising in connection with any payment required pursuant to, or arising as a result of, this Agreement or the Transactions, whether or not such Taxes are due and payable as of the Closing Date (but for the avoidance of doubt, excluding any payroll or employment Taxes related to compensatory payments for services performed after the Closing), and (ii) any Taxes of the Company or any of the Subsidiaries arising as a result of any income inclusion under Section 951 of the Code in any Taxable period by reason of Section 965 of the Code (or any analogous or similar provision under any state law) notwithstanding any election to defer the payment of such Taxes under Section 965(h) of the Code and whether or not such Taxes are due and payable as of the Closing Date. In the case of any Taxes of the Company or any of the Subsidiaries that are imposed on a periodic basis and that are payable for a Taxable period that includes (but does not end on) the Closing Date, (i)

Taxes based upon income, gains, sales, proceeds, profits, receipts, wages, compensation, payments or similar items shall be treated as Pre-Closing Taxes based on a closing of the books as of the end of the Closing Date, and (ii) any other Taxes shall be treated as Pre-Closing Taxes in an amount equal to the amount of such Taxes for the entire Taxable period multiplied by a fraction, the numerator of which is the number of days in the Taxable period through and including the Closing Date, and the denominator of which is the total number of days in the taxable period; provided that any Taxes of the Company and each of the Subsidiaries arising as a result of any income inclusion under Section 951 or 951A of the Code shall be deemed to arise in a Pre-Closing Tax Period to the extent such inclusion is attributable to the income of a foreign entity arising in any such period; provided, further, that such inclusion shall be calculated as if the Taxable year (as determined for U.S. federal income Tax purposes) of such foreign entity ended on the Closing Date. Any credits for a Taxable period that includes (but does end on) the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date. Notwithstanding any provision to the contrary in this definition, Pre-Closing Taxes shall not include (a) any Taxes arising from any transactions outside the ordinary course of business entered into by the Company at the direction of Acquirer on the Closing Date after the Closing, other than any transaction explicitly contemplated by this Agreement, (b) Acquirer’s share of any Transfer Taxes pursuant to Section 1.7 or (c) any Taxes arising from an election by Acquirer or its Affiliates under Section 338(g) or 336 of the Code with respect to the Merger.
“Pre-Closing Tax Period” means any Taxable period (or portion thereof) ending on or prior to the Closing Date.
“Pro Rata Share” means, with respect to each Converting Holder, a fraction, the numerator of which is the aggregate amount of cash such Converting Holder is entitled to receive pursuant to Section 1.3(a)(i) with respect to shares of Company Capital Stock, Section 1.3(a)(iii) with respect to vested In the Money Options and Section 1.3(a)(iv) with respect to In the Money Warrants, and the denominator of which is the aggregate amount of cash that all Converting Holders are entitled to receive pursuant to Section 1.3(a)(i) with respect to shares of Company Capital Stock, Section 1.3(a)(iii) with respect to vested In the Money Options and Section 1.3(a)(iv) with respect to In the Money Warrants.
“PTO” means, with respect to any employee the liabilities with respect to all accrued or unused and unpaid vacation, sick leave, other paid time off and any statutory employee accruals of a substantially similar nature required by Applicable Law (for the avoidance of doubt, excluding notice and severance accruals), in each case, as of the Closing Date.
“Purchase Price” means $400,000,000.
“Representatives” means, with respect to a Person, such Person’s officers, directors, Affiliates, stockholders or employees, or any investment banker, attorney, accountant, auditor or other advisor or representative retained by any of them.
“Securities Act” means the Securities Act of 1933, as amended.
“Standard Outbound IP Licenses” means: (A) Contracts with customers containing nonexclusive licenses granted in the ordinary course of business, (B) licenses to Confidential Information under non-disclosure and confidentiality agreements entered into in the ordinary course of business and consistent with past practice, (C) nonexclusive license agreements for licenses to Company-Owned Intellectual Property or Company Products granted by the Company or its Subsidiaries to vendors and service providers for the limited purpose of providing the applicable services to the Company, or (D) non-exclusive licenses granted by the Company or any of its Subsidiaries in the ordinary course of business for the use of the Company or a Subsidiary’s name or logo for marketing or similar purposes.
“subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other Person of which such Person, either alone or together with one or more subsidiaries or by one or more other subsidiaries (i) directly or indirectly owns or purports to own, beneficially or of record securities or other interests representing more than 50% of the outstanding equity, voting power, or financial interests of such other Person or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such other Person’s board of directors or other governing body.
“Subsidiary” means any subsidiary of the Company.
“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, fringe benefit, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, unclaimed property or escheat, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (each, a “Tax Authority”), (ii) any Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.
“Tax Return” means any return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) filed or required to be filed with respect to Taxes.
“Transaction Document” means, collectively, this Agreement and each other agreement or document referred to in this Agreement or to be executed in connection with any of the Transactions.
“Transaction Expenses” means all third-party fees, costs, expenses, payments and expenditures incurred by or on behalf of the Company in connection with the Merger, this Agreement and the Transactions, whether or not incurred, billed or accrued (including (i) any fees, costs, expenses, payments and expenditures of legal counsel and accountants, (ii) the maximum amount of fees, costs, expenses, payments and expenditures payable to brokers, finders, financial advisors, investment bankers or similar Persons notwithstanding any earn-outs, escrows or other contingencies, (iii) all commission obligations, bonuses or severance obligations owed by the Company or the Subsidiaries to any of their respective directors, employees and/or consultants in connection with the Merger, including the Company Bonuses, that are unpaid as of the Closing (excluding (x) any notice and severance payments made to Identified Employees (provided that the amount of such notice and severance payments is mutually agreed upon by the Company and Acquirer) and (y) any such payment that is triggered by the subsequent termination of employment with Acquirer), (iv) the cost of a six-year D&O “tail policy” to be procured prior to the Closing and (v) any such fees, costs, expenses, payments and expenditures incurred by Company Securityholders paid for or to be paid for by the Company).
“Unvested Company Shares” means shares of Company Capital Stock that are not vested under the terms of any Contract with the Company or subject to forfeiture or a right of repurchase by the Company (including any stock option agreement, stock option exercise agreement or restricted stock purchase agreement).
Other capitalized terms used herein and not defined in this Exhibit A shall have the meanings assigned to such terms in the following Sections:

“2010 Health Care Law”    2.12(i)
“280G Stockholder Approval”    5.15
“401(k) Plan”    1.2(b)(ix)
“Accounts Receivable”    2.4(e)
“Acquirer”    Preamble
“Acquirer Merger Consideration Notice”    1.5(b)
“Acquirer’s Difference”    1.5(h)
“Agreement”    Preamble
“Agreement Date”    Preamble
“Antitrust Laws”    5.4(b)
“Antitrust Restraint”    5.4(c)
“Author”    2.10(g)
“Awards”    5.12
“Basket”    8.3(a)
“Board”    Recitals
“Bonus Agreement”     1.2(b)(xxiii)
“Bonus Recipient”    5.19
“Bylaws”    1.2(b)(ii)
“Certificate of Incorporation”    1.2(b)(ii)
“Certificate of Merger”    1.1(d)
“Certificates”    1.4(a)(i)
“Claim Certificate”    8.5(a)
“Claims Period”    8.4
“Closing”    1.1(c)
“Closing Date”    1.1(c)
“COBRA”    2.12(i)
“Company”    Preamble
“Company Authorizations”    2.8(b)
“Company Balance Sheet”    2.4(b)
“Company Balance Sheet Date”    2.4(b)
“Company Bonus”    5.19
“Company Data”    2.10(a)(i)
“Company Data Agreement”    2.10(a)(ii)
“Company Databases”    2.10(a)(iii)
“Company Disclosure Letter”    Article II
“Company Employee Plans”    2.12(a)
“Company Intellectual Property”    2.10(a)(iv)
“Company Intellectual Property Agreements”    2.10(a)(v)
“Company-Licensed Data”    2.10(a)(vi)
“Company-Owned Data”    2.10(a)(vii)
“Company-Owned Intellectual
Property”    2.10(a)(viii)
“Company Privacy Commitments”    2.10(a)(ix)
“Company Privacy Policies”    2.10(a)(x)
“Company Products”    2.10(a)(xi)
“Company Registered Intellectual Property”    2.10(a)(xii)
“Company Source Code”    2.10(a)(xiii)
“Company Stockholder Approval”    2.3(a)
“Company Voting Debt”    2.2(e)
“Company Websites”    2.10(a)(xiv)
“Confidential Information”    2.10(i)
“Confidentiality Agreement”    5.3(a)
“Consenting Stockholders”    Recitals
“Converting Holders’ Agent”    Preamble
“Converting Holders’ Agent’s Difference”    1.5(h)
“D&O Indemnified Person”     5.16(b)
“Designated Employees”    5.10(a)
“Effective Time”    1.1(d)
“Employee Representative”    2.12(m)
“ERISA”    2.12(a)
“ERISA Affiliate”    2.12(a)
“Escrow Agent”    8.1(a)
“Escrow Agreement”    1.2(a)(ii)
“Escrow Fund”    8.1(a)
“Escrow Release Date”    8.1(a)
“Expense Fund”     8.7(d)
“Export Approvals”    2.20
“Final Merger Consideration”    1.5(f)
“Final Merger Consideration Shortfall”    1.5(f)
“Final Merger Consideration Surplus”    1.5(g)
“Financial Statements”    2.4(a)
“Government Contract”    2.16(a)(xxvii)
“Gunderson”    9.14
“HIPAA”    2.10(p)(ix)
“Holdback Agreement”    Recitals
“Holdback Employee”    Recitals
“ICT Infrastructure”    2.10(a)(xv)
“Identified Contractor”     1.2(b)(xv)

“Identified Employees”    5.10(a)
“Indemnifiable Damages”    8.2(a)
“Indemnified Person”    8.2(a)
“Intellectual Property”    2.10(a)(xvi)
“Intellectual Property Rights”    2.10(a)(xvii)
“Labor Agreement”    2.12(m)
“Letter of Transmittal”    1.4(a)(i)
“Material Contracts”    2.16(a)
“Merger”    Recitals
“Merger Consideration Calculations”     1.5(b)
“Merger Sub”    Preamble
“Named Employee”    Recitals
“New Litigation Claim”    5.6
“Non-Competition Agreement”    Recitals
“Notice of Objection”    1.5(c)
“Offer Letter”    Recitals
“Open Source Materials”    2.10(a)(xviii)
“Option Payments”    1.3(a)(iii)
“Option Promisees”    1.2(b)(xxiv)
“Option Waiver”     1.2(b)(xxii)
“Optionholder Agreement”     1.2(b)(xxi)
“Parachute Payment Waiver”    1.2(b)(xix)
“Paying Agent”    1.4(a)(ii)
“Permitted Issuances”    4.2(e)
“Personal Data”    2.10(a)(xix)
“Privacy Laws”    2.10(a)(xx)
“Process” or “Processing”    2.10(a)(xxi)
“Promised Option Waiver
Agreement”     1.2(b)(xxiv)
“Proprietary Information and Technology”    2.10(a)(xxii)
“R&D Sponsor”    2.10(e)
“Representative Losses”     8.7(b)
“Requisite Stockholder Approval”    6.3(i)
“Reviewing Accountant”    1.5(e)
“Roadmap”     2.10(a)(xi)
“Section 280G Payments”    5.15
“Security Incident”    2.10(q)(i)
“Security Reports”    1.2(b)(xxix)
“Seller Group”    9.14
“Seller Prepared Tax Returns”    5.14(c)
“Separation Agreement”    1.2(b)(xiv)
“Significant Customer”    2.21
“Significant Supplier”    2.22
“Special Claims”    8.3(b)
“Special Representations”    8.3(b)
“Spreadsheet”    5.8
“SRS Engagement Letter”    8.7(b)
“Standard Inbound IP Licenses”    2.16(a)(v)
“Standard On Form Outbound IP
Licenses”    2.16(a)(v)
“Stockholder Agreement”     Recitals
“Stockholder Notice”    5.1(c)
“Surviving Corporation”    1.1(a)
“Tax Authority”    “Tax”
“Tax Proceeding”    5.14(d)
“Termination Date”    7.1(b)
“Third-Party Claim”    8.8
“Third-Party Intellectual
Property”    2.10(a)(xxiii)
“Tracking Data”    2.10(a)(xxiv)
“Transactions”    Recitals
“Transfer Taxes”    1.7
“Unvested Cash”     1.3(a)(ii)
“Upgrades”     1.2(b)(xxix)
“U.S. Continuing Employee”     1.2(b)(v)
“WARN Act”    2.12(i)
“Warrant Cancellation Agreements”    1.2(b)(xxx)
“Written Consent”    Recitals